                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

   Filed by the Registrant [X]

   Filed by a Party other than the Registrant [_]

   Check the appropriate box:
   [_] Preliminary Proxy Statement        [_] Confidential, for Use of the
                                          Commission Only
                                             (as permitted by Rule 14a-
                                             6(e)(2))

   [X] Definitive Proxy Statement

   [_] Definitive Additional Materials

   [_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section
240.14a-12

                          EDGEWATER TECHNOLOGY, INC.
  ------------------------------------------------------------------------
             (Name of Registrant as Specified In Its Certificate)

  ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

   [_] No fee required.

   [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
11.

  1) Title of each class of securities to which transaction applies:
    N/A

  2) Aggregate number of securities to which transaction applies:
    N/A

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    The filing fee is calculated based upon a sale price of $31,000,000 pursuant to Rule 0-11(c)(2)

  4) Proposed maximum aggregate value of transaction:
    $31,000,000

  5) Total fee paid:
    $6,200

[X] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  6) Amount Previously Paid:
    N/A

  7) Form, Schedule or Registration Statement No.:
    N/A

  8) Filing Party:
    N/A

  9) Date Filed:
    N/A

                    [EDGEWATER TECHNOLOGY LOGO APPEARS HERE]

                                                                February 5, 2001

Dear Stockholder:

   You are cordially invited to attend a Special Meeting of the Stockholders (the "Special Meeting") of Edgewater Technology, Inc. ("Edgewater") on March 14, 2001 to be held at The McLean Hilton, McLean, Virginia, at 10:00 a.m. local time. At the Special Meeting, you will be asked:

     (1) To approve the Stock Purchase Agreement between Edgewater and Cross Country TravCorps, Inc., dated as of December 15, 2000 (the "Stock Purchase Agreement"), and the transactions contemplated thereunder involving the sale by Edgewater of its clinical trials staffing and support service business that is conducted through its wholly-owned subsidiaries, ClinForce, Inc. and CFRC, Inc., for $31 million in cash, before fees and expenses and subject to potential upward or downward post-closing adjustment (collectively, the "Transaction").

     (2) To transact such other business as may properly come before the Special Meeting.

   After careful consideration, the Edgewater Board of Directors has unanimously determined that the Stock Purchase Agreement and the Transaction are in the best interests of Edgewater. Accordingly, the Board of Directors has unanimously approved the Stock Purchase Agreement and the Transaction and unanimously recommends that the stockholders of Edgewater vote FOR approval of the Stock Purchase Agreement and the Transaction.

   A detailed description of the Stock Purchase Agreement and the Transaction is set forth in the accompanying proxy statement, which you should read carefully. Your participation in the Special Meeting, in person or by proxy, is important. Whether or not you expect to attend the Special Meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the Special Meeting you may vote in person, even if you previously returned your proxy card.

   Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ Clete T. Brewer

                                          Clete T. Brewer
                                          Chairman and Chief Executive Officer

                           EDGEWATER TECHNOLOGY, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 14, 2001

                               ----------------

To the Stockholders of Edgewater Technology, Inc.:

   Notice Is Hereby Given that a Special Meeting of the Stockholders (the "Special Meeting") of Edgewater Technology, Inc., a Delaware corporation ("Edgewater"), will be held on March 14, 2001 at 10:00 a.m. local time, and will be held at The McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia, for the following purposes:

     (1) To approve the Stock Purchase Agreement between Edgewater and Cross Country TravCorps, Inc., dated as of December 15, 2000 (the "Stock Purchase Agreement"), and the transactions contemplated thereunder involving the sale by Edgewater of its clinical trials staffing and support service business that is conducted through its wholly-owned subsidiaries, ClinForce, Inc. and CFRC, Inc., for $31 million in cash, before fees and expenses and subject to potential upward or downward post-closing adjustment (collectively, the "Transaction").

     (2) To transact such other business as may properly come before the Special Meeting.

   A detailed description of the Stock Purchase Agreement and the Transaction is set forth in the accompanying proxy statement, which you should read carefully.

   The Edgewater Board of Directors has fixed the close of business on February 5, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting of the Stockholders of Edgewater and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors


                                          /s/ Gordon Y. Allison
                                          Gordon Y. Allison
                                          Corporate Secretary

Fayetteville, Arkansas
February 5, 2001


 All Edgewater Stockholders are cordially invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that attendance at the meeting will not by itself revoke a proxy. Furthermore, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                           EDGEWATER TECHNOLOGY, INC.

                               ----------------

                                PROXY STATEMENT
                      FOR SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

                                 MARCH 14, 2001

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board of Directors") of Edgewater Technology, Inc., a Delaware corporation (which we refer to alternatively as "we," "us," the "Company" or "Edgewater"), for use at the Special Meeting of the Stockholders of Edgewater to be held on March 14, 2001 at 10:00 a.m. local time, or at any adjournment or postponement thereof (collectively, the "Special Meeting").

   The Special Meeting will be held to approve the Stock Purchase Agreement between Edgewater and Cross Country TravCorps, Inc. ("Cross Country"), dated as of December 15, 2000 (the "Stock Purchase Agreement"), and the transactions contemplated thereunder involving the sale by Edgewater of its clinical trials staffing and support service business (collectively, "ClinForce") that is conducted through its wholly-owned subsidiaries, ClinForce, Inc. and CFRC, Inc., for $31 million in cash, before fees and expenses and subject to potential upward or downward post-closing adjustment (collectively, the "Transaction").

   Edgewater is mailing this proxy statement and accompanying proxy card on or about February 7, 2001, to all stockholders entitled to vote at the Special Meeting. Edgewater will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Edgewater common stock ("Common Stock") beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Edgewater. No additional compensation will be paid to directors, officers or other regular employees for such services.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE TRANSACTION...............................  ii
SUMMARY...................................................................   1
SPECIAL MEETING...........................................................   8
THE TRANSACTION...........................................................  10
 Background of the Transaction............................................  10
 Reasons for the Transaction..............................................  12
 Recommendation of the Edgewater Board....................................  12
 Opinion of Financial Advisor to Edgewater................................  13
 Interests Of Management Or Directors In The Transaction..................  17
 Regulatory Matters.......................................................  18
 Material Federal Income Tax Consequences.................................  18
 Accounting Treatment.....................................................  19
 Appraisal Rights.........................................................  19
THE STOCK PURCHASE AGREEMENT..............................................  20
THE CLINFORCE BUSINESS WE PROPOSE TO SELL THROUGH THE TRANSACTION.........  22
EDGEWATER FOLLOWING COMPLETION OF THE TRANSACTION.........................  23
 Overview of the Edgewater eSolutions Business............................  23
 Industry Dynamics .......................................................  24
 Market Opportunity.......................................................  24
 Our Competitive Advantages...............................................  25
 Business Strategy........................................................  26
 Products, Services, Vertical Markets, Methodology and Technical
  Specialization..........................................................  27
 Representative Customer Engagements......................................  29
 Professional Recruitment, Retention and Development......................  32
 Marketing and Sales......................................................  33
 Competition..............................................................  33
 Intellectual Property....................................................  34
 A Look Ahead--Potential Future Strategies, Transactions and Changes......  34
 Factors Affecting Edgewater Following the Transaction....................  35
 Management of Edgewater Following the Transaction........................  41
 Edgewater Properties.....................................................  41
EDGEWATER TECHNOLOGY, INC. UNAUDITED PRO FORMA FINANCIAL STATEMENTS.......  42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............  49
LEGAL PROCEEDINGS INVOLVING EDGEWATER.....................................  51
ADDITIONAL INFORMATION....................................................  51
FORWARD LOOKING STATEMENTS................................................  52
EXPERTS...................................................................  53
OTHER MATTERS; STOCKHOLDER PROPOSALS FOR SPECIAL MEETING..................  53
2001 ANNUAL MEETING OF STOCKHOLDERS.......................................  54

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q. Why are we selling ClinForce?

A. During the second half of 1999, our Board of Directors authorized management to embark upon a plan to maximize stockholder value. Working together with our financial advisor, Credit Suisse First Boston Corporation, we evaluated each of our business units and evaluated numerous means to accomplish this goal. After careful consideration, we decided to focus our energies and growth initiatives on our eSolutions services business in light of business and financial market circumstances and the growth prospects for that business relative to our other businesses. As part of this effort, we completed the disposition of four non-eSolutions businesses during 2000. ClinForce is our only remaining non-eSolutions business, and we propose to dispose of that business through the Transaction to focus our efforts exclusively on our eSolutions business.

Q. When do you expect the Transaction to be completed?

A. We hope to complete the Transaction after receipt of stockholder approval and the satisfaction of all other conditions to closing. If all conditions are satisfied quickly with no delays, the Transaction could close as early as March 14, 2001.

Q. What happens if the Transaction is not completed?

A. If the Transaction is not completed, we may not be able to sell ClinForce on favorable terms, or at all. Until such time as we would be able to sell ClinForce, we would continue to operate two separate businesses, the eSolutions business and ClinForce, between which there are currently no synergies or operating efficiencies. Therefore, our resources and employees would continue to be divided between these two businesses. In addition, the scheduled move of our corporate headquarters to Wakefield, Massachusetts in the second quarter of 2001 could be delayed, thereby causing us to incur additional overhead expenses on a continuing basis. It may also become more difficult for the trading markets to accurately value our Common Stock in light of the disparate businesses conducted by our eSolutions segment and ClinForce, particularly since there are no pure-play comparable publicly traded clinical trial staffing services companies.

Q. What do I need to do to vote?

A. After you have finished reading this document, you should complete your white proxy card. Indicate on your proxy card how you want to vote, sign it and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares may be represented and voted at the Special Meeting.

Q. If my broker holds my shares in "street name," will my broker vote my shares for me?

A. No, unless you specifically direct your broker how to vote. Your shares are held in "street name" if your broker, rather than you, has physical possession of the shares that you own in your brokerage account. If you are the beneficial owner of shares held in "street name" by a broker, then the broker, as the record holder of the shares, is required to vote those shares only in accordance with your instructions. You should contact your broker to instruct your broker how to vote.

Q. What happens if I do not tell my broker how to vote my "street name" shares?

A. If you do not instruct your broker how to vote, your "street name" shares will not be voted. Your broker will only vote your "street name" shares if you follow the directions your broker will provide to you regarding how to vote your shares. Since we need the majority vote of our outstanding shares to approve the Transaction, a failure to instruct a broker how to vote "street name" shares will have the effect of a negative vote for the Transaction.

Q. What happens if I "abstain" concerning my vote?

A. An abstention is a decision by a stockholder to take a neutral position on a proposal being submitted to stockholders at a meeting. Since we need a majority vote of the outstanding shares to approve the Transaction, an abstention will have the effect of a negative vote for the Transaction.

Q. Can I change my vote after I have mailed my signed proxy card?

A. Yes. You can change your vote at any time before your proxy is voted at the Special Meeting.

Q. Should I send in my stock certificates?

A. No. The number of shares of Common Stock that you own will not be affected by the Transaction and you should not send in certificates in response to the Transaction.

Q. How does the Transaction impact my stock ownership?

A. The Transaction will have no impact on any stockholder's stock ownership. For example, if a stockholder owns 100 shares of Common Stock from the record date of the Special Meeting through the date of the Special Meeting, that stockholder will continue to own 100 shares following the vote taken for the Transaction at the Special Meeting.

Q. If I have more questions, who can answer them?

A. You should contact our proxy solicitor:

   Corporate Investor Communications, Inc.
   111 Commerce Road
   Carlstadt, New Jersey 07072-2586
   (800) 752-5316

                                    SUMMARY

   This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the Transaction fully and for a more complete description of the legal terms of the Transaction, you should read carefully this entire proxy statement, the Stock Purchase Agreement attached hereto as Appendix A and the fairness opinion of Credit Suisse First Boston attached hereto as Appendix B. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. In addition, we have incorporated by reference important business and financial information about Edgewater in this proxy statement. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled "Additional Information" on page 51.

                           Edgewater Technology, Inc.

   Edgewater currently provides business and human resources solutions through two segments. The eSolutions segment consists of Edgewater Technology (Delaware), Inc., an eSolutions consulting firm we acquired effective April 1, 1999 that provides eCommerce software solutions, consulting and web development, as well as outsourcing and hosting to help companies execute Internet-based business or applications. The clinical segment, which consists of our subsidiaries, ClinForce, Inc. and CFRC, Inc., provides clinical trials staffing and support services. Through the Transaction, we plan to focus our energies and resources on our eSolutions segment, described below. We are headquartered at 302 East Millsap Road, Fayetteville, AR 72703, although it is contemplated that, if the Transaction is approved, our headquarters will be moved to Wakefield, Massachusetts during the second quarter of 2001. Our telephone number is (501) 973-6084.

                              The Special Meeting

   The Special Meeting will be held at The McLean Hilton, McLean, Virginia, at 10:00 a.m. local time, on March 14, 2001. At the Special Meeting, our stockholders will be asked to consider and vote on a proposal to approve the Stock Purchase Agreement and the Transaction. Only stockholders of record of Common Stock at the close of business on February 5, 2001 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. On the Record Date, there were outstanding and entitled to vote 12,477,684 shares of Common Stock. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Special Meeting.

                                The Transaction

Terms of the Transaction (page 10)

   On December 15, 2000, we entered into the Stock Purchase Agreement to sell all of the outstanding stock of the two subsidiaries that comprise ClinForce to Cross Country for approximately $31 million in cash, before fees and expenses and subject to potential upward or downward post-closing adjustment, based on changes to the net working capital of ClinForce between October 31, 2000 and the closing date of the Transaction. The Transaction is subject to a number of conditions, including approval by our stockholders. Assuming our stockholders approve the Transaction, we currently expect the Transaction to be consummated late in the first quarter of 2001.

Background of the Transaction (page 10)

   In response to market developments and with guidance from our financial advisor Credit Suisse First Boston Corporation ("Credit Suisse First Boston"), during the second half of 1999, we began to explore strategic alternatives for each of our business platforms in an effort to maximize stockholder value. In furtherance of these efforts we have undergone a comprehensive refocusing of the Company, which has included the divestitures of our non-eSolutions businesses and the expansion of our eSolutions business. In the summer and fall of 2000, we sold our Commercial Services segment and three of our businesses that operated in the Professional/Information Technology ("IT") segment. On December 15, 2000, we entered into an agreement with Cross Country for the sale of ClinForce for approximately $31 million, before fees and expenses and subject to potential upward or downward post-closing adjustment.

Reasons for the Transaction (page 12)

   In approving the Transaction and deciding to recommend the Transaction to you, the Board of Directors considered, among other factors, the following:

  . Current industry, economic and financial conditions relating to the Company as a whole, and ClinForce separately, as well as the financial condition, assets, liabilities, businesses, operations and prospects of the Company as a whole and of ClinForce, separately, both on an historical and prospective basis;

  . The viability of, and growth prospects for, the eSolutions business on a stand-alone basis;

  . The lack of synergies between the ClinForce and eSolutions businesses and the absence of operating efficiencies associated with these businesses; and

  . The recent market prices for our Common Stock and the consideration to be received in the Transaction.

Recommendation of the Board of Directors of Edgewater (page 12)

   THE EDGEWATER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION AND HAS DETERMINED THAT THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION ARE IN THE BEST INTERESTS OF EDGEWATER. ACCORDINGLY, THE EDGEWATER BOARD HAS UNANIMOUSLY RECOMMENDED THAT THE EDGEWATER STOCKHOLDERS VOTE FOR APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION.

Opinion of Financial Advisor to Edgewater (page 13)

   Credit Suisse First Boston has delivered a written opinion, dated as of December 15, 2000, to us to the effect that, based on and subject to the matters described in the opinion, the consideration to be received by Edgewater pursuant to the Transaction is fair to Edgewater from a financial point of view.

Regulatory Matters (page 18)

   Edgewater has filed the required notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the required waiting period of that Act has expired.

Material Federal Income Tax Consequences (page 18)

   Pursuant to the Stock Purchase Agreement, we are selling all of the outstanding shares of the two subsidiaries that comprise ClinForce, although for federal income tax purposes the Transaction is being treated as a sale of assets. The Transaction will be a taxable transaction for us, resulting in a gain for tax purposes measured by the difference between the amount realized on the sale of the assets and our adjusted basis in the assets. We anticipate that substantially all of the gain that we recognize will be offset by prior years' net operating loss carryforwards. Our stockholders will experience no direct federal income tax consequences as a result of the Transaction.

Accounting Treatment (page 19)

   The Transaction is to be reflected in our financial statements as a disposal of a segment of a business within the meaning of Accounting Principles Board Opinion No. 30.

Appraisal Rights (page 19)

   Under Delaware law, Edgewater stockholders do not have appraisal rights as a result of the Transaction.

                     Risks of Not Approving the Transaction

   Under the terms of the Stock Purchase Agreement, either Edgewater or Cross Country may terminate the Stock Purchase Agreement if the Stock Purchase Agreement and Transaction are not approved by Edgewater's stockholders. If the Stock Purchase Agreement is terminated, we may be unable to sell ClinForce at a satisfactory price, if at all. Until such time as we would be able to sell ClinForce, we would continue to operate two separate businesses, the eSolutions business and ClinForce, between which there are currently no synergies or operating efficiencies. Therefore, if the Stock Purchase Agreement and Transaction were not approved, we would be subject to the following risks and adverse circumstances:

  . our resources and employees would continue to be divided between two disparate businesses;

  . our management would not be able to devote as much time to our business strategy to focus exclusively on our eSolutions business;

  . we would likely incur additional expenses in pursuing an alternative
    ClinForce sale transaction or in continuing to operate ClinForce in addition to focusing future growth plans on our eSolutions business; and

  . it may become more difficult for the market to accurately value our Common Stock in light of the disparate businesses conducted by the eSolutions business and ClinForce, particularly since there are no pure-play comparable publicly traded clinical trial staffing services companies.

   You should also consider the risks contained in "Factors Affecting Edgwater Following the Transaction," beginning on page 35.

       The ClinForce Business We Propose to Sell Through the Transaction

   ClinForce is a highly specialized provider of clinical trials staffing services in the United States. ClinForce supplies contract and permanent staff for the clinical trials industry, including Preclinical and Phase I-IV trials for pharmaceutical, biotechnology and medical device companies. Services offered by ClinForce include staffing and quality assurance of clinical research associates, project management, data management, and expert investigators. For additional information regarding ClinForce, we urge you to carefully review the section of this proxy statement that is entitled "The ClinForce Business We Propose to Sell Through the Transaction" beginning on page 22.

                          The Stock Purchase Agreement

   The Stock Purchase Agreement contains a number of representations and warranties about Cross Country's and our corporate and business matters. We have agreed under the Stock Purchase Agreement to indemnify Cross Country for certain taxes and certain damages incurred as a result of any misrepresentations or breaches of only certain of our representations or warranties. We also agreed to certain covenants concerning ClinForce, and both parties also agreed to covenants regarding our efforts to complete the Transaction. We also agreed, subject to exceptions consistent with our Board of Directors' fiduciary duties, not to directly or indirectly solicit, encourage, facilitate, participate, or initiate negotiations or discussions or disclose any information to any person concerning any other proposal to acquire ClinForce.

   Cross Country's and our respective obligations to complete the Transaction are subject to approval of the Stock Purchase Agreement and the Transaction by our stockholders, as well as the prior satisfaction or waiver, if permitted by applicable law, of the following conditions before the closing of the
Transaction:

  . Cross Country's representations and warranties must be true and correct in all material respects and our representations and warranties must be true and correct in all respects, without regard to materiality qualifications, except where the failure of our representations and warranties, in the aggregate, to be true and correct would not have a material adverse effect;

  . no binding court order or enacted law or regulation prohibits or makes illegal the Transaction;

  . all necessary governmental filings will have been made and consents obtained;

  . opinions as to corporate matters pertaining to each of the parties must have been rendered; and

  . the parties shall have delivered any other documents required to effect the Transaction.

   The Stock Purchase Agreement may be terminated under certain circumstances at any time before the closing of the Transaction. If we or Cross Country terminate the Stock Purchase Agreement, we may, in certain circumstances, be obligated to pay Cross Country termination fees of up to $1.24 million in cash.

  The Business of Edgewater Following Completion of the Transaction (page 23)

   We anticipate that our eSolutions segment will, following the closing of the Transaction, be our primary operating company, and we generally refer to this business throughout this document as the eSolutions business or "Edgewater eSolutions." Edgewater eSolutions is a full service provider of e-business solutions to middle market enterprises. With approximately 250 employees, the eSolutions business operates six eSolution Centers located in Massachusetts, New Hampshire, Arkansas, Minnesota, North Carolina and Alabama. We focus on helping customers increase market competitiveness, improve customer business productivity, and reduce operational costs through implementation of Internet technologies. Edgewater eSolutions devises systems that allow our customers to improve and expedite the processing and delivery of information to end users, allowing for quicker implementation of business strategies, easier adaptation to change, and rapid delivery of results.

Service Model and Approach

   The eSolutions business has developed a service model and approach that includes:

  (1) eStrategy--consulting services that aid customers in translating business goals into eSolutions strategies taking full advantage of Internet technologies. eStrategy services include analyzing a customer's market, business processes and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. Edgewater then provides a tactical road map that customers can implement immediately;

  (2) eSolutions--development of custom eSolutions applications that integrate the customer's Web presences, customer service and back-office legacy systems. eSolutions services include designing, building, and deploying large-scale enterprise-wide systems, developing and implementing custom applications, and "blending-in" packaged applications to create flexible, scalable custom solutions that integrate a customer's Web presence, customer service and back-office legacy systemse-business applications; and

  (3) Internet Outsourcing--providing a spectrum of post-deployment services, including Internet application outsourcing, site maintenance and 7 x 24 hour monitoring.

Edgewater eSolutions Core Competencies and Values

   The Edgewater eSolutions business, since its inception in 1992, has continually focused on five key core values:

  (1) Excellence in Execution--successfully developing and deploying custom solutions that meet customers' needs;

  (2) Maintaining Strong Operational Metrics--building a growing and historically profitable organization with formal processes to drive operational excellence and sustain strong metrics, such as strong and consistent utilization rates, gross margins historically over 50% and increasing consultant headcount;

  (3) Middle Market Focus--positioning Edgewater service offerings to middle market companies, or divisions of companies, with annual revenues of between $50 million and $1 billion and organizations in under-served smaller cities through strategically positioned regional solutions centers;

  (4) Vertical Expertise--integrating our business and technology skills to create competitive advantages for our customers among a multitude of industries; and

  (5) Technology Excellence--utilizing innovative technology to build and deploy complex and scalable high-volume systems.

Selected Historical eSolutions Business Operating Results

   The following tables present the financial results of Edgewater Technology (Delaware), Inc., our eSolutions Business (which we alternatively refer to as the "Edgewater Subsidiary"), which we acquired effective April 1, 1999. As a result, the financial results presented for the first quarter of 1999 are prior to our acquisition of the Edgewater Subsidiary. Since April 1, 1999, the Edgewater Subsidiary's financial results reflect only the direct costs associated with that operating segment. This information does not take into account the allocation of corporate selling, general and administrative expenses that are associated with operating as a public company. For this reason, the results below do not directly equate with the pro forma results of operations set forth elsewhere in this proxy statement under "Edgewater Technology, Inc. Unaudited Pro Forma Financial Statements." Accordingly, you should not rely on these results as indicative of the Edgewater Subsidiary's future results as a stand-alone public company following the Transaction. Upon completion of the Transaction, the Edgewater Subsidiary will be the sole operating entity and will incur additional selling, general and administrative expenses related to the requirements of a public company, such as corporate governance, investor relations, and Securities and Exchange Commission (the "Commission") and NASDAQ reporting requirements. See "Edgewater Technology, Inc. Unaudited Pro Forma Financial Statements" for more information.

   From the effective date of our acquisition of Edgewater Subsidiary until the end of 1999, the Edgewater Subsidiary's financial results were included as a component of our Professional/IT segment. In late 1999, we determined that our eSolutions business was fundamentally different than the other components of our Professional/IT segment and we began managing the eSolutions segment as an autonomous business unit beginning in 2000. As a result of this change in operating strategy, we reevaluated the estimated useful life for the intangibles associated with our acquisition of the Edgewater Subsidiary. Based on an independent valuation at that time, we reduced the amortization period from 30 years to 10 years for goodwill. This change was effective January 1, 2000 and resulted in increased quarterly amortization expense of approximately $0.6 million. In addition, as a result of a review we initiated during the fall of 2000, certain intangible asset lives were established which will result in increased amortization expense of approximately $0.5 million in the fourth quarter of 2000 and $0.2 million for the entire year of 2001.

                  Edgewater Subsidiary Selected Financial Data
                       (Dollars in Thousands) (unaudited)

                                                                  Nine Months
                                                                Ended September
                                                                      30,
                                                                ---------------
                                                                1999(a)  2000
                                                                ------- -------
      Service revenues......................................... $14,821 $23,415
      Cost of service..........................................   6,535  11,207
                                                                ------- -------
      Gross profit.............................................   8,286  12,208
      Selling, general and administrative......................   4,015   7,796
      Depreciation and amortization............................     582   3,261
                                                                ------- -------
      Operating income......................................... $ 3,689 $ 1,151
                                                                ======= =======
      EBITDA(b)................................................ $ 4,271 $ 4,412
                                                                ======= =======

                                Fiscal 1999 Results           Fiscal 2000 Results
                         ---------------------------------- -----------------------
                           First    Second   Third  Fourth   First  Second   Third
                         Quarter(c) Quarter Quarter Quarter Quarter Quarter Quarter
                         ---------- ------- ------- ------- ------- ------- -------
Service revenues........   $4,790   $4,959  $5,072  $5,009  $7,087  $7,968  $8,360
Cost of service.........    2,087    2,211   2,237   2,464   3,370   3,726   4,111
                           ------   ------  ------  ------  ------  ------  ------
Gross profit............    2,703    2,748   2,835   2,545   3,717   4,242   4,249
Selling, general and
 administrative.........    1,237    1,197   1,581   1,304   2,296   2,782   2,718
Depreciation and
 amortization...........      129      198     255     442   1,067   1,090   1,104
                           ------   ------  ------  ------  ------  ------  ------
Operating income........   $1,337   $1,353  $  999  $  799  $  354  $  370  $  427
                           ======   ======  ======  ======  ======  ======  ======
EBITDA(b)...............   $1,466   $1,551  $1,254  $1,241  $1,421  $1,460  $1,531
                           ======   ======  ======  ======  ======  ======  ======

--------
(a) Includes unaudited financial results prior to the effective date (April 1, 1999) of our acquisition of the Edgewater Subsidiary. See note (c) to the table below.
(b) EBITDA is calculated by adding back all depreciation and amortization and net interest expense to operating income.We believe that EBITDA serves as an important financial analysis tool for measuring and comparing financial information such as liquidity, operating performance and leverage. EBITDA should not be considered as an alternative to net income or other cash flow measures determined under generally accepted accounting principles as an indicator of Edgewater's performance or liquidity. Additionally, due to the high level of intangible assets on Edgewater's balance sheet, depreciation and amortization is a significant component of Edgewater's operating results. EBITDA as disclosed herein may not be comparable to similarly-titled amounts disclosed by other companies.
(c) Represents unaudited financial results for the three months ended March 31, 1999, prior to our acquisition of the Edgewater Subsidiary.

                                 Recent Events

Tender Offer

   On January 23, 2001, our issuer tender offer expired and we acquired (effective January 30, 2001) 16,250,000 shares of our Common Stock (the "Tender Offer") at $8.00 per share (the "Tender Offer Price") for aggregate consideration of $130 million, and Common Stock subject to certain vested in-the-money stock options for aggregate consideration of $0.2 million.

Wakefield Incident

   On December 26, 2000, a tragedy occurred at our Wakefield, Massachusetts office, where seven of our employees were murdered. As a result of this tragedy, our Wakefield office was closed during the last week of December, 2000. While we were able to maintain service to our customers during this time, our revenues will be lower than we previously anticipated for the fourth quarter of 2000 due to the closed offices and fewer billable consultants being available. Although the Wakefield office has since reopened, our employees' attention has largely been focused on dealing with the aftermath of the tragedy. We have provided grief counselors for the victims' families and friends, and members of our management team have been working one-on-one with the families of the victims to ensure that their needs are being met. Additionally, members of our management team have been working with our insurance and benefits providers to expedite the process of disbursing benefits. One of our top priorities at this time is to support the friends, families and co-workers of the victims through this difficult period. In this regard, we have established a memorial foundation to which donations can be sent to the "Edgewater-Wakefield Memorial Foundation, Inc.," at P.O. Box 2133, Wakefield, Massachusetts 01880-6133. The taxpayer identification number for this nonprofit corporation is 04-3542486.

   In light of this incident, we expect a diversion of attention, among both management and non-management employees, to continue during the near future. Due to this incident and the necessary diversion of our human resources, we could be adversely impacted in our business and results of operations for 2001.

              Other Important Stockholder Considerations (page 35)

   Following completion of the Transaction, our business and financial condition will be substantially different and we urge you to carefully review the section of this proxy statement that is entitled "Factors Affecting Edgewater Following the Transaction" beginning on page 35.

                                SPECIAL MEETING

Date, Time And Place

   This document is being furnished to you in connection with the solicitation of proxies by our Board of Directors for use at the Special Meeting to be held at The McLean Hilton, 7920 Jones Branch Drive, McLean, Virginia on March 14, 2001, starting at 10:00 a.m., local time. We have selected this location because it is near the offices of our outside legal counsel which will help facilitate the closing of the Transaction.

Matters To Be Considered At The Special Meeting

   At the Special Meeting, you will be asked to consider and vote on the Stock Purchase Agreement and the Transaction and such other matters as may be properly brought before the Special Meeting or any adjournment or postponement thereof.

Record Date And Voting Rights And Requirements

   Record Date. Our Board of Directors has fixed February 5, 2001, as the Record Date for the Special Meeting. Accordingly, only Edgewater stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 12,477,684 shares of Common Stock entitled to vote at the Special Meeting, held by approximately 3,000 holders of record.

   Voting Rights. Each share of Common Stock outstanding on the Record Date entitles its holder to one vote on the Stock Purchase Agreement and the Transaction.

   Quorum Requirement. To constitute a quorum at the Special Meeting, the majority of the total number of shares entitled to vote on the Record Date must be present, represented either in person or by proxy. Broker non-votes and abstentions are included in determining the number of shares represented for the purpose of determining whether a quorum is present.

   Vote Required. The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon is required to approve the Stock Purchase Agreement and the Transaction. On the Record Date, there were 12,477,684 shares of Common Stock outstanding, of which 729,101 shares (approximately 5.8% of the outstanding shares) of Common Stock were held by executive officers and directors in their capacity as stockholders of Edgewater. Although our directors and executive officers have not entered into any voting agreements, they currently intend to vote their shares in favor of the Stock Purchase Agreement and the Transaction.

   Abstentions and Broker Non-votes. All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Representatives of EquiServe Trust Company, N.A., our transfer agent, will act as inspectors of election at the Special Meeting and will tabulate the votes. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders. In addition, an abstention from voting or a broker non-vote will have the practical effect of voting against approval of the Stock Purchase Agreement and the Transaction since a vote to abstain or a broker non-vote represents one less vote cast in favor of such approval.

Voting Of Proxies

   You are being requested in this proposal to approve the Stock Purchase Agreement and the Transaction pursuant to the Stock Purchase Agreement. You may use the proxy that came with this document if you are unable to attend the Special Meeting in person or wish to have your shares voted by proxy even if you do attend the Special Meeting. All shares represented by valid proxies received from you pursuant to this solicitation, and not revoked by you before they are exercised, will be voted in the manner that you specify. IF YOU DO NOT SPECIFY HOW YOUR PROXY IS TO BE VOTED, IT WILL BE VOTED FOR APPROVAL

OF THE TRANSACTION. There are no matters other than voting on the Stock Purchase Agreement and the Transaction that are scheduled to be brought before the Special Meeting. If any other business is properly brought before the Special Meeting, including a motion to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the Stock Purchase Agreement and the Transaction or to permit the dissemination of information regarding material developments relating to the Stock Purchase Agreement and the Transaction or otherwise relevant to the Special Meeting, one or more of the persons named in the proxy will vote the shares represented by proxies as determined in their discretion. If the Special Meeting is adjourned for any reason prior to the approval and adoption of the Stock Purchase Agreement and the Transaction, stockholders may, at any subsequent meeting, consider and vote on the approval and adoption of the Stock Purchase Agreement and the Transaction.

Revocation Of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Edgewater at our principal executive office, 302 East Millsap Road, Fayetteville, Arkansas 72703, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Special Meeting and voting in person. Please note, however, that your attendance at the meeting will not by itself revoke your proxy. Furthermore, if your shares of Common Stock are held of record by a broker, bank or other nominee and you wish to vote at the Special Meeting, you must obtain from the record holder a proxy issued in your name.

Solicitation Of Proxies

   Edgewater will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. Edgewater may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or our other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

   We have also retained Corporate Investor Communications, Inc. ("CIC") for solicitation and advisory services in connection with this solicitation, for which we will pay CIC a fee of up to $7,500 and will reimburse it for its reasonable out-of-pocket expenses. CIC also acted as information agent in connection with the Tender Offer, for which it received customary compensation.

                                THE TRANSACTION

   This section of the proxy statement describes certain aspects of the Transaction. The description does not purport to be complete and is qualified by reference to the Stock Purchase Agreement, which is attached as Appendix A hereto and is incorporated by reference herein.

   If the Transaction is approved, we will sell all of the outstanding stock of our wholly-owned subsidiaries, ClinForce, Inc. and CFRC, Inc., which operate our clinical trials staffing and support services business. Upon consummation of the Transaction, we will receive consideration of $31 million, in cash, before fees and expenses and subject to potential upward or downward post-closing adjustment in accordance with the terms of the Stock Purchase Agreement.

Background of the Transaction

   Introduction. During the first quarter of 1999, market values for publicly traded staffing companies such as the Company (then known as StaffMark, Inc.) began to decline. At that time, we were engaged in the temporary and permanent placement and staffing services businesses, including light industrial and commercial staffing, finance and accounting staffing and placement, traditional IT staffing and solutions services (which excludes eSolutions project work), legal staffing and placement services and clinical trials staffing and services. For many staffing companies, this trend subsequently continued or deteriorated further and was compounded by a Year 2000-related slowdown in demand for IT staffing. These circumstances contributed to depressed market valuations for publicly-traded entities such as the Company.

   In response to these developments and with guidance from our financial advisor Credit Suisse First Boston, we began to explore, during the second half of 1999, strategic alternatives for each of our business platforms in an effort to maximize stockholder value. In furtherance of these efforts, we have, over the past twelve months, undergone a comprehensive refocusing which has included the divestitures of, or agreement to dispose of, each of our non-eSolutions businesses.

   Sale of Commercial Services Segment and Renaming of Company. After evaluating our traditional businesses, our eSolutions business and our debt levels with the assistance of Credit Suisse First Boston, management and the Board of Directors chose to focus future growth initiatives on our eSolutions business. To further these objectives, we sold our Commercial Services segment (including its assets, liabilities and "StaffMark" name) to affiliated entities of Stephens Group, Inc. for approximately $190.1 million in cash before fees, expenses and taxes on June 28, 2000. Simultaneous with the closing of the Commercial sale transaction, we changed our name from "StaffMark, Inc." to "Edgewater Technology, Inc." and our stock symbol from "STAF" to "EDGW." We used the proceeds from the Commercial sale transaction to repay a portion of our outstanding borrowings under our credit facility.

   Divestitures of Professional/IT Segment. In furtherance of our strategy to focus on the eSolutions business, on July 13, 2000, we sold, through two indirect wholly-owned subsidiaries, all of our equity interests in our Robert Walters plc ("Robert Walters") subsidiary through an initial public offering ("IPO") on the London Stock Exchange. Robert Walters had previously been our finance and accounting platform within our Professional/IT segment. Our share of IPO gross proceeds, including the exercise of the over-allotment option, was $199.2 million, prior to offering commissions, fees and expenses. We used a portion of the proceeds from the IPO to repay all of the remaining outstanding borrowings under our credit facility.

   Following the consummation of the IPO, we continued to work with Credit Suisse First Boston in evaluating strategic alternatives for the remaining three non-eSolutions platform companies in our Professional/IT segment:
IntelliMark (providing traditional IT staffing and solutions), ClinForce (providing staffing services for clinical trial customers, especially pharmaceutical companies), and Strategic Legal Resources (providing legal staffing support for corporations and legal firms). Credit Suisse First Boston contacted over one hundred potential purchasers for one or more of the remaining Professional/IT companies. Approximately twenty-five entities expressed an interest in acquiring at least one of the remaining companies in our Professional/IT segment.

   The intent of the divestiture process for the Professional/IT segment was to package the three professional businesses into one sale to a single buyer. During the process, it became apparent that the interest among potential buyers for all three businesses was limited and that greater overall value would be obtained by seeking individual buyers for each business.

   Eight of the entities responding to Credit Suisse First Boston expressed an interest in acquiring Strategic Legal Resources. Of these, three potential purchasers submitted formal bids for Strategic Legal Resources. As a result of this process, on September 22, 2000, we completed the sale of the outstanding stock of Strategic Legal Resources to a company owned by a group of investors including MidMark Capital II, L.P. and Edwardstone & Company for $13.25 million, of which $4.25 million was represented by a promissory note which was paid to us in January, 2001.

   Eight of the entities contacted by Credit Suisse First Boston expressed an interest in acquiring IntelliMark, either alone or in conjunction with Strategic Legal Resources and/or ClinForce. From those who expressed interest, three potential purchasers submitted formal bids for IntelliMark. Of these three, two potential purchasers submitted bids to acquire the entire Professional/IT segment and one potential purchaser submitted a bid for IntelliMark alone. As a result of this process, on November 16, 2000, we completed the sale of all of the outstanding shares of stock of our subsidiaries that comprised IntelliMark to an affiliate of Charlesbank Equity Fund V Limited Partnership for approximately $42.7 million in cash, subject to potential upward or downward post-closing adjustments.

   Seventeen entities contacted by Credit Suisse First Boston expressed an interest in acquiring ClinForce, either alone or in conjunction with Strategic Legal Resources and/or IntelliMark. From those who expressed interest in one or more of the businesses, we received nine formal bids. Each of these entities was required to, and did, execute confidentiality and standstill agreements, including Cross Country, which executed such agreement on June 26, 2000.

   On July 20, 2000, Cross Country submitted its initial indication of interest to acquire ClinForce at a price between $30 million and $35 million, subject to standard conditions, including the satisfactory completion of due diligence. This bid was the highest bid received for ClinForce.

   On August 8, 2000, representatives of our management made a presentation to members of Cross Country's senior management. During the presentation, our management provided Cross Country with an overview of ClinForce's business. Following this presentation, Cross Country provided a more comprehensive proposal of contractual terms and conditions to Edgewater. On August 30, 2000, members of Cross Country's management, members of our management and representatives of Credit Suisse First Boston discussed the financial and non-financial terms of a formal offer for the ClinForce business. On September 9, 2000, we entered into a non-binding letter of intent with Cross Country to sell ClinForce for $35 million, subject to the completion of a due diligence investigation of ClinForce by Cross Country. At the time of execution of the non-binding letter of intent with Cross Country, we ceased all negotiations with other potential purchasers.

   During September, 2000, Cross Country, along with its accountants and attorneys, conducted due diligence on ClinForce. As a result of the outcome of its due diligence investigation, on October 4, 2000, senior management of Cross Country expressed in a telephone conference with members of our management that it intended to reduce its offer price for ClinForce. On October 5, 2000, Cross Country sent a letter by facsimile to Credit Suisse First Boston reducing its offer price for ClinForce. In response, on October 6, 2000, we sent a letter to Cross Country terminating the letter of intent and indicating that we would begin to consider other purchasers for ClinForce. Following the termination of the letter of intent, Cross Country and Credit Suisse First Boston continued discussions regarding Cross Country's bid and the potential for compromise.

   On November 8, 2000, we received another letter from Cross Country offering to acquire ClinForce for $31 million. Because this represented the highest offer for ClinForce, our management decided to again pursue negotiations with Cross Country. Between November 17 and December 15, 2000, members of the management of Edgewater and Cross Country met on several occasions to negotiate the terms of the definitive acquisition agreement.

   On December 9, 2000, our Board of Directors met to consider the terms of the Transaction. Representatives of Credit Suisse First Boston attended the board meeting and made a presentation regarding its financial analysis of the Transaction. A representative of Credit Suisse First Boston then advised the Board of Directors that Credit Suisse First Boston was prepared to render an opinion that, subject to certain assumptions, qualifications and other limitations, the consideration to be received by Edgewater pursuant to the Transaction was fair to Edgewater from a financial point of view, but no such opinion was delivered at that time. Our Board of Directors voted unanimously to approve the Stock Purchase Agreement and the Transaction, subject to its authorization of senior management to continue negotiations and execute and deliver the Stock Purchase Agreement consistent with the review and discussion of the draft Stock Purchase Agreement presented at the meeting of the Board of Directors.

   During the next week, members of Cross Country's and our management continued to negotiate the remaining open issues in the Stock Purchase Agreement, which were resolved through documentation on December 14, 2000 on terms consistent with the discussion, review and authority given by the Board of Directors at its December 9, 2000 meeting. At our request, Credit Suisse First Boston subsequently rendered its written opinion dated December 15, 2000, to the effect that, as of that date, subject to the matters described in its opinion, the consideration to be received by Edgewater pursuant to the Transaction was fair to Edgewater from a financial point of view. On
December 15, 2000, the Stock Purchase Agreement was executed by a representative of each party.

Reasons for the Transaction

   The Board of Directors believes that the Stock Purchase Agreement and the Transaction are in the best interests of Edgewater. The Board of Directors has unanimously approved the Stock Purchase Agreement and the Transaction and recommends to Edgewater's stockholders that they vote FOR the Stock Purchase Agreement and the Transaction. In reaching its conclusions, the principal factors considered by the Board of Directors were as follows:

  . Current industry, economic and financial conditions relating to the Company as a whole, and ClinForce separately, as well as the financial condition, assets, liabilities, businesses, operations and prospects of the Company as a whole and of ClinForce, separately, both on an historical and prospective basis;

  . The viability of, and growth prospects for, the eSolutions business on a stand-alone basis;

  . The lack of synergies between the ClinForce and eSolutions businesses and the absence of operating efficiencies associated with these businesses;

  . The risks of not consummating the Transaction;

  . The recent market prices for our Common Stock and the consideration to be received in the Transaction;

  . The receipt of an opinion, dated December 15, 2000, from Credit Suisse
    First Boston, to the effect that, based on and subject to the matters described in its opinion, the consideration to be received by Edgewater pursuant to the Transaction was fair to Edgewater from a financial point of view; and

  . The terms and conditions of the Stock Purchase Agreement.

In view of the wide variety of factors considered in connection with its evaluation of the Transaction, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determination.

Recommendation of the Edgewater Board

   FOR THE REASONS DISCUSSED ABOVE, THE EDGEWATER BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION AND HAS DETERMINED THAT THE STOCK PURCHASE AGREEMENT AND THE TRANSACTION ARE IN THE BEST INTERESTS OF EDGEWATER.

                  THE EDGEWATER BOARD OF DIRECTORS RECOMMENDS
           A VOTE "FOR" THE APPROVAL OF THE STOCK PURCHASE AGREEMENT
                              AND THE TRANSACTION.

Opinion of Financial Advisor to Edgewater

   Credit Suisse First Boston has acted as Edgewater's exclusive financial advisor in connection with the Transaction. Edgewater selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, reputation and familiarity with Edgewater's business and the business of ClinForce. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributors of listed and unlisted securities, private placements and valuations for corporate and other purposes.

   In connection with Credit Suisse First Boston's engagement, Edgewater requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to Edgewater of the consideration to be received by Edgewater pursuant to the Transaction. On December 9, 2000, at a meeting of the Board of Directors held to evaluate the Transaction, a representative of Credit Suisse First Boston advised the Board of Directors that Credit Suisse First Boston was prepared to render an opinion that, subject to certain assumptions, qualifications and other limitations, the consideration to be received by Edgewater pursuant to the Transaction was fair to Edgewater from a financial point of view, but no such opinion was delivered at that time. At Edgewater's request, Credit Suisse First Boston subsequently rendered its written opinion dated December 15, 2000, to the effect that, as of that date, subject to the matters described in its opinion, the consideration to be received by Edgewater in the Transaction was fair to Edgewater from a financial point of view.

   The full text of Credit Suisse First Boston's written opinion, dated December 15, 2000, to the Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read this opinion in its entirety.

   Credit Suisse First Boston's opinion is addressed to the Board of Directors and relates only to the fairness, from a financial point of view, to Edgewater of the consideration to be received by Edgewater pursuant to the Transaction. Credit Suisse First Boston's opinion does not constitute a recommendation to any stockholder of Edgewater as to how such stockholder should vote or act on any matter relating to the Transaction. The summary of Credit Suisse First Boston's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

   In arriving at its opinion, Credit Suisse First Boston:

  . reviewed the Stock Purchase Agreement;

  . reviewed business and financial information relating to ClinForce;

  . reviewed other information, including financial forecasts, provided to it by the managements of Edgewater and ClinForce;

  . met with Edgewater's and ClinForce's managements to discuss the business and prospects of ClinForce;

  . considered financial data of ClinForce and compared those data with similar data for publicly held companies in businesses similar to ClinForce;

  . considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected; and

  . considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant.

   In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Edgewater's and ClinForce's managements as to the future financial performance of ClinForce.

   Credit Suisse First Boston was informed by Edgewater, and it assumed, that Cross Country will make valid elections pursuant to Section 338(h)(10) of the Internal Revenue Code. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of ClinForce, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. In connection with its engagement, Credit Suisse First Boston approached third parties to solicit indications of interest in a possible acquisition of ClinForce and held discussions with a number of these parties.

   In preparing its opinion to the board of directors of Edgewater, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

   In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Edgewater. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to ClinForce or the Transaction, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the sale or the other values of the companies, business segments or transactions being analyzed.

   The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses do not necessarily purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

   Credit Suisse First Boston's opinion and financial analyses were among many factors considered by the Board of Directors in its evaluation of the Transaction and should not be viewed as determinative of the views of the Board of Directors or the management of Edgewater or ClinForce with respect to the Transaction or the consideration to be received by Edgewater pursuant to the Transaction.

   The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion dated December 15, 2000 and delivered to the Board of Directors in connection with the Transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

   Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the business of ClinForce in order to estimate the present value of ClinForce's estimated future stand-alone, unleveraged, after-tax free cash flows for the calendar years 2000 and 2001, using projections and assumptions provided by the managements of Edgewater and ClinForce. Credit Suisse First Boston estimated the discounted cash flows for ClinForce using discount rates ranging from 12% to 14% and terminal multiples of estimated 2001 EBITDA ranging from 4.0x to 5.0x. EBITDA means earnings before interest expense, taxes, depreciation and amortization. Based on this analysis, Credit Suisse First Boston estimated a range of implied values for ClinForce of $25 million to $35 million, compared to the $31 million to be received by Edgewater in the Transaction.

   Comparable Companies Analysis. Credit Suisse First Boston compared selected financial and operating data of ClinForce to corresponding data of the following publicly traded companies in non-information technology professional and healthcare staffing businesses:

  . CDI Corporation

  . Kelly Services, Inc.

  . Kforce.com, Inc.

  . Modis Professional Services, Inc.

  . On Assignment, Inc.

  . Personnel Group of America, Inc.

  . RehabCare Group, Inc.

  . RemedyTemp, Inc.

  . Spherion Corporation

   In examining these comparable companies, Credit Suisse First Boston calculated the enterprise value of each company as a multiple of its respective projected calendar year 2000 and 2001 EBITDA. The enterprise value of a company is equal to its equity market value plus net debt, preferred stock and minority interests, if any, less cash, unconsolidated equity investments and cash equivalents. Equity market values were calculated based on closing stock prices on December 6, 2000 and enterprise values were calculated based on the selected companies' public filings. Estimated financial data for the selected companies were based on publicly available equity research reports. This analysis indicated the ranges and medians for multiples as set forth below:

                                                                    Enterprise
                                                                       Value
                                                                   -------------
                                                                   2000 E 2001 E
                                                                   EBITDA EBITDA
                                                                   ------ ------
   High........................................................... 17.3x  14.3x
   Median.........................................................  4.6x   4.2x
   Low............................................................  3.4x   2.3x

   Based on an analysis of this data and ClinForce's projected results for comparable periods, Credit Suisse First Boston estimated a range of implied enterprise values for ClinForce of $15 million to $20 million, compared to the $31 million to be received by Edgewater in the Transaction.

   Comparable Acquisition Analysis. Using publicly available information, Credit Suisse First Boston analyzed the purchase prices and implied transaction multiples paid or proposed to be paid in the following selected acquisition transactions in the professional staffing industry:

 Acquiror/Target

  . Stephens Group, Inc./Staffmark LLC --Commercial Staffing

  . Vedior N.V./Acsys, Inc.

  . Adecco S.A./Olsten Corporation

  . Vedior N.V./Select Appointments plc

  . Interim Services Inc./Norrell Corporation

  . Interim Services Inc./Computer Power Group Limited

  . StaffMark Inc./Robert Walters plc

  . Romac International, Inc./Source Services Corporation

  . Randstad Holding N.V./Strategix Solutions, Inc.

  . Adecco S.A./TAD Resources International

  . Interim Services Inc./Michael Page Group plc

   In examining these acquisitions, Credit Suisse First Boston calculated the enterprise value of the acquired company implied by each of these transactions as a multiple of estimated calendar year 2000 and 2001 EBITDA and EBIT. EBIT means earnings before interest expense and taxes. This analysis indicated the medians for multiples as set forth below:

                                                                     Enterprise
                                                                       Value
                                                                    ------------
                                                                     LTM    LTM
                                                                    EBITDA EBIT
                                                                    ------ -----
   Median.......................................................... 10.3x  12.9x

   Based on an analysis of this data and ClinForce's projected operating results for comparable periods, Credit Suisse First Boston estimated a range of implied enterprise values for ClinForce of $25 million to $35 million, compared to the $31 million to be received by Edgewater in the Transaction.

   Leveraged Buyout Analysis. Credit Suisse First Boston conducted a leveraged buyout analysis to estimate the values that could be paid in an acquisition of ClinForce in a leveraged buyout transaction based upon current market conditions and using projections and assumptions provided by the managements of Edgewater and ClinForce. For purposes of this analysis, Credit Suisse First Boston made the following assumptions and set the following parameters:

  . an expected five year internal rate of return of 20% to 30%;

  . five-year EBITDA exit multiples ranging from 5.0x to 7.0x;

  . debt to be repaid in seven years; and

  . a debt interest rate of 10.0%.

   This analysis indicated the following ranges of internal rate of return to the equity holders of the surviving corporation based upon a purchase price of $31 million:

                                 Terminal
                             EBITDA Multiples
                             ---------------------
                             5.0x    6.0x    7.0x
                             -----   -----   -----
   Implied Internal Rate of
    Return.................     15%     19%     23%

   Based upon the assumptions made and parameters set by Credit Suisse First Boston, this analysis showed that $31 million is at the upper range of the values that would be paid in an acquisition of ClinForce in a leveraged buyout transaction.

   Miscellaneous. Pursuant to the terms of an engagement letter dated May 11, 2000, which was amended December 7, 2000, Edgewater has agreed to pay Credit Suisse First Boston a fee of approximately $600,000, a substantial portion of which is payable upon the consummation of the Transaction. In addition, Edgewater has agreed to reimburse Credit Suisse First Boston for all of its out-of-pocket expenses, including fees and expenses of its legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and certain related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

   Credit Suisse First Boston has, in the past, acted as financial advisor to Edgewater and its affiliates, including in connection with the restructuring of Edgewater and certain related transactions associated with the restructuring, and has received fees in connection with these services. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade in the debt and equity securities of Edgewater for its own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in Edgewater securities.

Interests of Management or Directors in the Transaction

   In considering the recommendation of our Board of Directors, you should be aware that certain members of our management and Board of Directors have interests in the Transaction in addition to the interests of Edgewater stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Stock Purchase Agreement and the Transaction.

   Employment Agreements. The Transaction will constitute a change of control under employment agreements between Edgewater and three of our executive officers. Under the terms of these employment agreements, the executive officers may be entitled to receive payments and other benefits if their employment with us terminates within two years of the Transaction.

   Under Clete T. Brewer's employment agreement, dated October 2, 1996, as amended, if, within two years of the Transaction, Mr. Brewer's employment is terminated by us for any reason, or no reason, or if Mr. Brewer terminates his employment for "Good Reason" (as defined therein, including the assignment of any duties inconsistent with his position or change of authority, duties, responsibilities or location of employment), Mr. Brewer would receive a lump sum payment in an amount equal to two times the sum of: (a) his base salary plus (b) the greater of $125,000 or his bonus for the year immediately preceding the year in which the termination of his employment occurs.

   Under Gordon Y. Allison's employment agreement, dated June 23, 1997, as amended, if, within two years of the Transaction, Mr. Allison's employment is terminated by us for any reason, or no reason, or if Mr. Allison terminates his employment for "Good Reason" (as defined therein, including the assignment of any duties inconsistent with his position or change of authority, duties, responsibilities or location of employment), Mr. Allison would receive a lump sum payment equal to two times the sum of (a) his base salary plus (b) his bonus for the year immediately preceding the year in which the termination occurs.

   Under Terry C. Bellora's employment agreement, dated August 20, 1996, as amended, if, within two years of the Transaction, Mr. Bellora's employment is terminated by us for any reason, or no reason, or if Mr. Bellora terminates his employment for "Good Reason" (as defined therein, including the assignment of any duties inconsistent with his position or change of authority, duties, responsibilities or location of employment), Mr. Bellora would receive a lump sum payment equal to two times the sum of (a) his base salary plus (b) the greater of $100,000 or his bonus for the year immediately preceding the year in which the termination occurs, subject to offset for any transition bonuses paid or payable in connection with Mr. Bellora's relocation from our Fayetteville, Arkansas corporate headquarters to the offices of our Edgewater Subsidiary in Wakefield, Massachusetts.

   Stock Option Plans. The Transaction will constitute a change of control with respect to certain option grants under our Amended and Restated 1996 Stock Option Plan. Assuming the Transaction is consummated promptly following the Special Meeting, the acceleration of vesting of options to acquire 1,023,932 shares of our Common Stock at exercise prices ranging from $5.19 to $40.31 under this plan will occur. Of these accelerating options, 375,175 are held by members of our management and Board of Directors with exercise prices ranging from $6.88 to $24.50. However, as to the Edgewater Technology, Inc. 2000 Employee Stock Option Plan adopted in August, 2000, the Transaction will not constitute a change of control and there will be no acceleration of the vesting of any options under that plan.

   The table below illustrates the number of options held by each of our executive officers and directors which will be accelerated upon the consummation of the Transaction pursuant to the terms of our 1996 Stock Option Plan, assuming the Transaction is consummated promptly following the Special Meeting.

                                               Shares underlying
                                               options for which
                                                vesting will be     Range of
Name                                              accelerated    exercise prices
----                                           ----------------- ---------------
Clete T. Brewer...............................        2,000          $12.00
Stephen R. Bova...............................      260,000           $7.25
Terry C. Bellora..............................       42,500       $8.63-$12.88
Gordon Y. Allison.............................       22,000       $8.63-$24.50
William J. Lynch..............................        7,335       $6.88-$10.25
R. Clayton McWhorter..........................        7,335       $6.88-$10.25
Charles A. Sanders, M.D.......................        7,335       $6.88-$10.25
Bob L. Martin.................................        9,995        $6.88-$7.17
Michael R. Loeb...............................       16,675        $6.88-$7.94

Regulatory Matters

   We are prohibited by U.S. antitrust laws, known as the Hart-Scott-Rodino Antitrust Improvements Act of 1976, from completing the Transaction until after we have furnished information and materials to the Antitrust Division of the Department of Justice and to the Federal Trade Commission and the required waiting period has expired. We have filed the required notification and report forms and the required waiting period of that Act has expired. However, even after such period the regulatory agencies will continue to have the authority to challenge the Transaction on antitrust grounds before or after it is completed.

Material Federal Income Tax Consequences

   The following summary of the material tax consequences of the Transaction is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service. In addition, no information is provided herein with respect to the tax consequences of the Transaction under applicable foreign, state or local laws.

   Pursuant to the Stock Purchase Agreement, we are selling all of the outstanding shares of the two subsidiaries that comprise ClinForce, although for federal income tax purposes, the Transaction is being treated as a sale of assets. The Transaction will be a taxable transaction for us, resulting in a gain for tax purposes measured by the difference between the amount realized on the sale of the assets and our adjusted basis in the assets. We anticipate that substantially all of the gain that we recognize will be offset by prior years' net operating loss carryforwards. Our stockholders will experience no direct federal income tax consequences as a result of the Transaction.

Accounting Treatment

   The Transaction is to be reflected in our financial statements as a disposal of a segment of a business within the meaning of Accounting Principles Board Opinion No. 30. This means that for financial accounting purposes, following the consummation of the Transaction, the gain on the sale of ClinForce will be reflected, net of taxes, in our income statement for the year ended December 31, 2001. After consummation of the Transaction, ClinForce's operating results will be reflected as a discontinued operation in our income statement for the year ended December 31, 2001.

Appraisal Rights

   Under Section 262 of Delaware General Corporation Law, Edgewater stockholders are not entitled to appraisal rights with respect to the Transaction.

                          THE STOCK PURCHASE AGREEMENT

   General. Under the Stock Purchase Agreement, subject to the satisfaction of certain conditions, Cross Country will purchase all of the outstanding capital stock of our two wholly-owned subsidiaries that make up our clinical trials staffing business. The following is a summary of certain provisions of the Stock Purchase Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference. Statements in this proxy statement with respect to the terms of the Transaction are qualified in their entirety by reference to the Stock Purchase Agreement. You are urged to read the full text of the Stock Purchase Agreement.

   Closing. The closing of the Transaction (the "Closing") will take place at 10:00 a.m. on the closing date, which will be two business days after satisfaction or waiver of the conditions set forth in the Stock Purchase Agreement, unless we and Cross Country agree to another time or date (the "Closing Date").

   Consideration to be Received by Edgewater. At the Closing, Cross Country will pay us $31 million in cash (the "Consideration"). The Consideration is subject to potential upward or downward adjustment after the Closing based on changes to the net working capital (i.e., current assets minus current liabilities) of ClinForce between October 31, 2000 and the Closing Date. A balance sheet of ClinForce as of the Closing Date (the "Closing Date Balance Sheet") will be prepared by Cross Country within 45 days after the Closing Date. The adjustment to the Consideration will be calculated by Cross Country 120 days after the Closing Date giving effect, as of that date, to the collection by ClinForce of any accounts receivable reflected on the Closing Date Balance Sheet. The Stock Purchase Agreement does not set an exact date for the payment of any adjustment to the Consideration, but we expect that any adjustment would be paid between 125 and 180 days after the Closing Date.

   Our Representations and Warranties. We made a number of representations and warranties in the Stock Purchase Agreement about our authority to enter into the Stock Purchase Agreement and to consummate the transactions contemplated by the Stock Purchase Agreement and about many aspects of ClinForce's business, financial condition, structure and other facts pertinent to the Transaction, including representations about the following topics:

  . corporate matters, such as organization and qualification, capitalization, authority and necessary approvals;

  . compliance with permits, licenses and applicable laws, rules and regulations of governmental entities;

  . financial statements;

  . business matters, such as employee benefit plans, labor matters, material contracts, taxes, insurance, litigation and intellectual property; and

  . recent changes in business, finances, properties, assets, compensation payments, dividend payments or accounting practices.

   Cross Country's Representations and Warranties. Cross Country made a number of representations and warranties in the Stock Purchase Agreement about its authority to enter into the Stock Purchase Agreement and to consummate the transactions contemplated by the Stock Purchase Agreement and about other matters that could have an effect on the consummation of the Transaction.

   Our Conduct of Business Before the Closing Date. Under the Stock Purchase Agreement, we have agreed that, until the completion of the Transaction or unless Cross Country consents in writing, we will cause ClinForce to conduct its business in compliance with specific restrictions designed to ensure that ClinForce's business and its practices do not change significantly from the time the Stock Purchase Agreement was signed. Some of these restrictions include our agreement to cause ClinForce to do the following:

  . preserve the ClinForce business organizations intact;

  . keep available the services of ClinForce's key employees;

  . preserve ClinForce's existing business relationships;

  . maintain ClinForce's material intellectual property rights; and

  . prevent ClinForce from making significant expenditures or financial commitments.

   Other Covenants. Under the Stock Purchase Agreement we and Cross Country have agreed to cooperate and use reasonable best efforts to ensure that the conditions to the Closing of the Transaction are satisfied. We have also agreed:

  . to prepare and file with the Commission, as soon as practicable, this proxy statement; and

  . to call and hold, as soon as reasonably practicable, the Special Meeting to approve the Stock Purchase Agreement and the Transaction.

   No Solicitation of Competing Transactions. Until the Stock Purchase Agreement is terminated, we have agreed, subject to exceptions consistent with our Board of Directors' fiduciary duties, not to directly or indirectly solicit, encourage, facilitate, participate, or initiate negotiations or discussions or disclose any information to any person concerning any proposal to acquire ClinForce. We must notify Cross Country as promptly as practicable of the details of any proposal to acquire ClinForce. Subject to exceptions consistent with its fiduciary duties, our Board of Directors may not:

  . withdraw, qualify or modify or propose to withdraw, qualify or modify its approval or recommendation of the Stock Purchase Agreement or the Transaction;

  . approve or recommend, or propose to approve or recommend, any other proposal to acquire ClinForce; or

  . enter into any other agreement with respect to any other proposal to acquire ClinForce.

   Conditions to the Closing of the Transaction. Cross Country's and our respective obligations to complete the Transaction are subject to approval of the Stock Purchase Agreement and the Transaction by our stockholders, as well as the prior satisfaction or waiver, if permitted by applicable law, of the following conditions before the Closing:

  . Cross Country's representations and warranties must be true and correct in all material respects; and our representations and warranties must be true and correct in all respects, without regard to materiality qualifications, except where the failure of our representations and warranties, in the aggregate, to be true and correct would not have a material adverse effect;

  . no binding court order or enacted law or regulation prohibits or makes illegal the Transaction;

  . all necessary governmental filings will have been made and consents obtained;

  . opinions as to corporate matters pertaining to each of the parties must have been rendered; and

  . the parties shall have delivered any other documents required to effect the Transaction.

   Indemnification. We have agreed under the Stock Purchase Agreement to indemnify Cross Country for certain damages over $250,000 that Cross Country or its officers and directors incur as a result of any misrepresentations or breaches of only those representations or warranties in the Stock Purchase Agreement relating to the subjects and specified time periods described in the following parenthetical text; the indemnification period for such misrepresentation or breaches will survive for an unlimited time (as to representations and warranties concerning authorization of the Transaction and capitalization of ClinForce), terminate 18 months after the Closing Date (as to representations and warranties concerning the financial position, material contracts and undisclosed liabilities of ClinForce), or terminate two years after the Closing Date (as to representations and warranties concerning compliance with laws and regulations). Any damage claims that arise under the indemnification provisions of the Stock Purchase Agreement that are contested will be resolved through binding arbitration. In addition, we have agreed to indemnify Cross Country for any taxes related to ClinForce for periods before the Closing Date.

   Termination; Termination Fee. The Stock Purchase Agreement may be terminated under certain circumstances at any time before the Closing of the Transaction, as summarized below:

  . by mutual written consent of the parties;

  . by either party if the Closing has not occurred by June 30, 2001, so long as the terminating party is not in breach;

  . by either party if our stockholders do not approve the Stock Purchase
    Agreement and the Transaction at the Special Meeting;

  . by either party if there is in effect a final, non-appealable injunction or binding court order or enacted law or regulation that prohibits or makes illegal the Transaction;

  . by a non-breaching party if there has been a breach of a material representation, warranty or covenant on the part of the other party and the breach is not curable by the breaching party through reasonable efforts;

  . by Cross Country if our Board of Directors withdraws, modifies or proposes to withdraw, qualify or modify the approval or recommendation of the Stock Purchase Agreement and the Transaction, or our Board of Directors approves or recommends another proposal to acquire ClinForce; or

  . by us if we enter into another agreement with respect to the sale of ClinForce.

   If we terminate the Stock Purchase Agreement because we enter into another agreement with respect to the sale of ClinForce, we must pay Cross Country a termination fee of $1,240,000 in cash. If Cross Country terminates the Stock Purchase Agreement because our Board of Directors withdraws, qualifies or modifies or proposes to withdraw, qualify or modify its recommendation or our Board of Directors approves, recommends or proposes to approve or recommend a competing offer to purchase ClinForce, we must pay Cross Country $500,000 in cash. Alternatively, in the event that our stockholders do not approve the Stock Purchase Agreement because we receive a competing offer to purchase ClinForce that our Board of Directors had failed to reject or that caused our Board of Directors to fail to recommend the Transaction to our stockholders or to withdraw, adversely modify or qualify its previously given recommendation, then we must pay Cross Country a termination fee of $500,000 in cash if either party terminates the Stock Purchase Agreement. If we pay this $500,000 termination fee in any of the circumstances described above and then enter into another agreement with respect to the sale of ClinForce within one year of the termination of the Stock Purchase Agreement, we must pay Cross Country an additional fee of $740,000 in cash.

   Expenses. Except for fees in connection with filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, which will be split by the parties, and the potential indemnification and termination expenses of Edgewater described above, each party will bear all legal and other costs and expenses incurred by it in connection with the Stock Purchase Agreement and the Transaction.

       THE CLINFORCE BUSINESS WE PROPOSE TO SELL THROUGH THE TRANSACTION

   ClinForce is a highly specialized provider of clinical trial staffing services in the United States. Clinical trials is the process by which the safety and efficacy of new drugs and medical products by pharmaceutical, biotechnology and medical device companies are tested. This process requires highly skilled and trained personnel because the process is subject to rigorous FDA standards and can continue for as many as ten years for each product. During the clinical trial, many pharmaceutical companies choose to replace components of their internal development teams with outsourced clinical trial staffing because of high fixed overhead expenses. As demand for resources peaks, it is convenient to outsource the need for additional staff rather than manage internal recruitment. Our ClinForce business serves the pharmaceutical industry's demand for outsourced clinical trials services.

   ClinForce supplies contract and permanent staff for the clinical trials industry, including Preclinical and Phase I-IV trials for pharmaceutical, biotechnology and medical device companies. Services offered by ClinForce include staffing and quality assurance of clinical research associates, project management, data management, and expert investigators. Specific positions and skills staffed include:

  . Clinical Research Associates: Regional CRAs and in-house CRAs

  . Clinical Trial Coordinators

  . Data Management: SAS programmers, Statistical Programmers, and Biostats experts

  . Medical Writing: Medical Reviewers and Writers/Editors

  . Medical Investigators

  . Preclinical

   The Clinical Trials Support Services and Temporary Tech brands were folded into our existing ClinForce brand in January, 2000. ClinForce operates offices in Research Triangle Park, North Carolina; Morristown, New Jersey; Boston, Massachusetts; Fort Myers, Florida; Cincinnati, Ohio; and Philadelphia, Pennsylvania. ClinForce had total assets of $15.7 million as of September 30, 2000 and revenues and gross profit of $20.6 million and $6.3 million, respectively, for the nine months ended September 30, 2000. We anticipate, based on preliminary unaudited results, that ClinForce's fourth quarter 2000 revenues and gross profit will approximate $8.1 million and $2.5 million, respectively.

               EDGEWATER FOLLOWING COMPLETION OF THE TRANSACTION

Overview of the Edgewater eSolutions Business

   Our Edgewater eSolutions segment, which would be our primary operating company following the Transaction, is a full-service provider of consulting and system integration services that we generally refer to throughout this document as the eSolutions business or Edgewater eSolutions. We acquired this business effective April 1, 1999. Edgewater eSolutions is a full service provider of e-business solutions to middle market enterprises. With approximately 250 employees, the eSolutions business operates six eSolution centers located in Massachusetts, New Hampshire, Arkansas, Minnesota, North Carolina and Alabama. We focus on helping customers increase market competitiveness, improve customer business productivity, and reduce operational costs through implementation of Internet technologies. Edgewater eSolutions devises systems that allow our customers to improve and expedite the processing and delivery of information to end users, allowing for quicker implementation of business strategies, easier adaptation to change, and rapid delivery of results.

   Edgewater eSolutions offers an end-to-end platform of e-business solutions to help organizations tackle the barriers of technology transition, including:

  (1) eStrategy -- consulting services that aid customers in translating business goals into eSolutions strategies by taking full advantage of Internet technologies. eStrategy services include analyzing a customer's market, business processes and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. Edgewater then provides a tactical road map that customers can implement immediately.

  (2) eSolutions -- designing, building, and deploying large-scale enterprise-wide systems. eSolutions services include developing and implementing custom applications as well as "blending-in" packaged applications to create flexible, scalable custom solutions that integrate a customer's Web presences, customer service and back-office legacy systems e-business applications.

  (3) Internet Outsourcing -- providing a spectrum of post-deployment support services, including Internet application outsourcing, site maintenance and 7x24 hour monitoring.

   The following is a representative list of customers who have engaged our services:

  .  American Express                     .  First Notice Systems, Inc.


  .  American Student Assistance          .  HomeRuns.com


  .  Arthur D. Little                     .  Johnson Controls


  .  Astra Group                          .  L.L. Bean


  .  BankBoston                           .  Marconi Systems


  .  Blue Cross Blue Shield of
     Arkansas                             .  Northeastern University



  .  Boston Biostatistics, Inc.           .  Staples



  .  Concentra Managed Care, Inc.         .  SunGard Asset Management Systems



  .  DST Belvedere                        .  The Synapse Group



  .  Fidelity Investments                 .  T. Rowe Price



  .  The United States Postal Service

Industry Dynamics

   Businesses today are using Internet technologies to enhance operations, reduce costs, increase market competitiveness, improve customer productivity and create new revenue opportunities by enhancing their interactions with new and existing customers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners. In order to capitalize fully on these new opportunities, businesses need Internet-based applications that process transactions and deliver information far more effectively than static Web pages. E-business service providers possess the skills and personnel to help businesses capitalize on Internet-based opportunities.

   International Data Corporation, an independent research firm, defines e-business services as Internet services, e-customer relationship management services, e-enterprise resource management services, e-supply chain management services and e-knowledge management services. International Data Corporation expects the amounts spent on these services to grow from nearly $28 billion in 1999 to $290 billion in 2004. We believe that the needs of the middle market will be a significant factor in the overall market for e-business services.

Market Opportunity

   The middle market, defined as whole companies and subsidiaries of large corporations with $50 million to $1 billion in revenues, is a large and growing segment of the economy and is currently under-served by eSolutions providers. The middle market is currently under-served by providers of much needed eSolutions systems and development, and faces significant challenges in its effort to capitalize on the opportunities that the Internet offers, including:

  . The need to develop a comprehensive strategic understanding of how Internet technologies can enhance the business model;

  . The need to implement and stay abreast of new and rapidly changing technologies, frequently without the benefit of a substantial internal information technology staff;

  . Significant integration and interoperability issues caused by the patchwork of legacy systems that businesses often implement without a focused information technology strategy;

  . Greater budgetary constraints than large enterprises. The middle market typically does not have large research and development budgets, which makes it essential that the deployment of new Internet systems directly correlate to key business benefits; and

  . The need to maintain significant technological infrastructure and to support e-business applications 24 hours a day, seven days a week.

   Middle market enterprises need to get to market very quickly and often lack internal information technology resources. Accordingly, they increasingly demand a single source provider of strategy, systems integration, hosting and support that is focused on their specific needs. Large traditional IT firms that provide e-business services have primarily focused their service offerings on large enterprises, such as Global 2000 companies, while largely ignoring the middle market and its unique needs. Many boutique information technology service providers that direct their offerings to the middle market do not offer a comprehensive suite of services. They also frequently lack the financial resources and employees to take on full service projects or to provide follow-up support and training.

   We believe that Edgewater is uniquely positioned to serve as an effective single source provider of services to satisfy the needs of the middle market and that neither traditional information technology service providers nor boutique providers currently effectively meet this demand.

Our Competitive Advantages

   Full Service Provider. Our ability to provide consulting services in combination with systems integration and hosting provides Edgewater with a unique competitive advantage. Middle market enterprises often lack the internal information technology resources needed to get to market quickly. Accordingly, they increasingly demand a single source provider of strategy, systems integration, hosting and support that is focused on their specific needs. Edgewater provides the end-to-end services, from consulting and development to implementation and hosting, that customers demand.

   Custom Hosting. Edgewater's ability to offer custom application hosting enables customers to concentrate their own resources on other development activities. In addition, it gives customers the time they need to build the knowledge base necessary for running newly established systems.

   Regional eSolution Centers. Through the use of our regional eSolution centers, we believe that Edgewater is able to provide high quality systems integration of e-business solutions more rapidly and cost-effectively. This allows us to hire talented professionals in these regional centers more easily than we could in major market cities, which tend to be more competitive hiring centers.

   Strategic Alliances. Edgewater has successfully established alliances with a strong group of companies, both industry leaders and well-regarded new entrants. Currently the company has alliances with Microsoft, BEA, Symbol, Sun Microsystems, Oracle, Supply Works, and Burnett Group of North Carolina. These relationships provide a range of benefits, including giving Edgewater access to training, product support and technology developed by alliance companies. By providing an accelerated path to developing expertise regarding hardware, software and applications, these alliances enable us to offer customers a more enhanced

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

product and service offering. In addition, these alliances also provide new sales leads, co-marketing and co-branding opportunities and preferred pricing discounts on software licenses.

   Human Resources. As a service provider, Edgewater's success depends upon our ability to recruit and retain talented, experienced professionals. Through a combination of professional support, intellectual challenge, strong corporate culture and pay-for-performance compensation, we believe Edgewater attracts and retains a particularly strong group of information technology professionals.

   Profitability and Deliverables Focus. In addition to the above, Edgewater believes the profitability of its eSolutions business separates it from many of its competitors. Middle market companies are fundamentally profit-driven and thoroughly research and demand a meaningful return on technology investment. We have found, in winning competitive bid proposals, that middle market companies have been greatly impressed by our historical profits, long-standing tenure and deliverables history, and that these factors, together with our technology expertise, have helped separate us from our competition in winning business. By adhering to a strong operational controls process and by embracing a strong project management methodology, Edgewater eSolutions has been profitable since inception and has an enviable deliverables history. We believe all of the foregoing are critical factors a prospective customer will consider in selecting a service provider to deploy technology and solutions that help the customer execute critical Internet-based strategies.

Business Strategy

   Our business strategy is to become the leading full service provider of both single point and full enterprise scale e-business solutions into the middle market. The middle market is under-served by providers of much-needed systems to streamline operations and reduce costs while constantly providing the technology backbone to increase revenue and market share. Edgewater eSolutions implements this business strategy through the key elements described below.

   Further penetrate the underserved growing middle market. We plan to further penetrate the middle market by targeting middle market companies that are located in smaller (as opposed to major) metropolitan markets and catering to the relatively limited IT infrastructure middle market companies (as compared to Global 2000 companies). Smaller cities are fertile pastures for high retention and value priced consulting staff not present in the key larger metropolitan cities. Limited IT infrastructure within middle market companies facilitates Edgewater's entry into full-service custom application support and hosting offerings.

   Provide delivery and operational excellence. Edgewater eSolutions' strategy builds upon nine years of proven methodology, process, and delivery excellence. This expertise is being extended into the middle market via a virtual communications web, that allows support to any customer project from any and all delivery centers. Edgewater's virtual delivery capability allows for a free-floating, highly utilized delivery staff focused by vertical industry experts and strategists with realistic travel schedules. Edgewater eSolutions constantly strives to improve efficiencies, profitability, and overall performance, sometimes passing up short-lived hyper growth for consistent financial returns.

   Aggressively promote the Edgewater brand. The middle market is a large, fragmented and geographically dispersed market. To leverage our direct selling efforts and reach this market effectively, we believe it is important to build awareness of the Edgewater brand. To promote our brand, we intend to expand our corporate marketing and advertising efforts, with the specific objective of targeting senior executives of certain customer accounts. Our goal is to create national recognition of the Edgewater brand, along with our service offerings, positioning Edgewater as the leading full service provider of e-business solutions that address the specific needs of the middle market.

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

   Expand strategic alliances. We have established a number of working alliances with independent software vendors and Internet technology providers. These relationships provide a range of benefits, including new sales leads, co-marketing and co-branding opportunities and preferred pricing discounts on software licenses. In addition, our alliances allow us to gain access to training, product support and technology developed by the companies with which we have alliances. These relationships also provide an accelerated path to developing expertise regarding hardware, software and applications. We plan to pursue alliances with both large market leading companies as well as emerging companies.

Products, Services, Vertical Markets, Methodology and Technical Specialization

   The following table and narrative provide a brief summary of the products and services which we offer in our three product and service categories.




         [Diagram depicting the Company's three products and services:
               eStrategy, eSolutions and Internet Outsourcing]



   eStrategy. We advise our customers on the use of e-business solutions to reach and support existing and potential customers and markets. The goal of these solutions is typically the achievement of a quantifiable, sustainable competitive advantage within a short time frame. Our strategy services include analyzing the customer's market, business processes and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. We provide a tactical road map that our customers can implement immediately, as opposed to the type of high-level advice that requires additional strategy planning prior to being implemented.

   eSolutions. We specialize in developing and implementing e-business applications for high transaction volume processing activities. We develop custom applications as well as blend-in packaged applications into a

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

custom solution. We design our e-business applications to be flexible and scalable. Flexibility is critical so that our customers can easily integrate our solutions with their existing systems, upgrade solutions for technological changes and respond to developments in how business is conducted on the Internet. Scalability is also critical to our customers because they often experience significant increases in transaction volume within a short time period. In many cases, we base our development work on strategy and designs that we have developed for the customer in a strategy planning engagement.

   Internet Outsourcing. The middle market customer is asking for much more than strategy and system development. The market is demanding that a service provider offer post-deployment support, maintenance, and 7x24 hour monitoring. Edgewater has successfully met this challenge by providing renewable service contracts for systems that Edgewater has built. Edgewater services these long-term contracts in a lower cost facility in New Hampshire.

   Vertical Markets. Edgewater uses an iterative development methodology, with a focus on quality assurance and project management, to achieve rapid deployment capability and success in helping organizations move through the barriers of technology transition. The primary vertical markets where we have developed core competencies and deliver our products and services include:

  .financial services;

  .customer service centers;

  .transportation and logistics;

  .retail/e-tail; and

  .healthcare.

   Methodology and Technical Specialization. The components of our methodology act as building blocks that are used to construct a project life cycle tailored to the needs of the individual customer's requirements. Key elements of our methodology that enables us to provide solutions are:

  Strategic IT Assessment and Planning: Working with senior management to identify how information technology can be used as a strategic advantage.

  Development of the Business Case: Identifying key metrics used in establishing the Economic Value Added.

  Project Planning: Defining detailed plans and identifying standards and constraints.

  Workflow and Technical Analysis: Reviewing user actions, documentation and data flow.

  Proof of Concept: Including sessions to determine how the system will "look and feel."

  Architectural Definition: Specifying technical requirements, data design, and defining acceptance criteria.

  Drill Down: Confirming "look and feel" and "high-risk" areas of the design.

  Build & Test: Creating software to meet requirements, quality assurance and integration testing.

  Deployment: Custom acceptance testing, including training, installation and transition to maintenance.

  Knowledge Transfer: Training and documentation required for successful roll-out and support.

  Support: Maintaining the system software and hardware if necessary or requested.

   Our areas of technical specialization for which we deploy this methodology include:

  .web-based solutions;

  .architecture strategy;

  .Internet/intranet/extranet;


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

  .e-commerce;

  .computer telephony;

  .transaction processing; and

  .legacy system integration.

Representative Customer Engagements

   The following case studies represent a sampling of three of the more than 420 projects Edgewater eSolutions has completed over the last nine years. The case studies highlight in particular eStrategy and eSolution services delivered within particular vertical markets we have served.

 Financial Services Vertical

   The Customer's Challenge. An international financial and travel services corporation (the "Financial Institution") that offers charge and credit cards to its clients needed to replace its existing card replacement system.

   The Customer's Business Goals and Edgewater's eStrategy Response. During a preliminary strategy session, Edgewater conducted meetings with a cross-functional team of representatives from the Financial Institution's card replacement unit ("CRU") and developed and listed key goals for this solution:

  . Improve customer service and decrease training time and cost for customer service representatives;

  .  Deploy an effective fraud protection mechanism;

  .  Increase the accuracy of call fulfillment;

  . Enhance system reliability, response, and maintenance with 100% virtual uptime and be scalable across service centers; and

  .  Provide the ability to interface with multiple legacy data streams.

   Edgewater's eSolution. Edgewater worked closely with key personnel within the CRU to restructure the system architecture and ensure the Financial Institution's needs were met promptly and with minimum interruption to daily operations. First, Edgewater analyzed points of failure in the Financial Institution's existing system and gauged their impact on the end-user. This analysis highlighted two key areas of concern: automatic fail-safes and database accessibility.

   Before Edgewater's solution was implemented, the existing system did not have fail-safe mechanisms in place. Therefore, if the system was down, all current information would be irretrievable and customer service representatives would be unable to access database information necessary to complete call transactions. Edgewater's system allowed for 100% productivity. Several fail-safes were implemented to ensure that data from a call would not be lost, and productivity would not suffer, by guaranteeing function recovery and data integration across service centers. Edgewater tackled database accessibility by creating a customized Internet Explorer browser for the Financial Institution's Web access, allowing the CRU options for deployment. The majority of the application processing and resource intensive work would now occur on the server, and leverage existing machines to support the new system.

   Edgewater created encapsulated business objects to address fulfillment problems. Each of these objects related to a single business entity. For example, the account object contained information relating to an account (cardholder, name, account number, related accounts, etc.). Object registration and tracking guaranteed that if any element of the transaction is not completed, the entire transaction would be handled appropriately. This action ultimately ensured that if information was incorrect or missing, a card would not be sent without further investigation, therefore reducing the risk of fraudulent transactions.

   Benefits. The card replacement system Edgewater implemented provided various benefits. After the system implementation, a typical call followed a predetermined path from inquiry to action. Through Edgewater

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

Technology's solution, the Financial Institution was able to protect against fraud, improve efficiency, customer satisfaction and employee satisfaction and decrease operating costs and processing errors. Specific benefits included:

     .  Reduced training for representatives.
        Prior to Edgewater's solution, it typically took six to eight weeks to train customer service representatives on cumbersome mainframe and legacy systems. These long training times were ultimately causing the Financial Institution to compromise their ability to deliver replacement cards in a timely fashion. With Edgewater's solution, training was dramatically reduced, resulting in increased employee satisfaction and reduced training costs.

     .  Enhanced customer services.
        Edgewater's solution enabled the Financial Institution's customer service team to respond to the replacement of the credit card more quickly and efficiently, thereby reducing the possibility of its customers using competitors' credit cards to make purchases while waiting to receive their new cards.

     .  Ensured higher levels of fraud protection.
        The business objects that were created within Edgewater's solution provided that if any element of the credit card request was incorrect or incomplete, the request would be reviewed and handled appropriately. With these checks and balances in place, it ensured that if information was incorrect or missing, a card would not be sent without further investigation, therefore reducing the risk of fraudulent transactions.

 Retail/e-Tail Vertical

   The Customer's Challenges. A shop-at-home retailer ("Retailer") that offers around-the-clock ordering and next-day delivery of high quality perishable and nonperishable items was faced with rapid expansion and escalating order transaction volumes that placed pressure on the Retailer's systems. The Retailer needed to integrate the latest technology into its Web site. A best-of-breed approach to functional subsystems was posing integration challenges, and the speed with which orders could be processed and information could be disseminated was affected.

   The Customer's Business Goals and Edgewater's eStrategy Response. The Retailer's goal was to integrate these disparate components into a single platform that would support refined workflow and business processes. The new system needed to:

     .  Augment scalability, supportability, and maintainability;

     .  Increase reliability and data integrity;

     .  Enable continuous improvement as order volumes increased;

     .  Enhance order-processing speed; and

     .  Get information to those who needed it on a real-time basis.

Consulting closely with operational and technical personnel from all areas of the Retailer's organization, Edgewater redesigned the system infrastructure to allow workflow flexibility and adaptability, increased reliability and data integrity, and enabled continuous improvement as order volumes increased.

   Edgewater's eSolution. Our solution consisted of six key components utilizing object-oriented technology:

  . To process around-the-clock service for customer signup, shopping, and order placement, we used secure encryption technology on customer-sensitive information pages to safeguard sensitive information, load balancing to spread the processing load across several servers, and advanced HTML scripting and caching techniques to speed the rate at which pages load;


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

  . To simplify the order entry and processing originating via phone and fax and handled by the Retailer's personnel we developed an Internal (Intranet) Order Entry and Tracking Application;

  . To enable real time data collection and reporting, we developed an Order Fulfillment Tracking and Reporting Application so that the operation can monitor order progress and accuracy on a proactive rather than a reactive basis;

  . To enable freedom of movement of item selectors, we implemented a Radio Frequency Order Fulfillment Application to optimize the flow of the selectors through the order fulfillment center as they pick multiple orders, and item and order accuracy through bar code scanning;

  . To provide improved and centralized mechanisms for closing out orders from a financial perspective, we developed an Administration and Accounting Application to maintain:

     .  Item catalog;
     .  Delivery areas;
     .  Promotional events;
     .  Group delivery information; and
     .  System parameters.

  . To allow facilities to access mission critical data from a browser with the ability to view, print, or export reports to MS-Word or MS-Excel, we developed an Intranet Management and Operational Reporting Application. With this new, integrated solution, the Retailer has established a solid platform for growth, capable of accommodating rising order volumes and an expanding network of fulfillment centers without significantly increasing staffing levels. Radical improvements in the reliability and data integrity of the infrastructure have boosted customer service levels by preventing out-of-stock item orders and offering substitutes in the rare event that a requested item is unavailable. It also has allowed the Retailer to capitalize on the labor saving benefits of customer order entry and service over the Web.

   Benefits. The newly designed system offered several significant benefits which:

  . Created an enhanced platform for growth. The new system provided a solid platform for growth and is capable of accommodating rising order volumes and an expanding network of fulfillment centers without significantly increasing staffing levels.

  . Improved customer service. Radical improvements in the reliability and data integrity of the infrastructure have boosted customer service levels by preventing out-of-stock item orders and offering substitutes in the rare event that a requested item is unavailable.

  . Provided labor savings. The new system has allowed the retailer to capitalize on the labor saving benefits of customer order entry and service over the Web.

 Transportation and Logistics Vertical

   The Customer's Challenges. Edgewater partnered with a large governmental logistics group (the "Logistics Group") that processes more than 77 billion packages annually. During the holiday season, package volume and the accompanying infrastructure increase dramatically. Typically in December, the Logistics Group uses a dedicated fleet of over 100 planes to move more than two million pounds of priority packages per day. The dedicated flight operations during this period cost approximately $100 million dollars. In total, the Logistics Group spends approximately $1 billion annually to move packages on its dedicated commercial air network.

   The Customer's Business Goals and Edgewater's eStrategy Response and eSolution. The Logistics Group needed a system to maintain a high standard of quality while at the same time meeting goals to:

  . Reduce Operating Costs. The Logistics Group wanted a system to track package movement more accurately and provide flexibility in planning and adjusting routes.


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

  . Improve Efficiency and Customer Satisfaction. The Logistics Group needed a system that could provide advance information to enhance the efficiency of their operations in the case of poor weather and other adverse conditions.

Edgewater developed and implemented a real time logistics management system (the "Real Time Logistics Management System") to monitor utilization of the Logistic Group's dedicated air transportation network during the high-volume holiday season. The system was later enhanced to provide support for year-round operations. By combining legacy system data, EDI inputs and FAA data feeds into a single system that Edgewater developed for the Logistics Group, Edgewater provided the Logistics Group with operational insights that had not previously been available, creating benefits that are described below. The Real Time Logistics Management System provides users with alerts about flight status, packages that are behind schedule and over-assigned packages, as well as detailed information and tools to help resolve such problems. The browser-based Real Time Logistics Management System architecture provides a straightforward and cost-effective approach to software distribution to the distributed field sites.

   Benefits. The Real Time Logistics Management System has resulted in numerous benefits to the Logistics Group, primarily in reduced costs and enhanced productivity.

  . Reduced Operational Costs. Use of the Real Time Logistics Management System has allowed the Logistics Group to monitor contractors' on-time performance and to dramatically cut costs, resulting in a savings of over $8 million dollars in the first year of operations. The Logistics Group has also been able to more efficiently track containers, significantly reducing costly container loss.

  . Enhanced Operational Efficiency and Customer Satisfaction. The Real Time Logistics Management System provided, for the first time, real-time centralized information to Logistics Group headquarters and to airport hub managers so that they could effectively coordinate packages and aircraft movements across the entire network. The system provides efficient, real-time management of package volume and shipments, which helps to significantly reduce gridlock at key airline hubs, facilitate management of up-to-the minute data and enable the Logistics Group to meet corporate product delivery standards. By improving the management of the air transportation network, the system improved on-time delivery to the Logistics Group's customer base.

Professional Recruitment, Retention and Development

   Our success depends in substantial part upon our ability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our sophisticated services. We believe that the combination of professional support, intellectual challenge, corporate culture and compensation we offer will continue to be attractive to these information technology professionals.

   Recruiting. Our recruitment department conducts its own direct recruiting efforts and coordinates informal and search firm referrals. We believe that our business model, which results in decreased travel, interesting work, greater opportunities for professional development and a dynamic corporate culture, enhances our ability to attract top professionals.

   Professional Development. We believe that providing our professionals with a wide variety of challenging projects and the opportunity to demonstrate ability and achieve professional advancement are keys to their retention. We create a professional development plan for each of our information technology professionals that identify the individual's training and education objectives. We also believe that the working relationships, which develop in our eSolution centers, foster valuable formal and informal mentoring and knowledge sharing.

   Culture. Our culture is critically important to hiring and retaining information technology professionals. Our culture reflects the entrepreneurial spirit that pervades the Internet industry. Our compensation plan ties a significant portion of compensation to the achievement of individual performance goals, team goals and company financial performance goals. We grant stock options to all of our employees upon hiring and in periodic performance reviews.

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

   Employees. Edgewater currently provides eSolutions services via approximately 250 employees, of which approximately 200 are billable consultants working primarily from eSolution centers located in Massachusetts, New Hampshire, Arkansas, Minnesota, North Carolina and Alabama. None of our employees are represented by a collective bargaining agreement. We believe that our employee relations are satisfactory.

Marketing and Sales

   Marketing. Our marketing goal is to generate sales opportunities by increasing the awareness among the middle market of Edgewater's value proposition and the Edgewater brand. As one of our core initiatives in 2001, we plan to expand our corporate marketing and advertising campaign, focusing on it regionally in conjunction with our smaller city focus to gain more exposure for the brand. Our direct marketing activities include direct mail, targeted e-mail and executive seminars for senior executives and other persons who make decisions about information technology investments. In addition, to heighten our public profile, we seek opportunities for our professionals to publish articles and give speeches in their areas of expertise.

   Sales. Our direct sales professionals employ a consultative sales approach, working with the prospective customer's senior executives to identify the customer's service requirements. The service delivery professionals who are located with our sales professionals in our regional offices also participate in the sales process. Once the customer has engaged Edgewater, our sales professionals maintain their relationships with the customer by working collaboratively with our service professionals who are assigned to the customer.

   Strategic Alliances. As part of our sales and marketing effort, we have established working relationships with a number of companies, including Alliance, Microsoft, BEA, Symbol, Sun Microsystems, Oracle, Supply Works, and Burnett Group of North Carolina. These alliances generally entail sharing sales leads, joint marketing efforts, making joint customer presentations, negotiating discounts on license fees or other charges and conducting similar activities. Our arrangements with many of these companies are informal and are not the subject of definitive written agreements. For those companies with whom we do have definitive written agreements, those agreements are either terminable at will by either party or are for terms of one year or less. We believe we have been successful in establishing alliances with a strong group of companies who are either industry leaders or well-regarded new entrants.

Competition

   Our service offerings consist of strategy consulting, systems development and application hosting. We face a high level of competition in all of these service offerings. Our competitors include consulting companies, e-business services firms, systems integration firms, application hosting firms and web hosting firms. Barriers to entry in the strategy consulting and systems integration markets are low. Therefore, we expect additional competitors to enter these markets.

   Strategy Consulting. We believe that the principal competitive factors in the strategy consulting market are quality of services, technical and strategic expertise and ability to provide services in a timely and cost-effective manner. We believe that we compete successfully as to all of these competitive factors because of the strong experience and expertise of our professionals and our focus on Internet solutions. We also believe that our ability to provide consulting services in combination with systems integration and hosting provides us with a competitive advantage.

   Systems Development. In the systems integration market, we believe that the principal competitive factors are the ability to implement high quality solutions rapidly and cost-effectively in terms of both implementation and ongoing costs. Through the use of our regional solution centers, we believe that we are able to provide high quality systems integration of e-business solutions on a rapid, cost-effective basis.

   Custom Hosting. We believe our ability to offer custom application hosting is a distinct competitive advantage. Our customer can take adequate time to gain the knowledge to run the system or concentrate its resources on other development activities.

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

Intellectual Property

   We consider our intellectual property to be a principal asset in a highly competitive industry. We also consider our intellectual property to be an important factor in building brand recognition for quality service and performance. Therefore, we have secured certain service marks, and continue to seek registration of other service marks, for "Edgewater." We believe we have all rights to trademarks and trade names necessary for the conduct of our business.

   We rely on a combination of trade secret, copyright and trademark laws to protect our proprietary rights. In particular, we require each of our employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of our intellectual property and that any intellectual property that they develop while employed by us is the property of Edgewater Technology.

A Look Ahead--Potential Future Strategies, Transactions and Changes

   As we made progress to focus on our eSolutions business, in July 2000, we engaged Banc of America Securities to assist the Board of Directors in determining our appropriate capital structure following the divestitures of our non-eSolutions businesses and to advise us on our positioning relative to our eSolutions peer group. After completion of the Transaction, our eSolutions business will represent our exclusive operating business focus.

   After consultation with our financial advisor, we have concluded that it will be critical to our ability to create long term stockholder value for our stand-alone eSolutions business that we significantly increase eSolutions business revenues to be more competitive with our publicly traded eSolutions peers. We intend to pursue internal growth initiatives and appropriate business combination alternatives to achieve such objectives. From time to time, we have engaged in preliminary discussions with various persons concerning a potential business combination transaction involving our eSolutions business. At the present time, we have not entered into any substantive negotiations or agreements with respect to any such transactions.

   We believe that our current cash reserves, a portion of the cash proceeds from the Transaction, if consummated, and our anticipated cash flow from our eSolutions operations will be, taken together, adequate for our working capital needs for at least the next 12 months. However, our actual experience may differ significantly from our expectation, particularly if we pursue growth through internal growth initiatives and/or business combination transactions, which we presently believe will be advantageous to building long-term stockholder value, or we pursue further repurchase or dividend strategies, as described below. In addition, other future events may adversely or materially affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources.

   We may, in the future, purchase Common Stock in the open market, in private transactions, through tender offers or otherwise, pursuant to our previously authorized $30 million repurchase program or subject to the approval of the Board of Directors. We may elect, in the alternative, or in addition, to repurchases, to return value to our stockholders through the declaration of a special dividend, if such dividend is prudent relative to existing cash balances and growth objectives. Any future purchases or dividends by us will depend on many factors, including:

  . the market price of our Common Stock at that time;

  . our business strategy;

  . our business and financial position; and

  . general economic and market conditions.

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Factors Affecting Edgewater Following the Transaction

Following the recent divestitures of our non-eSolutions businesses, including the Transaction, it is likely that the future value of our stock will be highly uncertain, and neither historical trading prices nor the Tender Offer Price may be indicative of the future trading values of our stock after consummation of the Transaction.

   We acquired the eSolutions business effective April 1, 1999 and, until recently, its results have been reported on a consolidated basis along with the results of our staffing and professional services and placement businesses that have been the subject of sales transactions over the last six months. Our eSolutions business is subject to different risks and uncertainties compared to those of our non-eSolutions businesses. There can be no assurance that our eSolutions business will be valued as a stand-alone public company in a manner similar to the way Edgewater was valued prior to the recent non-eSolutions business divestiture transactions, including the Transaction. Therefore, neither the Tender Offer Price nor historical trading prices should be considered as a reliable measure by which to anticipate future valuations of our Common Stock.

   The Board of Directors set the $8.00 per share Tender Offer Price at a level that represented a premium to the trading prices of our Common Stock over the last six months. However, there can be no assurance that, going forward, our Common Stock will be priced at, near or above the Tender Offer Price or the trading prices of our Common Stock for the last six months.

   In addition, since completing the Tender Offer, Edgewater now has substantially fewer outstanding shares of Common Stock that may be traded in the market, which may reduce liquidity and our overall market capitalization. This reduction in liquidity and market capitalization, and the potential that the shares will have lesser institutional investor interest, could have a material adverse effect on trading prices for our Common Stock.

Our comparable publicly traded eSolutions peers have experienced extreme volatility in trading prices over the last one-and-one-half years and the value of our Common Stock could become highly volatile.

   Between April 1, 1999, the effective date of our acquisition of the Edgewater eSolutions business, and May, 2000, many of the current publicly traded competitors of our eSolutions business completed initial and secondary public offerings and experienced significant, in many cases several hundred percent, appreciation in their common stock trading values relative to their initial public offering prices. Since May, 2000, these same companies have experienced significant, in many cases 70% to 90% or more, declines in trading values. As a result, trading prices for eSolutions stocks have been and may continue to be highly volatile, and it is possible that our Common Stock price, whether due to market events affecting the eSolutions sector or operating results or other factors affecting us specifically, could trade following the Transaction with great volatility. Such volatility could be compounded by our
(i) growth initiatives, the result of which could be largely affected depending upon whether those initiatives are primarily executed through internal growth, on the one hand, or through business combination transactions with third parties, on the other hand; or (ii) failure to execute targeted growth initiatives.

Volatility of our stock price could result in expensive class action litigation.

   If our Common Stock suffers from volatility like the securities of other technology and eSolutions companies, we could be subject to securities class action litigation similar to that which has been brought against other companies following periods of volatility in the market price of their common stock. Furthermore, in 1999, a number of complaints were filed against us alleging that we violated U.S. federal securities laws. Recently, the trial court granted our motion for dismissal of all claims in connection with these actions. The process of defending against these types of claims, regardless of their merit, is costly and often creates a considerable distraction to senior management. Any future litigation could result in substantial additional costs and could divert our resources and senior management's attention. This could harm our productivity and profitability and potentially adversely affect our stock price.

Our eSolutions business has never operated on a stand-alone basis as a public company and our operations management team has never managed a public company.

   We anticipate that Edgewater Technology (Delaware), Inc., our eSolutions business unit, will, following the closing of the Transaction, be our primary operating company. Assuming the completion of such events, it is anticipated that our present executive officers will transition out of senior management during the one year period following the closing of the Transaction. Our eSolutions management team has never managed a public company and there can be no assurance that the newly appointed executive officers will be able to successfully manage Edgewater as a publicly traded company. As a result of this and the foregoing factors, stockholders should consider the risk that the actual trading values of the shares following the Transaction may be significantly lower than our historical trading prices.

Our business and results of operations may be adversely impacted as a result of the tragic incident in our Wakefield, Massachusetts office.

   On December 26, 2000, a tragedy occurred at our Wakefield, Massachusetts office, where seven of our employees were murdered. As a result of this tragedy, our Wakefield office was closed during the last week of December, 2000. Although the Wakefield office has since reopened, to date our employees' attention has largely been focused on dealing with the aftermath of the tragedy. We have arranged for grief counselors for the victims' families and friends and members of our management team have been working one-on-one with the families of the victims to ensure that their needs are being met. Additionally, members of our management team have been working with our insurance and benefits providers to expedite the process of disbursing benefits. In light of the fact that one of our top priorities at this time is to support the friends, families and co-workers of the victims through this difficult period, we expect a diversion of attention, among both management and non-management employees, to continue during the near future. As a result of this incident and the necessary diversion of our resources, we could be adversely impacted in our business and results of operations for 2001.

Our success depends on a limited number of significant eSolutions customers, and our revenues could be negatively affected by the loss of a major eSolutions customer or significant project.

   We generate much of our eSolutions revenues from a limited number of customers. As a result, if we lose a major customer or large project, our revenues could be materially and adversely affected. In 1999, for example, our five largest eSolutions customers accounted for approximately 87% of our eSolutions net revenues. During the nine months ended September 30, 2000, our five largest eSolutions customers accounted for approximately 74% of our total eSolutions revenues.

   We perform varying amounts of work for specific customers from year to year. A major customer in one year may not use our services in another year. In addition, we may derive revenues from a major customer that constitutes a large portion of a particular quarter's total revenues. If we lose any major customers or any of our customers cancel or significantly reduce a large project's scope, our results of operations and financial condition could be materially and adversely affected. In addition, we expect the size of our contracts with significant customers to grow, resulting in a continued dependence on significant customers. Further, if we fail to collect a large account receivable, we could be subjected to significant financial exposure. All of the foregoing risks would be more acute following the Transaction and other recent divestitures than when our businesses were more diversified and less dependent upon one or more individual customers.

Our lack of long-term eSolutions customer contracts reduces the predictability of our revenues because these contracts may be canceled on short notice and without penalty.

   Our eSolutions customers generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a customer may not engage us for further services once a project is completed. If a significant customer, or a number of customers, terminate, significantly reduce or modify their contracts with us, our results of operations would be materially and adversely affected. Consequently, you should not predict or anticipate our future revenues based on the number of eSolutions customers we have or the number and size of our existing projects. If a customer were to postpone, modify or cancel a project, we would be required to shift our consultants to other projects to minimize the adverse impact on our operating results. We cannot assure you that we will be successful in efficiently shifting our consultants to new projects in the event of project terminations.

We may have lower margins, or lose money, on fixed-price eSolutions contracts.

   As part of our strategy, we intend to continue to grow our eSolutions business with both time-and-materials contracts and fixed-price contracts. However, we anticipate, given present customer demand trends, that our customers will increasingly demand fixed-price contracts and such contracts, compared to contracts based on payment for time and materials, will grow at a faster rate and constitute a larger percentage of our revenues going forward. For the nine months ended September 30, 2000, fixed-price contracts represented approximately 7% of our eSolutions revenues. We assume greater financial risk on fixed-price contracts than on time-and-materials engagements, and we cannot assure you that we will be able to successfully price our larger fixed-price contracts. If we fail to estimate accurately the resources and time required for an engagement, to manage customer expectations effectively or to complete fixed-price engagements within our budget, on time and to our customers' satisfaction, we would be exposed to cost overruns, potentially leading to lower gross profit margins, or even losses, on these engagements.

Because we rely on highly trained and experienced personnel to design and build complex systems for our customers, our inability to attract and retain qualified employees would impair our ability to provide our services to existing and new customers.

   Our future success depends in large part on our ability to attract and retain highly trained and experienced software engineers as well as recruiters, other technical personnel and sales and marketing professionals of various experience levels. If we fail to attract and retain these personnel, we may be unable to complete existing projects or bid for new projects of similar size, which could reduce our revenues. While attracting and retaining experienced software engineers is critical to our business and growth strategy, maintaining our current level of software engineer experience may also be particularly difficult. Skilled software engineers historically have been in short supply, and this shortage is likely to continue for some time. As a result, competition for these people is intense, and the industry attrition rate for them is high. Additionally, we plan to open new offices in a select number of geographic markets to attract and retain new employees. Our failure to open new offices or to open them in areas which experienced software engineers would find attractive could limit our ability to attract and retain qualified personnel. Moreover, even if we are able to grow and expand our employee base, the resources required to attract and retain these employees may adversely affect our operating margins.

We depend on our key personnel, and the loss of their services may adversely affect our business.

   We believe that our success will depend on the continued employment of the senior management team of our eSolutions business and other key personnel. This dependence is particularly important to our business because personal relationships are a critical element of obtaining and maintaining customer engagements. If one or more members of the senior management team of our eSolutions business or other key personnel were unable or unwilling to continue in their present positions, our business could be seriously harmed. In addition, if any of our key personnel join a competitor or form a competing company, some of our customers might choose to use the services of that competitor or those of a new company instead of our own. Furthermore, other companies seeking to develop in-house business capabilities may hire away some of our key personnel.

Competition in the eSolutions market is intense and, therefore, we may lose projects to, or face pricing pressure from, our competitors or prospective customers' internal IT departments.

   While the market for eSolutions professional services is relatively new, it is already highly competitive. In many cases we compete with the in-house technical staff of our prospective customers. In addition, the market is characterized by an increasing number of entrants that have introduced or developed services similar to those offered by us. We believe that competition will intensify and increase in the future. Our target market is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes, which could have a material adverse effect on our business. We compete on the basis of a number of factors, many of which are beyond our control. Existing or future competitors may develop or offer Internet professional services that provide significant technological, creative, performance, price or other advantages over the services we offer.

   We currently compete for customer assignments and experienced personnel principally with the following:

  . E-business service firms: Breakaway Solutions, Diamond Technology
    Partners, iXL, MarchFirst, Proxicom, Razorfish, Sapient, Scient and
    Viant.

  . Systems integrators: Accenture (formerly Andersen Consulting), Cambridge
    Technology Partners, Cap Gemini and EDS.

  . Management consulting firms: Bain, Booz-Allen & Hamilton, Boston
    Consulting Group and McKinsey.

  . Computer hardware and service vendors: Compaq, Hewlett-Packard and IBM.

   Many of these businesses have longer operating histories and significantly greater financial, technical, marketing and managerial resources than we do. There are relatively low barriers to entry into our business. We have no patented or other proprietary technology that would preclude or inhibit competitors from entering the eSolutions market. Therefore, we must rely on the skill of our personnel and the quality of our customer service. The costs to develop and provide eSolutions services are low. We expect that we will continue to face additional competition from new entrants into the market in the future, and we are subject to the risk that our employees may leave us and may start competing businesses. Any one or more of these factors could hurt our business.

Our future eSolutions business success will depend on the continued growth and development of the Internet and its infrastructure.

   Our future success will depend on the continued growth and use of the Internet. We cannot assure you that this growth will continue or that a sufficient number of consumers will adopt and continue to use the Internet. We cannot assure you that the Internet infrastructure will be able to support expected growth or that the performance and reliability of the Internet will not decline as a result of this growth. Recently, many web sites, including those of our customers, have experienced a variety of interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Web usage could grow more slowly than anticipated or decline.

Our future eSolutions business success will depend on the development of the eBusiness market, which remains uncertain.

   Our future success will depend upon the widespread acceptance and use of the Internet as an effective medium of commerce by businesses and consumers. Rapid growth in the use of the Internet and commercial online services is a recent phenomenon. Demand for services and products over the Internet and online services is subject to a high level of uncertainty. The continued development of the Internet and eBusiness as a viable commercial marketplace is subject to a number of factors, including the following:

  . the willingness of buyers to shift their purchasing habits from traditional vendors to eBusiness vendors;

  . the lack of success, or business failures experienced, with emerging or developing Internet-based businesses or distribution methodologies;

  . insufficient availability of telecommunications services providing sufficiently fast response times; and

  . adverse publicity and consumer concern about the security of eBusiness transactions.

   During the last six months, e-business service providers have experienced decreased demand from "dot.com" start-ups and established concerns that have reduced or in certain cases eliminated eSolutions spending. We cannot assure you that this trend will not continue and deteriorate or that such events or developments will not have an adverse effect our business.

Breaches of security and computer viruses on the Internet may adversely affect our business by slowing the growth of eBusiness.

   The need to securely transmit confidential information, such as credit card and other personal information, over the Internet has been a significant barrier to eBusiness and Internet communications. Any well-publicized compromise of security could deter consumers and businesses from using the Internet to conduct transactions that involve transmitting confidential information, such as purchases of goods or services. Furthermore, computer viruses that spread over the Internet could disable or damage the systems we develop for our customers. Decreased Internet traffic or eSolutions sales as a result of general security concerns or viruses could cause companies to reduce their amount of technology spending, which could hurt our results of operations.

If we fail to satisfy our eSolutions customers' expectations, our existing and continuing business could be adversely affected.

   Our sales and marketing strategy emphasizes our belief that any customer we have ever worked for would give us a positive reference. Therefore, if we fail to satisfy the expectations of our customers, we could damage our reputation and our ability to retain existing customers and attract new customers. In addition, if we fail to perform our engagements, we could be liable to our customers for breach of contract. Although most of our contracts limit the amount of any damages to the fees we receive, we could still incur substantial cost, negative publicity, and diversion of management resources to defend a claim, and, as a result, our business results could suffer.

We may not be able to successfully manage our eSolutions business growth, which could adversely affect our business.

   We have grown rapidly and expect to continue to grow rapidly, both by hiring new employees for, and serving new industry and geographic markets with, our eSolutions business. Growth efforts through potential business combination transactions may also be pursued in the future after completion of the Transaction. Our recent eSolutions business growth has placed, and is expected to continue to place, a significant strain on our management and our operating and financial systems. Our headcount has doubled between December 31, 1998 and December 31, 2000, and several members of our senior management team have only recently joined us. We do not believe our recent organic or internal growth rate is sustainable for the long term.

   Our personnel, systems, procedures and controls may be inadequate to support our future operations. In order to accommodate the increased number of projects, customers and the increased size of our operations, we will need to hire, train and retain appropriate personnel to manage our operations. We will also need to improve our financial and management controls, reporting systems and operating systems. We currently plan to redesign several internal systems. We may encounter difficulties in developing and implementing these new systems.

Future eSolutions business combination transactions or joint ventures could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our business.

   We anticipate that a portion of any future growth may be accomplished through one or more business combination transactions or joint ventures. The success of any such transactions or joint ventures will depend upon, among other things, our ability to integrate acquired personnel, operations, products and technologies into our organization effectively, to retain and motivate key personnel of acquired businesses and to retain customers of acquired firms. We cannot assure you that we will be able to identify suitable opportunities, obtain any necessary financing or utilize our equity securities as acquisition currency on acceptable terms to complete any such business combination transaction or joint ventures or successfully integrate acquired personnel and operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and materially and adversely affect our results of operations. Any such transactions or joint ventures would involve certain other risks, including the assumption of additional liabilities, potentially dilutive issuances of equity securities and diversion of management's attention from operating activities.

We may not be able to protect our intellectual property rights, which could adversely affect our eSolutions business.

   Our future success will depend, in part, upon our intellectual property rights and our ability to protect these rights. We do not have any patents or patent applications pending. Existing trade secret and copyright laws afford us only limited protection. Third parties may attempt to disclose, obtain or use our solutions or technologies. This is particularly true in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States. Others may independently develop and obtain patents or copyrights for technologies that are similar or superior to our technologies. If that happens, we may need to license these technologies and we may not be able to obtain licenses on reasonable terms, if at all. If we are unsuccessful in any future intellectual property litigation we may be forced to do one or more of the following:

  . cease selling or using technology or services that incorporate the challenged intellectual property;

  . obtain a license, which may not be available on reasonable terms or at all, to use the relevant technology;

  . configure services to avoid infringement; and

  . refund license fees or other payments that we have previously received.

   Generally, we develop software applications for specific customer engagements. Issues relating to ownership of and rights to use software applications and frameworks can be complicated. Also, we may have to pay economic damages in these disputes which could adversely affect our results of operations and financial condition.

Fluctuations in our quarterly revenues and operating results may lead to reduced prices for our stock.

   Our quarterly revenues and operating results can sometimes be volatile. We believe comparisons of prior period operating results cannot be relied upon as indicators of future performance. If our revenues or our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

   Factors that may cause our quarterly results to fluctuate in the future include the following:

  . variability in market demand for eSolutions services;

  . length of the sales cycle associated with our service offerings;

  . unanticipated variations in the size, budget, number or progress toward completion of our engagements;

  . unanticipated termination of a major engagement, a customer's decision not to proceed with an engagement we anticipated or the completion or delay during a quarter of several major customer engagements;

  . efficiency with which we utilize our employees, or utilization, including our ability to transition employees from completed engagements to new engagements;

  . our ability to manage our operating costs, a large portion of which are fixed in advance of any particular quarter;

  . adverse developments affecting our business or results that could arise out of the tragedy that occurred on December 26, 2000 at our Wakefield, Massachusetts office, where seven of our employees were murdered;

  . changes in pricing policies by us or our competitors;

  . seasonality and cyclicality, including the effects of lower utilization rates during periods with disproportionately high holiday and vacation usage experience;

  . timing and cost of new office expansions;

  . the timing of customer year-end periods and the impact of spending relative to such year-end periods;

  . our ability to manage future growth; and

  . costs of attracting, retaining and training skilled personnel.

Some of these factors are within our control while others are outside of our control.

Management of Edgewater Following the Transaction

   Following the completion of the Transaction, we currently anticipate that Edgewater's eSolutions business unit, Edgewater Technology (Delaware), Inc., will be our primary operating company. If the Transaction is approved, we expect that our present executive officers will transition out of senior management during the one year period following the closing of the Transaction. The following table contains information regarding certain officers of the Edgewater Subsidiary who we currently anticipate will become executive officers of the Company following the closing of the Transaction:

Name               Age       Current Position with the Edgewater Subsidiary
Shirley Singleton  48        President and Chief Executive Officer
David Clancey      45        Senior Vice President and Chief Technology Officer

   Shirley Singleton. Ms. Singleton co-founded Edgewater Technology (Delaware), Inc. in 1992 and currently serves as President and Chief Executive Officer of Edgewater's eSolutions business unit. Prior to co-founding Edgewater Technology (Delaware), Inc., Ms. Singleton was Vice President and General Manager of the Northeast region of Logica North America, a large systems integrator.

   David Clancey. In 1992, Mr. Clancey co-founded Edgewater Technology (Delaware), Inc. with Ms. Singleton. Today Mr. Clancey is Senior Vice President and Chief Technology Officer of our eSolutions business. Prior to co-founding Edgewater Technology (Delaware), Inc., Mr. Clancey was a systems architect and Chief Technology Officer at Logica Data Architects in Waltham, Massachusetts.

   Other than Steven E. Schulte and Stephen R. Bova, who are no longer employed by us, biographical information on our current executive officers may be obtained from the proxy statement for our 2000 Annual Meeting.

Edgewater Properties

   Our principal executive offices are currently located at 302 East Millsap Road, Fayetteville, Arkansas 72703. Following the completion of the Transaction, we intend to relocate our principal executive offices to the offices of the Edgewater Subsidiary at Wakefield, Massachusetts during the second quarter of 2001. The address for our Wakefield, Massachussetts office is 20 Harvard Mill Square, Wakefield, Massachussetts 01880. The Edgewater Subsidiary also has offices in New Hampshire, North Carolina, Arkansas, Alabama and Minnesota. Our principal executive offices and the Edgewater Subsidiary's offices are all leased properties. We do not own any real estate.

                           EDGEWATER TECHNOLOGY, INC.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION

   We (Edgewater Technology, Inc. and our subsidiaries, or the "Company") provide business solutions through our eSolutions segment, Edgewater Technology (Delaware), Inc. (the "Edgewater Subsidiary"), which was acquired effective April 1, 1999.

   As previously discussed, we have sold our interests in our Commercial staffing segment, Robert Walters plc (finance and accounting staffing services) and Strategic Legal Resources (legal staffing). At the time of our Form 10-Q filing for the three months ended September 30, 2000, we had signed a non-binding letter of intent to sell our IntelliMark division (information technology staffing and solutions), which was subsequently sold on November 16, 2000. As a result of the above, the operating results for these segments and divisions were included in discontinued operations in the financial statements as of and for the nine months ended September 30, 2000.

   The following unaudited pro forma consolidated statements of income set forth the results of operations for the twelve months ended December 31, 1999 and for the nine months ended September 30, 2000 as if the Transaction and $130 million issuer tender offer (the "Tender Offer") had occurred at the beginning of fiscal 1999. The unaudited pro forma consolidated balance sheet sets forth the financial position as of September 30, 2000, as if the Transaction and Tender Offer had occurred as of that date.

   The Edgewater Subsidiary had selling, general and administrative expenses ("SG&A") of $7.8 million for the nine months ended September 30, 2000. Including the pro forma results for the three months ended March 31, 1999 (prior to the effective date of our acquisition of the Edgewater Subsidiary), the Edgewater Subsidiary had SG&A of $5.3 million for the twelve months ended December 31, 1999. In addition to these segment costs, the accompanying pro forma statements of income include the costs that remain after the allocation of corporate costs to the respective discontinued divisions. As these remaining corporate costs were incurred in historical periods based on a larger public company and a different corporate structure, these costs are not necessarily indicative of the future corporate costs that will be necessary to operate the Edgewater Subsidiary as a stand-alone public company.

   The pro forma results of operations are not necessarily indicative of future operations or the actual results that would have occurred had the Transaction and Tender Offer been completed at the beginning of fiscal 1999. These statements should be read in conjunction with the accompanying notes herein and the historical consolidated financial statements and related notes included in our 1999 Annual Report of Form 10-K and Quarterly Report on Form 10-Q for the three months ended September 30, 2000, which are incorporated into this proxy statement by reference.

                           EDGEWATER TECHNOLOGY, INC.

                          UNAUDITED PRO FORMA COMBINED
                                 BALANCE SHEET

                            AS OF SEPTEMBER 30, 2000
                                 (In Thousands)

                                           IntelliMark     ClinForce     Tender Offer
                             Edgewater      Pro Forma      Pro Forma      Pro Forma
                          Technology, Inc. Adjustments    Adjustments    Adjustments     Pro Forma
                          ---------------- -----------    -----------    ------------    ---------
         ASSETS
CURRENT ASSETS:
  Cash and cash
   equivalents..........      $100,226      $ 41,000 (a)   $    246 (f)   $(130,000)(k)  $  35,235
                                              (4,138)(b)     31,000 (g)      (1,485)(l)
                                                             (1,614)(h)
  Accounts receivable,
   net..................        12,374           --          (4,078)(f)         --           8,296
  Prepaid expenses and
   other................         6,681           --             496 (f)                      7,177
  Income tax
   receivable...........           --         14,000 (c)        --              --          14,000
  Deferred income
   taxes................         1,484           --             --              --           1,484
                              --------      --------       --------       ---------      ---------
    Total current
     assets.............       120,765        50,862         26,050        (131,485)        66,192
PROPERTY AND EQUIPMENT,
 net....................         2,154           --            (433)(f)         --           1,721
INTANGIBLE ASSETS, net..        49,390           --         (11,889)(f)         --          37,501
DEFERRED INCOME TAXES...        51,646           325 (c)     (6,080)(i)         --          31,390
                                             (14,501)(c)
OTHER ASSETS............           164           --             (20)(f)         --             144
NET ASSETS HELD FOR
 SALE...................        39,710       (39,710)(d)        --              --             --
                              --------      --------       --------       ---------      ---------
    Total Assets........      $263,829      $ (3,024)      $  7,628       $(131,485)     $ 136,948
                              ========      ========       ========       =========      =========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and
   other accrued
   liabilities..........      $ 14,107      $    --        $   (131)(f)   $     --       $  13,976
  Payroll and related
   liabilities..........         3,946           --          (1,094)(f)         --           2,852
  Income taxes payable..           501          (501)(c)        --              --             --
                              --------      --------       --------       ---------      ---------
    Total current
     liabilities........        18,554          (501)        (1,225)            --          16,828
OTHER LONG-TERM
 LIABILITIES............           238           --             --              --             238
STOCKHOLDERS' EQUITY:
  Common stock..........           296           --             --              --             296
  Treasury stock........        (6,127)          --             --         (130,000)(k)   (136,127)
  Paid-in capital.......       217,604           --             --              --         217,604
  Retained earnings.....        33,264        (2,523)(e)      8,853 (j)      (1,485)(l)     38,109
                              --------      --------       --------       ---------      ---------
    Total stockholders'
     equity.............       245,037        (2,523)         8,853        (131,485)       119,882
                              --------      --------       --------       ---------      ---------
    Total Liabilities
     and Stockholders'
     Equity.............      $263,829      $ (3,024)      $  7,628       $(131,485)     $ 136,948
                              ========      ========       ========       =========      =========

                           EDGEWATER TECHNOLOGY, INC.

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000

  (a) Records the proceeds of $42.7 million received by the Company for the sale of IntelliMark net of receivable collections already reflected in the cash balance.

  (b) Records the payment of estimated transaction fees and reserves associated with the sale of IntelliMark.

  (c) Records the income tax effects of the sale of IntelliMark. The current classification represents recovery of 1998 fiscal year taxes paid for which we will file a refund in 2001 and which we expect to receive within the next twelve months.

  (d) Represents the assets and liabilities of IntelliMark that were sold by the Company.

  (e) Records the book loss generated from the sale of IntelliMark.

  (f) Represents the assets and liabilities of ClinForce that are being sold by the Company as part of the Transaction.

  (g) Records the proceeds of $31 million anticipated to be received by the Company for the Transaction, pending stockholder approval.

  (h) Records the payment of estimated transaction fees associated with the Transaction.

  (i) Records the income tax effects of the Transaction, which resulted in a reduction of our deferred tax asset.

  (j) Records the book gain generated from the Transaction.

  (k) Records the use of $130 million to repurchase shares of our Common Stock via the Tender Offer.

  (l) Records the payment of estimated transaction fees, including the purchase of shares subject to certain vested in-the-money stock options associated with the Tender Offer.

                           EDGEWATER TECHNOLOGY, INC.

                          UNAUDITED PRO FORMA COMBINED
                              STATEMENT OF INCOME
                           FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2000

                     (In Thousands, Except Per Share Data)

                               Edgewater         Previous                   Pro Forma      Pro
                          Technology, Inc.(a) Dispositions(b) ClinForce(c) Adjustments    Forma
                          ------------------- --------------  -----------  -----------   -------
SERVICE REVENUES........       $  43,969         $    --       $(20,554)     $  --       $23,415
COST OF SERVICES........          25,491              --        (14,284)        --        11,207
                               ---------         --------      --------      ------      -------
  Gross Profit..........          18,478              --         (6,270)        --        12,208
OPERATING EXPENSES
  Selling, general and
   administrative.......          14,656              --         (3,392)       (901)(d)   10,363 (h)
  Depreciation and
   amortization.........           3,724              --           (463)        --         3,261
  Nonrecurring
   restructure charge              2,803              --            --       (2,803)(e)      --
                               ---------         --------      --------      ------      -------
    Operating (loss)
     income.............          (2,705)             --         (2,415)      3,704       (1,416)
                               ---------         --------      --------      ------      -------
OTHER INCOME (EXPENSE):
  Interest income.......              35              --            --        1,322 (f)    1,357
  Other, net............             817              --            --          --           817
                               ---------         --------      --------      ------      -------
(LOSS) INCOME BEFORE
 INCOME TAXES...........          (1,853)             --         (2,415)      5,026          758
INCOME TAX (BENEFIT)
 PROVISION..............            (710)             --           (922)      1,922 (g)      290
                               ---------         --------      --------      ------      -------
  (Loss) income from
   continuing
   operations...........          (1,143)             --         (1,493)      3,104          468
DISCONTINUED OPERATIONS:
  Loss from operations
   of discontinued
   divisions............        (105,637)         105,637           --          --           --
  Gain on sale of
   divisions............          63,513          (63,513)          --          --           --
                               ---------         --------      --------      ------      -------
    Net (loss) income...       $ (43,267)        $ 42,124      $ (1,493)     $3,104      $   468
                               =========         ========      ========      ======      =======
EARNINGS PER COMMON
 SHARE
  BASIC.................       $   (1.47)                                                $  0.04
                               =========                                                 =======
  DILUTED...............       $   (1.47)                                                $  0.04
                               =========                                                 =======
WEIGHTED AVERAGE SHARES
 OUTSTANDING
  BASIC.................          29,387                                                  13,137 (i)
                               =========                                                 =======
  DILUTED...............          29,492                                                  13,242 (j)
                               =========                                                 =======

                           EDGEWATER TECHNOLOGY, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

  (a) As we had signed a non-binding letter of intent to sell our IntelliMark division as of September 30, 2000, the results of operation for this division are included in discontinued operations. IntelliMark was sold on November 16, 2000. As we have previously sold our interests in our Commercial staffing segment, Robert Walters, and Strategic Legal Resources, the operating results for these divisions are also included in discontinued operations for the nine months ended September 30, 2000.

  (b) Adjustment to remove discontinued operations, which include results from our Commercial staffing segment, Robert Walters, Strategic Legal Resources and IntelliMark.

  (c) Represents the unaudited financial results of ClinForce, our clinical trials support services division, which is being sold as part of the Transaction, pending stockholder approval.

  (d) Represents an allocation of our corporate costs that relate to ClinForce.

  (e) Adjustment to remove nonrecurring corporate charges that relate to our restructure and sale of various divisions.

  (f) Adjustment to reflect interest income that would have resulted if the Tender Offer and sale of the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce had occurred effective January 1, 2000.

  (g) Records the provision for federal and state income taxes at an effective combined tax rate of approximately 38.3%.

  (h) This amount includes (i) SG&A of $7.8 million for the Edgewater Subsidiary and (ii) other SG&A of $2.6 million, including costs that remain after the allocation of corporate costs to the respective non-eSolutions discontinued divisions. As the remaining corporate costs referred to in clause (ii) above were incurred in historical periods based on a larger public company and a different corporate structure, these costs are not necessarily indicative of the future corporate costs that will be necessary to operate the Edgewater Subsidiary as a stand-alone public company.

  (i) Reflects the actual weighted average basic shares outstanding for the nine months ended September 30, 2000 of 29,387,232 adjusted to reflect the repurchase as of January 1, 2000 of 16,250,000 shares of our common stock through the $130 million Tender Offer priced at $8.00 per share.

  (j) Pro forma weighted average diluted shares outstanding for the nine months ended September 30, 2000 include the shares discussed in Note
      (i) above and 105,094 shares representing the incremental dilutive effect of our outstanding stock options.

                           EDGEWATER TECHNOLOGY, INC.

                          UNAUDITED PRO FORMA COMBINED
                              STATEMENT OF INCOME
                          FOR THE TWELVE MONTHS ENDED

                               DECEMBER 31, 1999
                     (In Thousands, Except Per Share Data)

                          Edgewater
                         Technology,     Previous                  Preacquisition  Pro Forma      Pro
                            Inc.      Dispositions(a) ClinForce(b)  Edgewater(c)  Adjustments    Forma
                         -----------  --------------- ------------ -------------- -----------   --------
SERVICE REVENUES........ $1,220,852     $(1,179,316)    $(26,496)      $4,790       $   --      $ 19,830
COST OF SERVICES........    918,574        (893,290)     (19,200)       2,087           828 (d)    8,999
                         ----------     -----------     --------       ------       -------     --------
  Gross profit..........    302,278        (286,026)      (7,296)       2,703          (828)      10,831
OPERATING EXPENSES:
  Selling, general and
   administrative.......    214,824        (189,344)      (3,913)       1,237       (11,422)(e)   10,554 (i)
                                                                                       (828)(d)
  Depreciation and
   amortization.........     21,448         (19,975)        (578)         129         1,021 (f)    2,045
  Non-recurring
   charges..............      2,153          (2,153)         --           --            --           --
                         ----------     -----------     --------       ------       -------     --------
    Operating income
     (loss).............     63,853         (74,554)      (2,805)       1,337        10,401       (1,768)
                         ----------     -----------     --------       ------       -------     --------
OTHER INCOME (EXPENSE):
  Interest (expense)
   income...............    (17,419)            --           --           (67)       18,714 (g)    1,228
  Other, net............       (227)            227          --           --            --           --
                         ----------     -----------     --------       ------       -------     --------
INCOME (LOSS) BEFORE
 INCOME TAXES...........     46,207         (74,327)      (2,805)       1,270        29,115         (540)
INCOME TAX PROVISION
 (BENEFIT)..............     15,994         (25,727)        (971)         440        10,078 (h)     (186)
                         ----------     -----------     --------       ------       -------     --------
    Net income (loss)... $   30,213     $   (48,600)    $ (1,834)      $  830       $19,037     $   (354)
                         ==========     ===========     ========       ======       =======     ========
EARNINGS PER COMMON
 SHARE
  BASIC................. $     1.03                                                             $  (0.03)
                         ==========                                                             ========
  DILUTED............... $     1.02                                                             $  (0.03)
                         ==========                                                             ========
WEIGHTED AVERAGE SHARES
 OUTSTANDING
  BASIC.................     29,280                                                               13,030 (j)
                         ==========                                                             ========
  DILUTED...............     29,526                                                               13,276 (k)
                         ==========                                                             ========

                           EDGEWATER TECHNOLOGY, INC.

           NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1999

  (a) Represents the results of operations for the Commercial staffing segment, Robert Walters, Strategic Legal Resources and IntelliMark. These divisions were previously sold by the Company during 2000.

  (b) Represents the unaudited financial results of ClinForce, our clinical trials support services division, which is being sold as part of the Transaction, pending stockholder approval.

  (c) Represents the unaudited financial results of the Edgewater Subsidiary, our eSolutions segment, for the three months ended March 31, 1999 as this segment was acquired effective April 1, 1999.

  (d) Reclassification adjustment to properly present benefit and tax costs for the Edgewater Subsidiary's consultants as components of Cost of Services instead of Selling, General and Administrative Expenses.

  (e) Represents an allocation of our corporate costs that relate to the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce.

  (f) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of the Edgewater Subsidiary, our eSolutions segment, for the three months ended March 31, 1999. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $40.8 million which is being amortized over ten years.

  (g) Adjustment to reflect interest income that would have resulted if the Tender Offer and the sale of the Commercial staffing segment, Robert Walters, Strategic Legal Resources, IntelliMark and ClinForce had occurred effective January 1, 1999.

  (h) Records the provision for federal and state income taxes at an effective combined tax rate of approximately 34.6%.

  (i) This amount includes (i) pro forma SG&A of the Edgewater Subsidiary of $5.3 million for the twelve months ended December 31, 1999 and (ii) other SG&A of $5.2 million, including costs that remain after the allocation of corporate costs to the respective non-eSolutions discontinued divisions. As the remaining corporate costs referred to in clause (ii) above were incurred in historical periods based on a larger public company and a different corporate structure, these costs are not necessarily indicative of the future corporate costs that will be necessary to operate the Edgewater Subsidiary as a stand-alone public company.

  (j) Reflects the actual weighted average basic shares outstanding for the twelve months ended December 31, 1999 of 29,280,117 adjusted to reflect the repurchase as of January 1, 1999 of 16,250,000 shares of our common stock through the $130 million Tender Offer priced at $8.00 per share.

  (k) Pro forma weighted average diluted shares outstanding for the twelve months ended December 31, 2000 include the shares discussed in Note (j) above and 246,176 shares representing the incremental dilutive effect of our outstanding stock options.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth the stock ownership as of February 5, 2001 by: (i) each director; (ii) each executive officer; (iii) all executive officers and directors of Edgewater as a group; and (iv) all those known by Edgewater to be beneficial owners of more than five percent of its Common Stock.

                                                            Beneficial Ownership
                                                            --------------------
                                                            Number of Percent of
                                                             Shares    Total (1)
                                                            --------- ----------
Name and Address of Principal Stockholders
------------------------------------------
Dimensional Fund Advisors Inc.(2)                           1,128,441   9.04%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401

Name of Directors and Executive Officers(3)
---------------------------------------------
Clete T. Brewer(4).........................................   675,250   5.40%
Stephen R. Bova(5).........................................    38,900       *
Terry C. Bellora(6)........................................   299,519   2.34%
Gordon Y. Allison(7).......................................    38,000       *
William J. Lynch(8)........................................    53,688       *
R. Clayton McWhorter(9)....................................    28,329       *
Charles A. Sanders, M.D.(10)...............................    33,885       *
Bob L. Martin(11)..........................................    15,005       *
Michael R. Loeb(12)........................................    10,040       *
  All directors and executive officers as a group.......... 1,192,616   9.22%

--------
*  Less than 1%.
(1) The percentages shown with respect to any identified individual or group other than the entity listed under Principal Stockholders are calculated by dividing: (i) the sum of (a) the number of shares of Common Stock actually owned as of February 5, 2001 plus (b) the number of shares of Common Stock that may be acquired through the exercise of stock options within 60 days thereof ("Currently Exercisable Options") by (ii) the sum of 12,477,684 shares of Common Stock outstanding on February 5, 2001 plus the amount referenced in clause (i)(b).
(2) These securities are owned by various institutional investors, to which Dimensional Fund Advisors Inc. ("Dimensional") serves as investment advisor and manager with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Dimensional is deemed to be a beneficial owner of such securities; however, Dimensional expressly disclaims the fact that it is, in fact, the beneficial owner of such securities. Information set forth above and in this note (2) is based upon Dimensional's Schedule 13G filing with the Commission (reflecting its beneficial ownership information concerning the Company's Common Stock as of December 31, 2000) and updated Common Stock ownership information supplied to the Company by Dimensional as of the Record Date.
(3) The address of each of the directors and executive officers listed above is c/o Edgewater Technology, Inc., 302 E. Millsap Rd, Fayetteville, AR 72703.
(4) Includes 5,252 shares held by Mr. Brewer's spouse, as to which Mr. Brewer disclaims beneficial ownership, and 19,000 shares subject to Currently Exercisable Options.
(5) Includes 687 shares held by Mr. Bova's spouse, as to which Mr. Bova disclaims beneficial ownership. Includes 13,338 shares subject to Currently Exercisable Options.
(6) Includes 298,852 shares subject to Currently Exercisable Options, 200 shares held by a trust of which Mr. Bellora is the trustee and 467 shares owned by Mr. Bellora's son, to which Mr. Bellora disclaims beneficial ownership.
(7) Consists of 38,000 shares subject to Currently Exercisable Options.
(8) Includes 1,011 shares held by a trust for which Mr. Lynch is trustee and 23,665 shares subject to Currently Exercisable Options.

(9) Includes 23,665 shares subject to Currently Exercisable Options.
(10) Includes 23,665 shares subject to Currently Exercisable Options.
(11) Includes 15,005 shares subject to Currently Exercisable Options.
(12) Includes 8,325 shares subject to Currently Exercisable Options.

                     LEGAL PROCEEDINGS INVOLVING EDGEWATER

   As reported in our Form 10-Q for the quarter ended September 30, 2000, we have been subject to a number of stockholder lawsuits alleging that we and one of our officer/directors violated federal securities laws. Such actions were consolidated into one action in United States District Court for the Eastern District of Arkansas (the "Court"). On January 11, 2000, the plaintiffs amended their complaint, which superseded all other complaints. The amended complaint named us and one of our officer/directors as defendants. In response to motions we filed to dismiss this amended consolidated complaint, on June 29, 2000, the Court issued a Memorandum Opinion and Order (the "Order") dismissing most of the allegations in the consolidated complaint. As to the remaining allegations in the consolidated complaint, following the Order, on July 12, 2000, we filed a motion for partial reconsideration to dismiss the remaining allegations. The lead plaintiffs filed a response to our partial reconsideration motion on July 24, 2000 and we filed a reply motion to the response by the lead plaintiffs on July 26, 2000. On November 27, 2000, the Court granted our motion for partial reconsideration and dismissed all of the remaining allegations in the complaint. The plaintiffs filed a motion for reconsideration on December 11, 2000. We filed a response to the plaintiffs' motion for reconsideration on December 20, 2000. On January 9, 2001, the Court rejected plaintiffs' request for reconsideration.

   We also are a party to litigation incidental to our business. We believe that these routine legal proceedings will not have a material adverse effect on the results of operations or financial condition. We maintain insurance in amounts, with coverages and deductibles, that we believe are reasonable.

                             ADDITIONAL INFORMATION

   Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the Commission relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the Commission. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary charges, from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

   Incorporation by Reference. The rules of the Commission allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us.

   All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting are incorporated by reference into and are deemed to be a part of this proxy statement from the date of filing of those documents. You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information. Additionally, the following documents are incorporated by reference into and are deemed to be a part of this proxy statement:

        SEC Filings (File No. 0-20971)                Period or Date Filed
        ------------------------------          --------------------------------
Annual Report on Form 10-K (as amended)........ Year ended December 31, 1999
Quarterly Reports on Form 10-Q................. Quarter ended March 31, 2000
                                                Quarter ended June 30, 2000
                                                Quarter ended September 30, 2000

Current Reports on Form 8-K.................... Filed April 27, 2000
                                                Filed July 14, 2000
                                                Filed July 26, 2000
                                                Filed August 2, 2000
                                                Filed September 26, 2000
                                                Filed December 1, 2000
                                                Filed December 15, 2000
                                                Filed December 21, 2000

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

   You can obtain any of the documents incorporated by reference in this document from us or from the Commission's Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at 302 East Millsap Road, Fayetteville, AR 72703, telephone: (501) 973-6084. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                           FORWARD LOOKING STATEMENTS

   Our forward-looking statements in this proxy statement are subject to a wide variety of factors that could cause actual results to differ materially from our current beliefs.

   Some of the statements made in and incorporated into this proxy statement constitute forward-looking statements under Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act, including statements made with respect to the anticipated closing of the Transaction, the termination or amendment of the Transaction, the conditions to the Transaction, planned eSolutions unit positioning, the corporate headquarters move, competitive and strategic initiatives, estimated preliminary unaudited ClinForce fourth quarter results, potential business combination transactions, potential shifts in management, potential cash dividends, potential future stock repurchases, tax consequences concerning consummation of the Transaction and future liquidity needs. These statements involve known and unknown risks, uncertainties and other factors that may cause the Transaction, results, levels of activity, growth, performance, transactions or achievements to be materially different from the description of the Transaction, results, levels of activity, growth, performance, earnings per share, transactions or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed below, as well as those listed elsewhere under "Summary--Risks of Not Approving the Transaction," "Summary--Recent Events" and "Factors Affecting Edgewater Following the Transaction" and in "Factors Affecting Finances, Business Prospects and Stock Volatility" in our 1999 Annual Report on Form 10-K as filed with the Commission on March 20, 2000.

   The forward-looking statements included in this proxy statement relate to future events or our future financial condition or performance. In some cases, you can identify forward-looking statements by terminology such as "may," "believe," "enable," "will," "anticipate," "future," "could," "growth," "plan," "intend," "pursue," "provide," "begin," "should," "would," "focus," "expect," "preliminary," "increase," "modifying," "reacting," "continue," "hope," "contemplate," "result," "likely," "potential," "estimate," "react," "develop," "improve" or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans, estimates or assessments, which are believed to be reasonable as of the date of this proxy statement. Factors that may cause the Transaction, actual results, financial statement effects, disposition plans or proceeds, goals, targets, objectives or repurchases to differ materially from those contemplated, projected, forecast, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) the inability to consummate the Transaction; (2) potential miscalculations (A) of the capital requirements, competitive and strategic positioning and growth of Edgewater or (B) affecting the disclosed estimated preliminary unaudited ClinForce fourth quarter results;
(3) inability to effect a business combination, execute upon growth objectives, pay a dividend or repurchase shares in the future on terms acceptable to us;
(4) changes in industry trends, such as decline in the demand for or supply of clinical trials support services, whether on a temporary or permanent basis, or eSolutions services; (5) adverse developments and volatility involving debt, equity, currency or technology market conditions; (6) the occurrence of lawsuits or adverse results in litigation matters; (7) failure to obtain new customers or retain significant existing customers; (8) loss of key executives;
(9) potential miscalculations of the overhead costs of Edgewater's eSolutions business as a stand-alone company; (10) potential future reductions in depreciation and amortization periods and associated increases in depreciation and amortization expense in connection with Edgewater's intangible assets; (11) general economic and business conditions (whether foreign, national, state or local) which include but are not limited to changes in interest or currently exchange rates; (12) failure of the middle market and the needs of middle market enterprises for e-business services to develop as anticipated; (13) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; and/or (14) inability to effectively promote the Edgewater brand among middle market enterprises. Actual events or results may differ materially. These factors may cause our actual results to differ materially from any forward-looking statements.

   Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee that any of the events referenced in the forward-looking statements will occur or occur as anticipated. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                    EXPERTS

   The consolidated financial statements incorporated by reference in this proxy statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

            OTHER MATTERS; STOCKHOLDER PROPOSALS FOR SPECIAL MEETING

   The Board of Directors knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

   Pursuant to Rule 14a-8 under the Exchange Act, to include a stockholder proposal in our proxy statement and form of proxy for a meeting of stockholders other than a regularly scheduled annual meeting, the stockholder proposal must be submitted to us at a reasonable time before we begin to print and mail our proxy materials. You are also advised to review our By-laws, which contain additional requirements with respect to advance notice of stockholder proposals.

                      2001 ANNUAL MEETING OF STOCKHOLDERS

   To be considered for presentation at our 2001 Annual Meeting of Stockholders and inclusion in the proxy statement and on the proxy card for the annual meeting, a stockholder proposal must have been received at our offices no later than December 20, 2000. As no stockholder proposals were received by this date, no stockholder proposals will be included in our proxy statement or on our proxy card for the 2001 Annual Meeting. If we do not receive notice of a matter that a stockholder wishes to properly raise at the 2001 Annual Meeting during the 30 day period between February 21, 2001 through March 23, 2001 (or a comparable 30 day window if the 2001 Annual Meeting is held more than 30 days before or after May 22, 2001) and the matter is raised at that meeting, then the matter cannot be properly presented or considered at that meeting. All proposals and notifications should be addressed to Gordon Y. Allison, Corporate Secretary, Edgewater Technology, Inc., 302 East Millsap Road, Fayetteville, Arkansas 72703.

                                          By Order of the Board of Directors

                                          /s/ Gordon Y. Allison
                                          Corporate Secretary

February 5, 2001

                                                                      Appendix A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 by and between

                         CROSS COUNTRY TRAVCORPS, INC.
                            a Delaware corporation,

                                      and

                          EDGEWATER TECHNOLOGY, INC.,
                             a Delaware corporation

                               ----------------

                         Dated as of December 15, 2000

                               ----------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               INDEX OF SCHEDULES

EXHIBITS

Exhibit A--List of Defined Terms
Exhibit B--Form of Assignment Agreement
Exhibit C--Form of Assumption Agreement

SCHEDULES

Acquired Companies Schedule
Organization Schedule
Conflicts Schedule
Financial Statements Schedule
Developments Schedule
Taxes Schedule
Proprietary Rights Schedule
Litigation Schedule
Brokerage Schedule
Permits Schedule
Employees Schedule
Benefit Plans Schedule
Insurance Schedule
Officers, Directors and Bank Accounts Schedule
Compliance Schedule
Environmental Schedule
Contracts Schedule
Real Estate Schedule
Undisclosed Liabilities Schedule
Affiliated Transactions Schedule
Terminated Employees Schedule

                               TABLE OF CONTENTS

                                                                         Page
                                                                         ----
 Section 1.   Sale and Purchase of Stock...............................   A-1
         1.1  Sale and Purchase of the Acquired Stock..................   A-1
         1.2  Purchase Price...........................................   A-1
         1.3  Payment of Purchase Price................................   A-1
         1.4  Post-Closing Purchase Price Adjustment...................   A-1

 Section 2.   Closing..................................................   A-3
         2.1  General..................................................   A-3
         2.2  Closing Transactions.....................................   A-3

 Section 3.   Representations and Warranties of Seller.................   A-3
         3.1  Organization and Corporate Power.........................   A-3
         3.2  Authorization of Transactions............................   A-4
         3.3  Capitalization...........................................   A-4
         3.4  Absence of Conflicts.....................................   A-4
         3.5  Financial Statements and Related Matters.................   A-5
         3.6  Absence of Certain Developments..........................   A-5
         3.7  Taxes....................................................   A-6
         3.8  Proprietary Rights.......................................   A-6
         3.9  Litigation; Proceedings..................................   A-7
         3.10 Brokers..................................................   A-8
         3.11 Governmental Licenses and Permits........................   A-8
         3.12 Employees................................................   A-8
         3.13 Employee Benefit Matters.................................   A-8
         3.14 Insurance................................................  A-10
         3.15 Officers and Directors; Bank Accounts....................  A-10
         3.16 Compliance with Laws.....................................  A-10
         3.17 Environmental Matters....................................  A-11
         3.18 Contracts................................................  A-11
         3.19 Absence of Undisclosed Liabilities.......................  A-12
         3.20 Real Property............................................  A-13
         3.21 Affiliate Transactions...................................  A-13
         3.22 Tangible Personal Property...............................  A-13
         3.23 Proxy Statement..........................................  A-13
         3.24 DGCL Section 203.........................................  A-13
         3.25 Rights Agreement.........................................  A-13

 Section 4.   Representations and Warranties of Purchaser..............  A-14
         4.1  Organization and Corporate Power.........................  A-14
         4.2  Authorization of Transaction.............................  A-14
         4.3  No Violation.............................................  A-14
         4.4  Governmental Authorities and Consents....................  A-14
         4.5  Litigation...............................................  A-14
         4.6  Brokers..................................................  A-14
         4.7  Access; Accredited Investor Status.......................  A-14
         4.8  Funds....................................................  A-15
         4.9  Beneficial Ownership of Seller Common Stock; Acquisition
              of Acquired Stock........................................  A-15
         4.10 Proxy Statement..........................................  A-15

                                                                          Page
                                                                          ----
  Section 5.  Pre-closing Covenants of Seller..........................   A-15
          5.1 Affirmative Covenants of Seller..........................   A-15
          5.2 Negative Covenants of Seller.............................   A-16
          5.3 Employees in North Carolina..............................   A-17
          5.4 Access...................................................   A-17
          5.5 Conditions...............................................   A-17
          5.6 Preparation of Proxy Statement; Stockholders Meeting.....   A-18
          5.7 Covenants Covering Competing Transactions for the
              Acquired Companies; Related Matters......................   A-18

  Section 6.  Pre-closing Covenants of Purchaser.......................   A-20
          6.1 Covenants of Purchaser...................................   A-20
          6.2 Conditions...............................................   A-20

  Section 7.  Conditions to Obligation of Purchaser to Close...........   A-20
          7.1 Accuracy of Representations and Warranties...............   A-20
          7.2 Performance..............................................   A-20
          7.3 Stockholder Approval.....................................   A-20
          7.4 Required Approvals.......................................   A-20
          7.5 No Injunction............................................   A-20
          7.6 Closing Deliverables.....................................   A-21
          7.7 New Jersey Properties....................................   A-21

  Section 8.  Conditions to Obligation of Seller to Close..............   A-22
          8.1 Accuracy of Representations and Warranties...............   A-22
          8.2 Performance..............................................   A-22
          8.3 Stockholder Approval.....................................   A-22
          8.4 Required Approvals.......................................   A-22
          8.5 No Injunction............................................   A-22
          8.6 Closing Deliverables.....................................   A-22

  Section 9.  Termination of Agreement.................................   A-23
          9.1 Right to Terminate Agreement.............................   A-23
          9.2 Effect of Termination....................................   A-24

 Section 10.  Indemnification Related Matters; Taxes...................   A-24
         10.1 Expiration of Representations, Warranties and Covenants..   A-24
         10.2 Indemnification by Seller................................   A-25

 Section 11.  Additional Covenants.....................................   A-31
         11.1 Covenant of Seller Not to Compete: Nonsolicitation.......   A-31
         11.2 Confidentiality..........................................   A-32
         11.3 Divisibility.............................................   A-32
         11.4 Tax-Qualified Plans......................................   A-32

 Section 12.  Miscellaneous Provisions.................................   A-33
         12.1 Time of Essence..........................................   A-33
         12.2 Compliance with Laws.....................................   A-33
         12.3 Publicity................................................   A-33
         12.4 Access of Seller to Books and Records....................   A-33
         12.5 Expenses.................................................   A-33
         12.6 Governing Law............................................   A-33
         12.7 Notices..................................................   A-33
         12.8 Table of Contents and Headings...........................   A-34

                                                                           Page
                                                                           ----
 12.9  Assignment........................................................  A-34
 12.10 Parties in Interest...............................................  A-34
 12.11 Severability......................................................  A-34
 12.12 Entire Agreement..................................................  A-34
 12.13 Waiver............................................................  A-34
 12.14 Amendments........................................................  A-34
 12.15 Interpretation of Agreement.......................................  A-34

                                   Appendix A

                            STOCK PURCHASE AGREEMENT

   This Stock Purchase Agreement ("Agreement") is entered into as of December 15, 2000, by and between Cross Country TravCorps, Inc., a Delaware corporation ("Purchaser"), and Edgewater Technology, Inc., a Delaware corporation ("Seller"). Certain capitalized terms used in this Agreement are defined on Exhibit A.

                                    RECITALS

   A. Seller, through its subsidiaries listed on the Acquired Companies Schedule, is engaged in the business of permanent placement and temporary staffing of clinical trials support services personnel.

   B. Seller owns 100% of the issued and outstanding Capital Stock of each of the companies listed on the Acquired Companies Schedule (collectively, the "Acquired Companies").

   C. Purchaser wishes to purchase all of the Capital Stock of the companies on the Acquired Companies Schedule owned by Seller, as set forth on the Organization Schedule (the "Acquired Stock"), from Seller on the terms and subject to the conditions set forth in this Agreement, and Seller wishes to sell to Purchaser on the terms and subject to the conditions set forth in this Agreement, all of the Acquired Stock.

                                   AGREEMENT

   Now, Therefore, in consideration of the premises and of the mutual representative warranties, and covenants, which are to be made and performed by the respective parties, Purchaser and Seller hereby agree as follows:

Section 1. Sale and Purchase of Stock

   1.1 Sale and Purchase of the Acquired Stock. At the Closing (as defined in
Section 2.1 hereof), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, all of the Acquired Stock owned, directly or indirectly, by Seller as such ownership is set forth on the Organization Schedule in accordance with this Agreement.

   1.2 Purchase Price. The purchase price payable by Purchaser for the Acquired Stock (the "Purchase Price") shall be Thirty-One Million Dollars
($31,000,000.00).

   1.3 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Seller on the Closing Date by wire transfer of immediately available funds to an account or accounts to be designated by Seller at least one (1) business day prior to the Closing.

   1.4 Post-Closing Purchase Price Adjustment.

     (a) Closing Date Balance Sheet; Calculation of the Net Working Capital Adjustment. Within forty-five (45) days following the Closing Date, Purchaser shall cause the Acquired Companies to prepare and deliver to Seller the Closing Date Balance Sheet, which will reflect the Net Working Capital. One hundred and twenty (120) days following the Closing Date (the "Realization Date"), Purchaser shall cause the Acquired Companies to prepare and deliver to Seller a calculation of the Net Working Capital Adjustment, if any. Following the Closing, each of Purchaser and Seller shall provide the other party and any independent auditors of such other party with access at all reasonable times to the properties, books, records, work papers (including those of the parties' respective accountants, subject to customary limitations) and personnel of the other for purposes of preparing and reviewing the Closing Date Balance Sheet, the Adjusted Net Working Capital and the Net Working Capital Adjustment and for the matters contemplated by this Section 1.4.

     (b) Disputes. Seller shall have thirty (30) days after delivery to it by Purchaser of each of the Closing Date Balance Sheet and the Net Working Capital Adjustment calculation during which to notify Purchaser of any good faith dispute of any item contained in the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation, which notice shall set forth in reasonable detail the basis for such dispute. In the event that Seller shall so notify Purchaser of any such dispute on or before the last day of either such 30-day period, Purchaser and Seller and their respective accountants shall negotiate in good faith to resolve such dispute as promptly as possible. If Purchaser and Seller and their respective accountants are unable to resolve any such dispute within 30 days of Seller's delivery of such notice, such dispute shall be resolved by a jointly selected nationally recognized accounting firm retained to resolve any disputes between Purchaser and Seller over any item contained in the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation (the "Independent Accounting Firm"), which shall make its determination as promptly as practicable, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall, acting as experts and not as arbitrators, determine in a manner consistent with this Agreement, and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Closing Date Balance Sheet or the Net Working Capital Adjustment calculation requires adjustment; provided, however, the parties shall endeavor to have the Independent Accounting Firm conduct one review of the matters specified in this paragraph (b) in the event there is, or it is reasonably likely that there will be, a dispute concerning both the Closing Date Balance Sheet and the Net Working Capital Adjustment. If Seller and Purchaser cannot jointly agree on the identity of the Independent Accounting Firm, Seller and Purchaser shall each submit to their respective accountants the name of an accounting firm which does not at the time provide services to the Acquired Companies, Seller, or Purchaser, and the Independent Accounting Firm shall be selected from these two firms by the respective accountants of the parties. Any expenses relating to the engagement of the Independent Accounting Firm shall be shared equally by Seller and Purchaser. The Closing Date Balance Sheet and the Net Working Capital Adjustment calculation, as modified by resolution of any disputes, if any, by Purchaser and Seller or by the Independent Accounting Firm, shall be deemed final and binding on the parties on the earliest of: (i) the failure of Seller to notify Purchaser of a dispute within 30 days after the delivery of the Net Working Capital Adjustment calculation to Seller; (ii) the resolution of any disputes regarding the Net Working Capital Adjustment calculation by Purchaser and Seller and their respective accountants; and
  (iii) the resolution of any dispute regarding the Net Working Capital Adjustment pursuant to this Section by the Independent Accounting Firm (the "Determination Date").

     (c) Payment and Assignment. If the Net Working Capital Adjustment is greater than zero, then within five (5) business days after the Determination Date Seller shall pay to Purchaser an amount equal to the Net Working Capital Adjustment, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment. If the Net Working Capital Adjustment is equal to zero, then no payment shall be due by Seller to Purchaser. If the Net Working Capital Adjustment is less than zero, then within five (5) business days after the Determination Date Purchaser shall pay to Seller an amount equal to the absolute value of the Net Working Capital Adjustment, together with interest thereon at the applicable federal rate, calculated from the Closing Date to the date of payment. The amount of any payment required to be made pursuant to this Section 1.4(c) shall not exceed the amount of the Purchase Price to be paid at the Closing. If any amount of the accounts receivable line item listed on the Closing Date Balance Sheet remains unpaid on the Realization Date, such unpaid amount shall be assigned, as of the Realization Date, by Purchaser or the Acquired Companies, as applicable, to Seller. In connection with such assignment, Purchaser or the Acquired Companies, as applicable, shall promptly execute all documents, agreements and certificates that are necessary to effect any such assignment to Seller.

Section 2. Closing

   2.1 General. The Closing of the transactions contemplated by Section 1 (the "Closing") shall be held at the offices of Morgan, Lewis & Bockius, LLP, 101 Park Avenue, New York, NY 10178, or some other mutually agreeable location, at 10:00 a.m. on the date two (2) business days following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Closing itself), or at such other place, time and/or date as may be jointly designated by Purchaser and Seller. By mutual agreement of the parties, closing may take place by conference call and facsimile with exchange of original signatures by overnight mail.

   2.2 Closing Transactions. Subject to the conditions set forth in this Agreement, the parties shall consummate the following transactions (the "Closing Transactions") at the Closing:

     (a) Seller shall sell and transfer to Purchaser or its designees the Acquired Stock, free and clear of all Liens and Encumbrances, by delivering to Purchaser or its designees, one or more certificates representing the Acquired Stock, duly endorsed in blank (or accompanied by duly executed stock powers) and otherwise in form acceptable for transfer on the books of the Acquired Companies;

     (b) Purchaser shall pay the Purchase Price as contemplated by Section 1.2; and

     (c) Seller and Purchaser shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Section 7 and Section 8 of this Agreement, as applicable.

Section 3. Representations and Warranties of Seller

   Seller represents and warrants to Purchaser that, except as disclosed or otherwise referred to in any of the disclosure schedules attached hereto (collectively, "Disclosure Schedule") or in any of the documents attached to the Disclosure Schedule, as of the date of this Agreement:

   3.1 Organization and Corporate Power.

     (a) The "Organization Schedule" attached hereto contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation or organization, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder or equity holder and the number of shares or other equity interests held by each), determined as of the date hereof. Except as set forth on the Organization Schedule, none of the Acquired Companies owns or holds the right to acquire any Capital Stock in any other Person. Seller is validly existing and in good standing as a corporation under the laws of the State of Delaware, and, subject to the satisfaction of its conditions precedent to Closing, has all necessary corporate power to perform its obligations under the Transaction Documents.

     (b) Each Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization, with full corporate or organizational power and authority, as appropriate, to conduct the business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Each Acquired Company is duly qualified to do business as a foreign company and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Material Adverse Effect.

     (c) Seller has delivered to Purchaser correct and complete copies of the certificate of incorporation and bylaws (or equivalent governing documents) of each Acquired Company, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors (or equivalent parties), the stock certificate books, and the stock record books of the Acquired Companies have been furnished to Purchaser. None of the Acquired Companies is in default under or in violation of any provision of its certificate of incorporation or by-laws (or equivalent governing documents).

   3.2 Authorization of Transactions. Seller and each Acquired Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and, subject to the adoption and approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting (the "Stockholder Vote Condition"), to consummate the transactions contemplated hereby and thereby and to carry out their respective obligations hereunder and thereunder. The board of directors of Seller has duly approved the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of Seller or any Acquired Company are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and, subject to the satisfaction of the Stockholder Vote Condition, the performance of their respective obligations thereunder or the consummation of the transactions contemplated thereby. All Transaction Documents to which Seller or any Acquired Company is a party have been duly executed and delivered by Seller and/or such Acquired Company and constitute the valid and binding agreements of Seller and/or such Acquired Company, enforceable against Seller and/or such Acquired Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and as limited by general principles of equity that restrict the availability of equitable remedies.

   3.3 Capitalization. The authorized Capital Stock of each Acquired Company consists of the number and type of shares or other interests (and par values) set forth relative to such Acquired Company's name on the Organization Schedule. Except as set forth on the Organization Schedule, all of the issued and outstanding Capital Stock of the Acquired Companies have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record and owned beneficially by the Persons and in the manner described on the Organization Schedule, free and clear of all Liens and Encumbrances, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. The delivery of certificates at the Closing representing the Acquired Stock in the manner provided in Section 2.2 will transfer to Purchaser or its designees, directly or indirectly, good and valid title to the Acquired Stock, which constitutes all of the outstanding capital stock of or other ownership interests in each Acquired Company, in each case, free and clear of all Liens and Encumbrances. Except as set forth on the Organization Schedule, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which Seller or any Acquired Company is a party or which are binding upon Seller or any Acquired Company providing for the issuance, disposition, or acquisition of any Acquired Company's Capital Stock (other than this Agreement). Other than as set forth on the Organization Schedule, there are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to any Acquired Company. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Capital Stock of any Acquired Company. No Acquired Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Stock.

   3.4 Absence of Conflicts. Except as set forth on the "Conflicts Schedule" attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Seller and/or any Acquired Company do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute (with or without notice or lapse of time or both) a default under,
(c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien or Encumbrance upon the Capital Stock (including, without limitation, the Acquired Stock) or any Lien or Encumbrance (excluding Permitted Encumbrances) upon the assets of any Acquired Company by any Person other than Purchaser pursuant to, or (f) require, to the extent not already obtained, any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person or any court or administrative or other governmental body or agency under: (1) the certificate of incorporation or by-laws (or equivalent governing documents) of Seller or any of the Acquired Companies; (2) any indenture, mortgage, material lease, loan agreement or other material agreement or material instrument to which Seller or any of the Acquired Companies or their respective assets or properties is bound or affected; (3) any material law, statute, rule or regulation to which Seller or any of the Acquired Companies is subject (except in connection with the filing with the SEC of a proxy statement relating to the solicitation of votes concerning the approval necessary to satisfy the Stockholder Vote Condition (as amended or supplemented from time-to-time, the "Proxy Statement"), the satisfaction of the Stockholder Vote Condition pursuant to the DGCL and the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement); or (4) any judgment, order or decree to which Seller or any Acquired Company is subject.

   3.5 Financial Statements and Related Matters.

   Attached hereto as the "Financial Statements Schedule" are copies of: (i) an unaudited combined balance sheet as of October 31, 2000 (the "Latest Balance Sheet") and the related unaudited combined statement of income for the ten (10) months then-ended October 31, 2000 for the Acquired Companies; and (ii) an unaudited balance sheet and statement of income as of and for the fiscal year ended December 31, 1999, for the Acquired Companies (collectively, the "Financial Statements"). Except as set forth on the Financial Statements Schedule, each of the Financial Statements is accurate and complete in all material respects, is consistent with the Acquired Companies' books and records (which, in turn, are accurate and complete in all material respects), presents fairly the Acquired Companies' financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of interim unaudited financial statements to changes resulting from normal year-end adjustments and to the absence of footnote disclosure.

   3.6 Absence of Certain Developments. Except for the execution and delivery of the Transaction Documents and the transactions to take place pursuant hereto on or before the Closing Date, since October 31, 2000, there has not been any Material Adverse Change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Change. Without limiting the foregoing, except as set forth on the attached "Developments Schedule," since October 31, 2000, neither Seller (solely with respect to the Acquired Companies) nor any of the Acquired Companies has:

     (a) subjected any material portion of the properties or assets of any Acquired Company to any Lien or Encumbrance (other than Permitted Encumbrances);

     (b) entered into, amended or terminated any material lease, contract, agreement or commitment applicable to any Acquired Company, or taken any other action or entered into any other material transaction applicable to any Acquired Company other than in the Ordinary Course of Business;

     (c) declared, set aside or paid outside of the Ordinary Course of Business any dividends or made any other distributions (whether in cash or in kind) with respect to any shares (or other interests) of the Capital Stock of any Acquired Company;

     (d) made any capital expenditures or commitments for capital expenditures on behalf of any Acquired Company except for amounts less than $50,000;

     (e) (i) increased the salary, wages or other compensation of any officer or employee of any Acquired Company whose annual salary is, or after giving effect to such change would be, $150,000 or more; (ii) established or modified with respect to any Acquired Company any of the (x) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment contract or other employee compensation arrangement or (y) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment contract or other employee compensation arrangement; or (iii) adopted, entered into, amended, modified or terminated (partial or complete) any Benefit Plan except to the extent required by applicable law;

     (f) (i) incurred, either directly or on behalf of an Acquired Company, any indebtedness in an aggregate principal amount exceeding $100,000 (net of any amounts discharged during such period), or (ii) voluntarily purchased, cancelled, prepaid or completely or partially discharged in advance of a scheduled payment date with respect to, or waived any right of any Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than any indebtedness of any Acquired Company owing to another Acquired Company);

     (g) made any material change in the accounting policies of any Acquired Company; or

     (h) committed to do any of the foregoing.

   3.7 Taxes. Except as set forth on the attached "Taxes Schedule":

     (a) All Tax Returns with respect to each Acquired Company that were required to be filed prior to the date hereof have been timely filed and all such Tax Returns required to be filed prior to the Closing will be timely filed, and all of those Tax Returns were, or will be, true, correct and complete in all material respects;

     (b) all Taxes due and payable have been paid by each Acquired Company or will be paid by the appropriate due date and no amount of such Taxes is delinquent;

     (c) no deficiency for any amount of Tax in excess of $50,000 which has not been resolved has been asserted or assessed in writing by a taxing authority against any of the Acquired Companies, and Seller has no Knowledge that any such written assessment or asserted Tax liability shall be made;

     (d) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of Seller, threatened in writing against or with respect to any of the Acquired Companies;

     (e) there is not currently in force with respect to any of the Acquired Companies any (A) waiver of any statute of limitations relating to Taxes,
  (B) agreement to any extension of the period for assessment or collection of Taxes or (C) power of attorney relating to Taxes;

     (f) none of the Acquired Companies is a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person with respect to the Acquired Companies and none of the Acquired Companies has any current or potential contractual obligation to indemnify any other Person with respect to Taxes regarding the Acquired Companies;

     (g) none of the Acquired Companies has any obligation to make any payment that could be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law);

     (h) no written claim has been made and delivered by a taxing authority in a jurisdiction where any of the Acquired Companies does not pay Taxes or file Tax Returns that Seller or any Acquired Company is or may be subject to Taxes assessed by such jurisdiction;

     (i) each of the Acquired Companies has withheld and paid over all Taxes required to have been withheld and paid over in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party relating to the Acquired Companies;

     (j) the Taxes Schedule contains a list of states, territories and jurisdictions (whether foreign or domestic) in which Seller and/or each of the Acquired Companies files Tax Returns relating to the Acquired Companies; there are no other jurisdictions in which Tax Returns are required to be filed;

     (k) none of the Acquired Companies has any liability for taxes under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; and

     (l) Seller is the common parent of the affiliated group (as defined in Code section 338(h)(5)) of which the Acquired Companies are members. This affiliated group files consolidated federal income tax returns.

   3.8 Proprietary Rights.

     (a) The "Proprietary Rights Schedule" attached hereto contains a complete and accurate list of all material Proprietary Rights owned, licensed or used by any of the Acquired Companies, including

  (i) patented and registered Proprietary Rights owned or used by any of the Acquired Companies, (ii) pending patent applications and applications for registrations of other Proprietary Rights filed by or on behalf of or owned by any of the Acquired Companies, (iii) material unregistered trade names, Internet domain names, web sites and corporate names owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) with respect to any of the Acquired Companies and (iv) material unregistered trademarks, service marks and logos and the computer software owned or used by Seller or any of its Affiliates (excluding the Acquired Companies) with respect to any of the Acquired Companies. Except as to licenses and agreements contained in customer contracts or entered into in connection therewith that grant customers the right to use or assign rights in Proprietary Rights developed therefor, the Proprietary Rights Schedule contains a complete and accurate list of all material licenses and other rights granted by Seller or any of the Acquired Companies to any third party with respect to any Proprietary Rights, in each case identifying the subject Proprietary Rights. Except as set forth on the Proprietary Rights Schedule, the Acquired Companies own, free of all Liens and Encumbrances (except Permitted Encumbrances), all right, title and interest to, or have the right to use pursuant to a valid license, all of the Proprietary Rights set forth on the Proprietary Rights Schedule and all other Proprietary Rights reasonably necessary for the operation of the Acquired Companies as presently conducted. Except as set forth on the Proprietary Rights Schedule, the loss or expiration of any Proprietary Rights or related group of Proprietary Rights owned or used by any of the Acquired Companies has not had a Material Adverse Effect on the Acquired Companies and such a loss or expiration of Proprietary Rights is not pending or, to the Knowledge of Seller, threatened in writing.

     (b) Except as set forth on the Proprietary Rights Schedule, (i) all of the Proprietary Rights owned or used by the Acquired Companies are valid and enforceable and have not been misused, and no claim by any third party contesting the validity, enforceability, use or ownership of any such Proprietary Rights has been made, is currently outstanding or to Seller's Knowledge, has been threatened in writing, and, to Seller's Knowledge, there are no grounds for the same; (ii) neither Seller nor any of the Acquired Companies has received any written notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the Knowledge of Seller, neither Seller nor any of the Acquired Companies has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of the Acquired Companies.


     (c) The transactions contemplated by this Agreement shall have no Material Adverse Effect on the Acquired Companies' rights, title and interest in and to any of their respective Proprietary Rights. Each of the Acquired Companies has taken all necessary actions to maintain and protect their respective material Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not materially and adversely affect the validity or enforcement of such Proprietary Rights. To the Knowledge of Seller, the owners of any Proprietary Rights that are licensed to any Acquired Company (other than third party off-the-shelf computer software) have taken all necessary actions to maintain and protect such Proprietary Rights.

   3.9 Litigation; Proceedings. Except as set forth on the "Litigation Schedule" attached hereto, there are no (i) material actions, suits, complaints, charges in writing, proceedings, orders, investigations or claims pending or, to the Knowledge of Seller, threatened in writing against or affecting any of the Acquired Companies (or to the Knowledge of Seller, pending or threatened in writing against or affecting any of the officers, directors or key employees of any of the Acquired Companies with respect to the business of the Acquired Companies) at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, (including, without limitation, any actions, suits, complaints, charges, proceedings or investigations with respect to the transactions contemplated by this Agreement) or (ii) outstanding orders, laws, rules or regulations restraining, enjoining, prohibiting or otherwise making illegal the purchase and sale of the Acquired Stock pursuant to this

Agreement. Except as set forth on the Litigation Schedule, none of the Acquired Companies is subject to any material grievance arbitration proceedings under collective bargaining agreements or otherwise or, to the Knowledge of Seller, any governmental investigations or inquiries. Except as set forth on the Litigation Schedule, none of the Acquired Companies is subject to any judgment, order or decree of any court or other governmental agency (or settlement enforceable therein).

   3.10 Brokers. Except as set forth on the "Brokerage Schedule" attached hereto, neither Seller nor any of the Acquired Companies has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

   3.11 Governmental Licenses and Permits. The "Permits Schedule" attached hereto contains a listing and summary description of all material Licenses used in the conduct of the business of the Acquired Companies as presently conducted (including, without limitation, material Licenses owned or possessed by any of the Acquired Companies). Except as indicated on the Permits Schedule, the Acquired Companies own or possess all right, title and interest in and to all of the material Licenses that are necessary to conduct their business as presently conducted. Each of the Acquired Companies is in material compliance with the terms and conditions of such material Licenses and neither Seller nor any Acquired Company has received any notices that an Acquired Company is in violation of or default under (or with the giving of notice or lapse of time or both, would be in violation of or in default under) any of the terms or conditions of such material Licenses. Each of the Acquired Companies has taken all necessary action to maintain such material Licenses. No loss or expiration of any such material License is threatened (in writing) or pending other than expiration in accordance with the terms thereof. Except as indicated on the Permits Schedule, all of the Licenses shall survive the transactions contemplated hereby.

   3.12 Employees. Except as set forth on the "Employees Schedule" attached hereto, to the Knowledge of Seller, no key executive employee and no group of key internal employees or independent contractors of any of the Acquired Companies has any plans to terminate his, her or its employment or relationship as an independent contractor with any of the Acquired Companies other than in the Ordinary Course of Business. Except as set forth on the Employees Schedule, each of the Acquired Companies has complied in all material respects with, and remains in compliance in all material respects with, all applicable laws relating to the employment of personnel and labor. Except as set forth on the Employees Schedule, none of the Acquired Companies is a party to or bound by any collective bargaining agreement, nor has such party experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. To the Knowledge of Seller, none of the Acquired Companies has engaged in any unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or which has been threatened in writing by or on behalf of any labor union with respect to any employees of any of the Acquired Companies. None of the Acquired Companies has implemented any plant closing, mass layoff, collective dismissals or reductions as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended ("WARN"), or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will have been implemented before Closing without advance notification to Purchaser.

   3.13 Employee Benefit Matters.

     (a) Except as set forth on the "Benefit Plans Schedule" attached hereto, with respect to current or former employees (or their beneficiaries) of each of the Acquired Companies, none of Seller, any of the Acquired Companies or any entity that would be deemed a "single employer" with Seller or any Acquired Company under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (an "ERISA Affiliate") maintained or contributed to or has any material actual or potential liability with respect to any (i) deferred compensation, profit sharing, severance, incentive, change in control, bonus or retirement plans or arrangements,
  (ii) qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of the Employee

  Retirement Income Security Act of 1974, as amended ("ERISA")), or (iii) employee welfare benefit plans, (as defined in Section 3(1) of ERISA), stock option, stock purchase, restricted stock, tuition refund, disability, fringe benefit or any other policies, plans or programs whether in writing or oral, insured or self-insured and whether or not terminated. None of Seller, any of the Acquired Companies or any ERISA Affiliate or any of their predecessors have within the previous six years contributed to any multiemployer pension plan (as defined in Section 3(37) of ERISA), and none of Seller, any of the Acquired Companies or any ERISA Affiliate or any of their predecessors have maintained or contributed within the previous six years to any defined benefit plan (as defined in Section 3(35) of ERISA). The plans and other arrangements, programs and agreements referred to in the preceding two sentences are referred to collectively as the "Benefit Plans." None of Seller, any of the Acquired Companies or any ERISA affiliate maintains or contributes to any Benefit Plan which provides health, accident or life insurance benefits to current or future retirees or terminees, their spouses or dependents, other than in accordance with
  Section 4980B of the Code ("COBRA").

     (b) Each Benefit Plan (and each related trust and insurance contract) set forth on the Benefit Plans Schedule (i) complies in form and in operation in all material respects with the requirements of applicable laws and regulations, including, without limitation, ERISA and the Code and the nondiscrimination rules thereof, (ii) has received or will have received prior to the Closing Date all contributions, premiums or payments required by any Benefit Plan with respect to all periods through the Closing Date, and (iii) with respect to each Benefit Plan which is intended to be qualified under section 401(a) of the Code, has been amended on a timely basis in compliance with the Code and, except as set forth on the Benefit Plans Schedule, has either received from the Internal Revenue Service a favorable determination letter which considers the terms of such Benefit Plan as amended or is within the remedial amendment period for obtaining such letter, and nothing has occurred or is expected to occur through the Closing Date that caused or could cause the revocation of such favorable determination letter or the imposition of any material penalty or tax.


     (c) Except as set forth on the Benefit Plans Schedule, all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) with respect to the Benefit Plans set forth on the Benefit Plans Schedule have been properly and timely filed with the appropriate government agency and distributed to participants as required. Seller, each of the Acquired Companies and each ERISA Affiliate have complied in all material respects with the requirements of COBRA.

     (d) With respect to each Benefit Plan set forth on the Benefit Plans Schedule, (i) there have been no prohibited transactions as defined in
  Section 406 of ERISA or Section 4975 of the Code, (ii) no fiduciary (as defined in Section 3(21) of ERISA) has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plans, and (iii) no actions, investigations, suits or claims with respect to any Benefit Plan, any trustee or fiduciary thereof, Seller, any Acquired Company or any ERISA Affiliate, any director, officer or employee thereof or the assets of any trust of the Benefit Plans thereof (other than non-material routine claims for benefits) are pending and neither Seller nor any Acquired Company has Knowledge of any facts which would give rise to or could reasonably be expected to give rise to any such actions, investigations, suits or claims.

     (e) None of Seller, any of the Acquired Companies or any ERISA Affiliate has incurred or has any reason to expect that it will incur, any material liability to the Pension Benefit Guaranty Corporation (other than routine premium payments ) or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that Seller, any of the Acquired Companies or any ERISA Affiliate maintains or ever has maintained or to which any of them contributes, ever has contributed or ever has been required to contribute to.

     (f) Except as set forth on the Benefit Plans Schedule, each individual who has received compensation for the performance of services on behalf of any Acquired Company has been properly classified as an employee or independent contractor in accordance with applicable laws.

     (g) None of Seller, the Acquired Companies or any ERISA Affiliate maintains any Benefit Plan which provides benefits to any employee or former employee (or to their beneficiaries or dependents) of the Acquired Companies employed outside the United States.

     (h) Except as disclosed on the Benefits Plans Schedule, the consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation, termination pay or withdrawal liability or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, director or shareholder of the Acquired Companies (whether current, former or retired) or their beneficiaries solely by reason of such transactions or by reason of a termination following such transactions. Except as disclosed on the Benefits Plan Schedule, neither Seller nor any Acquired Company has any unfunded liabilities pursuant to any Benefit Plan concerning an Acquired Company that is not intended to be qualified under Section 401(a) of the Code and that is an employee pension benefit plan within the meaning of
  Section 3(2) of ERISA, a nonqualified deferred compensation plan or an excess benefit plan.

   3.14 Insurance. The "Insurance Schedule" contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof and a brief description of the interests insured thereby) of all liability, property, workers' compensation, directors' and officers' liability and other insurance policies currently in effect (together with a two year claims history) that insure the business, operations or employees of the Acquired Companies or affect or relate to the ownership, use or operation of the Business or any of the assets and properties of the Acquired Companies and that (i) have been issued to any Acquired Company or (ii) have been issued to any Person (other than any Acquired Company) for the benefit of the Business or any Acquired Company. Except as set forth on the Insurance Schedule, the insurance coverage provided by the policies described in clause (i) above will not terminate or lapse by reason of the transactions contemplated by this Agreement. Except as set forth on the Insurance Schedule, each policy listed on the Insurance Schedule is valid and binding and in full force and effect, no premiums due on or prior to the Closing Date thereunder have not been paid and none of Seller, any Acquired Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. Except as set forth on the Insurance Schedule, neither Seller nor any of the Acquired Companies has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

   3.15 Officers and Directors; Bank Accounts. The "Officers, Directors and Bank Accounts Schedule" attached hereto lists all officers and directors of each of the Acquired Companies, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each of the Acquired Companies and all Persons having signatory power with respect thereto.

   3.16 Compliance with Laws. Except as set forth on the "Compliance Schedule" attached hereto, the operations of the Business have, and each of the Acquired Companies has, complied in all material respects with and is in material compliance with all applicable laws, regulations and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to it or which such Acquired Companies may otherwise be subject, and no material claims have been filed against any Acquired Companies, or Seller (concerning the Acquired Companies), alleging a material violation of any such laws or regulations, and none of the Acquired Companies or Seller has received written notice of any such past or present violations nor, to the Knowledge of Seller, has the Business or any Acquired Company been the subject of any inquiry or investigation by any governmental or regulatory authority regarding any such present or past failure. Except as set forth on the Compliance Schedule, Seller (concerning the Acquired Companies) and the Acquired

Companies have complied in all material respects with all laws, regulations and ordinances of federal, state and local governments and all agencies thereof applicable to present or former employees (or any Person found to be a present or former employee), employees' collective bargaining representatives, job applicants or any association or group of such Persons, of any Acquired Company, including without limitation any provisions thereof relating to terms and conditions of employment, wages, hours, the payment of social security and similar taxes and occupational safety and health.

   3.17 Environmental Matters. Except as set forth on the "Environmental Schedule" attached hereto, each of the Acquired Companies has complied in all material respects, and is currently in compliance in all material respects, with Environmental and Safety Requirements. Except as set forth on the Environmental Schedule, none of the Acquired Companies nor Seller has received any oral or written notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to any Acquired Company or any Acquired Company's properties or facilities. Without limiting the generality of the foregoing, each of the Acquired Companies has obtained and complied in all material respects with, and are currently in compliance in all material respects with, all permits, licenses and other authorizations that may be required pursuant to any Environmental and Safety Requirements for the use and occupancy of the properties and facilities and the operation of their business. None of the properties or facilities operated or leased by the Acquired Companies contains any chemicals, pollutants or substances in, on, over, under or at it, in concentrations which would be reasonably likely to result in the imposition of liability or obligations on the Acquired Companies for the investigation, corrective action, remediation or monitoring at those properties and facilities. The Acquired Companies have not contractually, or to the Knowledge of Seller by operation of law, including the Environmental and Safety Requirements, or otherwise assumed or succeeded to any environmental liabilities or obligations of any predecessors or any other Person or entity.

   3.18 Contracts.

     (a) Except as specifically contemplated by this Agreement and except as set forth on the "Contracts Schedule" attached hereto, neither Seller (only with respect to the Acquired Companies) nor any of the Acquired Companies is a party to or bound by any:

       (i) collective bargaining agreement or contact with any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

       (ii) contract for the internal employment of any officer, individual employee or other person on a full-time or part-time basis providing annual compensation in excess of $125,000;

       (ii) change of control or severance agreement or similar arrangement;

       (iv) agreement or indenture relating to the borrowing of money or to mortgaging, pleading or otherwise placing a Lien or Encumbrance on any of its assets;

       (v) contract under which any of the Acquired Companies has advanced or loaned any other Person amounts in the aggregate exceeding $50,000, other than trade credit extended in the Ordinary Course of Business;

       (vi) agreement with respect to the lending or investing of funds;

       (vii) guaranty of any obligation, other then endorsement made for collection and guarantees of obligation of an Acquired Company pursuant to any Lease;

       (viii) management, consulting, advertising, marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Acquired Companies involving payments in excess of $200,000 per year;

       (ix) lease or agreement under which it is lessee of, or holds or operates, any personal property owned by any other Person calling for payment is excess of $100,000 annually;

       (x) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it and calling for payments in excess of $100,000 per year;

       (xi) agreement or group of related agreements with the same Person for the purchase of products or services under which the annual expense of such products and services has a price in excess of $200,000;

       (xii) contracts relating to (A) the future disposition or acquisition of any assets or properties of the Acquired Companies, other than dispositions or acquisitions in the Ordinary Course of Business, and (B) any business combination;

       (xiii) contracts that incur indebtedness or incur or suffer to exist any Lien;

       (xiv) contracts arising solely out of an acquisitive or dispositive transaction (A) obligating an Acquired Company to make, or provide for, indemnification or (B) to which indemnification is provided to an Acquired Company or Seller (only with respect to and directly involving any Acquired Company); and

       (xv) contracts with any Person containing any provision or covenant prohibiting or limiting the ability of an Acquired Company to engage in any business or compete with any Person concerning any business or prohibiting or limiting the ability of any Person to compete with the Business or an Acquired Company.

     (b) The Contracts Schedule contains a complete and accurate list of the contracts or agreements with the top ten (10) customers of Seller with respect to the Acquired Companies, with such top customers determined based upon annual revenues with respect to such customers for period from January 1, 2000 through October 31, 2000. Except as disclosed on the Contracts Schedule, since October 31, 2000, no such customer has (i) ceased purchases from the Acquired Companies or the Business or (ii) materially reduced its purchases from the Acquired Companies or the Business (other than as a result of fluctuations that are customary in the Ordinary Course of Business). Except as disclosed on the Contracts Schedule, to the Knowledge of Seller, no such customer is threatened with bankruptcy or insolvency.

     (c) Except as disclosed on the Contracts Schedule: (i) no contract required to be disclosed on the Contracts Schedule and no other material contract or commitment has been materially breached or canceled by the Acquired Companies; (ii) each of the Acquired Companies has performed all of the material obligations required to be performed by them in connection with the contracts required to be disclosed on the Contracts Schedule and no Acquired Company is in material default (whereby such default is continuing and has not be cured) under or in material breach of any such contracts, and no event has occurred which with the passage of time of the giving of notice or both, would result in such a continuing material default or material breach thereunder; (iii) each material agreement including any contract required to be disclosed on the Contracts Schedule, is legal, valid, binding, enforceable and in full force and effect; and
  (iv) except as disclosed on the Contracts Schedule, none of the Acquired Companies is, or has received notice that it is, in violation or breach of or default under any such contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract).

   3.19 Absence of Undisclosed Liabilities. Except as set forth on the "Undisclosed Liabilities Schedule" attached hereto, no Acquired Company has any liabilities except: (i) obligations under executory contracts described on the Contracts Schedule or under executory contracts or commitments not required to be disclosed thereon; (ii) liabilities reflected or reserved for on the liabilities side of the Latest Balance Sheet; (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement; and/or (iv) liabilities specifically identified and disclosed elsewhere in this Agreement or the liabilities specifically identified and disclosed in the Disclosure Schedules attached hereto.

   3.20 Real Property. All real property leased, used or occupied by the Acquired Companies (the "Leases") is identified on the "Real Estate Schedule" and no other real property is used for the conduct of the Business. The Acquired Companies do not own any real property.

     (a) Except as disclosed on the Real Estate Schedule, each Acquired Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties subject to the Leases in accordance with the terms thereof. Each Lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of such Acquired Company and of each other Person that is a party thereto, and except as set forth on the Real Estate Schedule, there is no, and neither Seller nor any Acquired Company has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. None of the Acquired Companies owes any brokerage commissions with respect to any such leased space.

     (b) Except as disclosed on the Real Estate Schedule, the improvements on the real property which are subject to the Leases are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Seller, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

   3.21 Affiliate Transactions. Except as disclosed on the "Affiliated Transactions Schedule" attached hereto, (i) there are no intercompany liabilities between an Acquired Company, on the one hand, and Seller, any Affiliate of Seller or any Insider, (ii) neither Seller, any Affiliate of Seller or any Insider provides or causes to be provided to an Acquired Company any assets, services or facilities and (iii) neither Seller, any Affiliate of Seller or any Insider is party to any agreement, contract or commitment or transaction with any Acquired Company.

   3.22 Tangible Personal Property. The Acquired Companies are in possession of and have good title to, or have valid leasehold interests in or valid rights under contract to use, all tangible personal property used in the conduct of the Business, including all tangible personal property reflected on the Latest Balance Sheet and tangible personal property acquired since October 31, 2000 other than property disposed of since such date in the Ordinary Course of Business. All such tangible personal property is free and clear of all Liens and Encumbrances, other than Permitted Encumbrances, and is in good working order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable laws.

   3.23 Proxy Statement. None of the information supplied or to be supplied by Seller for inclusion or incorporation by reference in the Proxy Statement will on the date it is first mailed to the Company's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by Seller with respect to statements made therein based on information supplied in writing by Purchaser specifically for inclusion therein. The Proxy Statement will comply as to form with the applicable requirements of the Exchange Act.

   3.24 DGCL Section 203. Assuming the truth and accuracy of the representations and warranties contained in Section 4 of this Agreement,
Section 203 of the DGCL will not have any effect (including, without limitation, a special required vote of the stockholders of Seller owning more than a majority of the outstanding shares of Seller's Capital Stock as of the record date for the Stockholders Meeting) on this Agreement or the transactions contemplated by this Agreement. No other "fair price," "moratorium," "control share acquisition," or other similar anti-takeover statute or regulation of the DGCL or, to the knowledge of Seller, any other jurisdiction is applicable to this Agreement or the other transactions contemplated by this Agreement.

   3.25 Rights Agreement. Assuming the truth and accuracy of the representations and warranties contained in Section 4 of this Agreement, solely as a result of entering into this Agreement or consummating the transactions contemplated hereby in accordance with the terms of this Agreement (i) Purchaser shall not be deemed to be an Acquiring Person (as defined in the Rights Agreement), (ii) the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and (iii) the Rights (as defined in the Rights Agreement) will not separate from the Common Shares (as defined in the Rights Agreement).

Section 4. Representations and Warranties of Purchaser

   Purchaser represents and warrants to Seller that:

   4.1 Organization and Corporate Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to enter into the Transaction Documents to which Purchaser is a party and to perform its obligations hereunder and thereunder.

   4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all requisite corporate or organizational action on the part of Purchaser, and no other corporate or organizational proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which Purchaser is a party shall when executed constitute, a valid and binding obligation of Purchaser, enforceable in accordance with their terms.

   4.3 No Violation. Purchaser is not subject to or obligated under its certificate of incorporation or by-laws (or equivalent governing documents) or any applicable material law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or any order, writ, injunction or decree, that would be breached or violated by Purchaser's execution, delivery or performance of the Transaction Documents to which Purchaser is a party.

   4.4 Governmental Authorities and Consents. Purchaser is not required to submit any notice, report or other filing (except in connection with the applicable requirements of the HSR Act) with any governmental authority in connection with the execution or delivery by Purchaser of the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby. No consent, approval or authorization of any governmental or regulatory authority (except in connection with the applicable requirements of the HSR Act) or any other party or Person is required to be obtained by Purchaser in connection with its execution, delivery and performance of the Transaction Documents to which Purchaser is a party or the transactions contemplated hereby or thereby.

   4.5 Litigation. There are no material actions, suits, proceedings or orders pending or, to Purchaser's Knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would adversely affect Purchaser's ability to perform its obligations under the Transaction Documents to which Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

   4.6 Brokers. Neither Purchaser nor any of Purchaser's Affiliates has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and neither Purchaser nor any of Purchaser's Affiliates has incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

   4.7 Access; Accredited Investor Status. Purchaser and its agents and associates have been given access to the assets, books, records, contracts and employees of the Acquired Companies, and have been given the opportunity to meet with officers and other representatives of Seller and the Acquired Companies for the purpose of asking questions concerning, and investigating and obtaining information regarding the Acquired Companies' business, operations and legal affairs. Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

   4.8 Funds. As of the Closing Date, Purchaser shall have funds sufficient to pay the Purchase Price and to complete the transactions contemplated by this Agreement.

   4.9 Beneficial Ownership of Seller Common Stock; Acquisition of Acquired Stock. As of the date hereof, Purchaser and its Subsidiaries individually or collectively do not beneficially own (as such term is defined and interpreted pursuant to Rule 13d-3 under the Exchange Act) more than 4.99% of Seller's common stock outstanding as of the date hereof. Purchaser is acquiring the Acquired Stock for its own account and for investment, and not with a view to, or for sale in connection with, any distribution of any of such Acquired Stock, provided, however, that the disposition of the Acquired Stock shall at all times remain in Purchaser's control.

   4.10 Proxy Statement. None of the information supplied or to be supplied in writing by Purchaser specifically for inclusion in the Proxy Statement will on the date it is first mailed to the Company's stockholders contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5. Pre-Closing Covenants of Seller

   Seller agrees that, between the date of this Agreement and the Closing Date:

   5.1 Affirmative Covenants of Seller. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof, unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed) and except as expressly contemplated by this Agreement, Seller shall cause each of the Acquired Companies to:

     (a) conduct the business and operations of the Acquired Companies only in the Ordinary Course of Business;

     (b) keep in full force and effect the corporate existence of the Acquired Companies and all rights, franchises and material Proprietary Rights relating or pertaining to the Acquired Companies and use its reasonable best efforts to cause its current insurance (or reinsurance) policies not to be modified, canceled or terminated or any of the coverage thereunder to lapse;

     (c) use its reasonable best efforts to carry on the business of the Acquired Companies in the Ordinary Course of Business and to keep the business organizations and properties of the Acquired Companies intact in the Ordinary Course of Business, including business operations, physical facilities, working conditions and employees and relationships with lessors, licensors, suppliers and customers and others having business relations with it;

     (d) maintain the material assets of the Acquired Companies in such ordinary repair, order and condition (normal wear and tear excepted) consistent with historical needs, replace in accordance with reasonable business practices its inoperable, worn out or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date (whether or not such casualty, loss or damage is covered by insurance), either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and Purchaser;

     (e) encourage all key employees of the Acquired Companies to continue their employment with the Acquired Companies or Purchaser or its Subsidiaries after the Closing;

     (f) maintain the books, accounts and records of the Acquired Companies in accordance with past custom and practice as used in the preparation of the Financial Statements;

     (g) cooperate with Purchaser and use reasonable best efforts to cause the conditions to Purchaser's obligations to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR Act);

     (h) maintain the existence of and use reasonable best efforts to protect all material Proprietary Rights used by the Acquired Companies;

     (i) maintain the existence of and protect all of the material governmental permits, licenses, approvals and other authorizations of the Acquired Companies;

     (j) comply in all material respects with all applicable laws, ordinances, and regulations in the operation of the Acquired Companies and promptly following receipt thereof, give Purchaser copies of any notice received from any governmental or regulatory authority or other Person alleging violation thereof; and

     (k) cooperate with Purchaser in its reasonable investigation of the business, assets and properties of the Acquired Companies and permit Purchaser and its employees, agents, accounting, legal and other authorized representatives, upon reasonable notice and at reasonable hours, to discuss the affairs, finances and accounts of any of the Acquired Companies with the officers, partners, key employees and independent accountants of the Acquired Companies.

   5.2 Negative Covenants of Seller. Seller covenants and agrees that, from the date of this Agreement and until the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 hereof ((i) unless Purchaser otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), (ii) unless Seller or an Acquired Company takes such action and causes any related obligations and liabilities to be fully and unconditionally discharged without any cost or expense to any Acquired Company associated therewith following the Closing Date, or (iii) except as expressly contemplated by this Agreement) Seller shall cause each of the Acquired Companies to not:

     (a) (i) make any loans, enter into any non-arm's length transaction with any Insider, (ii) make or grant any increase in any Acquired Company's employee's, officer's or consultant's compensation outside of the Ordinary Course of Business, (iii) adopt or amend any employee benefit plan, incentive arrangement or other benefit covering any of the employees or consultants of the Acquired Companies outside of the Ordinary Course of Business, or (iv) adopt or modify any target performance goals which would have the effect of increasing compensation specified in clause (ii) or
  (iii) above;

     (b) except as specifically contemplated by this Agreement, enter into, modify, amend or terminate any contract, agreement or transaction, other than in the Ordinary Course of Business and at arm's length, with any unaffiliated Person or any Insider or waive, release or assign any material rights or claims thereunder;

     (c) cause any properties, assets, rights or interests related primarily to the Acquired Companies prior to the date hereof to become primarily used by or primarily related to Seller or any Subsidiary of Seller (excluding the Acquired Companies);

     (d) amend the certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) of any of the Acquired Companies or take any action with respect to any such amendment or any reorganization, liquidation or dissolution of any such corporation;

     (e) authorize, issue, sell or otherwise dispose of any shares of Capital Stock of, securities convertible into shares of Capital Stock of, ownership interests in or any option with respect to, any Acquired Company, or modify or amend any right of any holder of outstanding shares of Capital Stock of, ownership interest in or option with respect to any Acquired Company;

     (f) directly or indirectly redeem, purchase or otherwise acquire any Capital Stock of, ownership interest in or any option with respect to any Acquired Company;

     (g) acquire, lease or dispose of any tangible assets or properties of any Acquired Company or the Business other than such amounts that in the aggregate do not exceed $50,000;

     (h) violate, breach or default under in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material license held or used by any Acquired Company or any material contract to which any Acquired Company is a party or by which any of their respective assets and properties is bound;

     (i) (i) incur indebtedness of more than $20,000 or (ii) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of an Acquired Company under, any indebtedness of or owing to any Acquired Company (in either case other than indebtedness of any Acquired Company owing to any Acquired Company);

     (j) enter into change of control, severance agreements or similar arrangements;

     (k) split, combine or reclassify any of shares of Capital Stock of any Acquired Company or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for such shares of Capital Stock of any Acquired Company;

     (l) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person;

     (m) make any payments outside of the Ordinary Course of Business;

     (n) except as required by GAAP, make any material change in accounting methods, principles or practices;

     (o) settle any pending or threatened claim, action or proceeding brought by any Person (other than full and unconditional settlements which do not admit liability and only require payments of less than $5,000);

     (p) enter into any agreement to lease real property; or

     (q) agree in writing or otherwise take any of the actions described in
  Section 5.2.

   5.3 Employees in North Carolina. Seller shall terminate on or prior to the Closing Date, those employees listed on the Terminated Employees Schedule (the "Terminated Employees") in accordance with the terms of any applicable employment agreement. Seller hereby agrees that all obligations and liabilities arising out of the termination of such Terminated Employees, including severance obligations that may be included in employment agreements, shall be the sole responsibility of (i) Seller or (ii) the Acquired Companies, but only if fully and unconditionally discharged and paid on or prior to the Closing Date.

   5.4 Access. Subject to the provisions of the Confidentiality Agreement and
Section 6, Seller shall, after receiving reasonable advance notice from Purchaser, give Purchaser reasonable access (during normal business hours) to the books, records, properties, facilities and contracts of the Acquired Companies for the purpose of enabling Purchaser to further investigate and inspect, at Purchaser's sole expense, the business, properties, facilities, operations and legal affairs of the Acquired Companies.

   5.5 Conditions. Seller shall use reasonable best efforts to ensure that the conditions set forth in Section 7 and Section 8.3 are satisfied on a timely basis.

   5.6 Preparation of Proxy Statement; Stockholders Meeting.

      (a) As soon as practicable following the date of this Agreement, Seller shall prepare and file with the SEC the Proxy Statement. Seller shall use all reasonable best efforts to respond to comments of the SEC concerning the Proxy Statement to enable the SEC to orally confirm that it has no comments, or no further comments, concerning the Proxy Statement ("Proxy Clearance") as promptly as practicable after such filing. Subject to Section 5.7(d), Seller will use its reasonable best efforts to cause the Proxy Statement to be mailed to Seller's stockholders as promptly as practicable after oral notification of Proxy Clearance. The Proxy Statement shall not be filed, no amendment or supplement thereto shall be made by Seller nor shall the Proxy Statement be distributed without the prior consent of Purchaser and its counsel, which consent shall not be unreasonably withheld or delayed. Seller shall notify Purchaser of the receipt of any comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement, or for additional information, and shall promptly supply Purchaser with copies of all correspondence between Seller (or its representatives) and the SEC (or its staff) with respect thereto. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Seller or Purchaser, as the case may be, will promptly inform the other of such occurrence and cooperate in the filing with the SEC or its staff , and/or mailing to stockholders of Seller, such amendment or supplement.

     (b) Subject to Section 5.7(d), Seller will, as soon as reasonably practicable in connection with obtaining Proxy Clearance, establish a record date for, duly call, give notice of, convene and hold the Stockholders Meeting and take all related actions pursuant to DGCL and NASDAQ requirements and Seller's certificate of incorporation and bylaws required for a stockholders meeting. Subject to Section 5.7(d), the Proxy Statement shall include a statement to the effect that Seller's Board of Directors recommended that Seller's stockholders vote in favor of and adopt and approve this Agreement and the transactions contemplated hereby at the Stockholders Meeting.

   5.7 Covenants Covering Competing Transactions for the Acquired Companies; Related Matters.

      (a) From the date hereof until the termination of this Agreement, Seller (and its Affiliates) will not, and Seller (and its Affiliates) will use reasonable best efforts to ensure that their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate any inquiries or the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Takeover Proposal (as defined below), or (ii) engage in negotiations or discussions with, or provide any non-public information or data concerning the Acquired Companies or the Business to, any Person (other than Purchaser or any of its Affiliates or representatives) relating to any Takeover Proposal whether made before or after the date of this Agreement, provided, however, that Seller may, in response to an unsolicited bona fide written Takeover Proposal by any Person, disclose such non-public information to or engage in negotiations with such Person, if, prior to taking such actions:
  (i) the proposal did not result from a breach of this Section 5.7(a), (ii) Seller's Board of Directors determines in good faith after consultation with legal counsel that such action is consistent with its fiduciary duties under applicable law, (iii) the Board of Directors of Seller determines in good faith (after consultation with its financial advisor) that such Takeover Proposal is reasonably likely to be a Superior Proposal, and, (iv) Seller receives from such Person an executed confidentiality agreement with terms no less favorable to Seller than those contained in the Letter Agreement, dated as of June 26, 2000, between Seller and Purchaser ("Confidentiality Agreement"). Subject to Section 5.7(d), Seller may not withdraw, qualify or modify, or propose to withdraw, qualify or modify, its position with respect to this Agreement and the transactions contemplated hereby or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any letter of intent, agreement in principal, acquisition agreement or other similar agreement with respect to any Takeover Proposal. Seller agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal Interest (as defined below). Seller agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.7. At any time prior to the earlier of the Closing and the termination of this Agreement, Seller shall notify Purchaser as promptly as practicable, and in any event not later than the next day, of any inquiries, expressions of interest, requests for information, proposals or offers received by Seller or any of Seller's representatives relating to a Takeover Proposal (a "Takeover Proposal Interest") indicating, in connection with such notice, the name of the Person indicating such Takeover Proposal Interest and the material terms and conditions of any proposals or offers, and thereafter shall keep Purchaser informed, on a current basis, of any material changes in the status and content of any such proposals or offers

      (b) As used in this Agreement, "Takeover Proposal" shall mean (1) any proposal for a merger, consolidation or other business combination concerning only the Acquired Companies, (2) any proposal or offer to acquire in any manner, directly or indirectly, any part of the assets or Capital Stock of any or all of the Acquired Companies, and (3) any proposal or offer with respect to any recapitalization or restructuring concerning either of the Acquired Companies or any proposal or offer with respect to any other transaction similar to any of the foregoing relating to any of the Acquired Companies; provided, however, that the term "Takeover Proposal" shall not include a proposal to engage in a merger, consolidation, or business combination transaction or similar transaction involving Seller or a proposal to divest or sell, or a proposal constituting any offer (other than an issuer self-tender offer or stock repurchase) for, any or all of Seller's Capital Stock and which proposal excludes the direct or indirect acquisition of Acquired Stock or the Acquired Companies or the Business. For purposes of this Agreement, "Superior Proposal" means a Takeover Proposal that involves at least 75% of the fair market value of the assets or Capital Stock of the Acquired Companies, taken as a whole, which the Board of Directors of Seller determines in good faith (based on consultation with its financial advisor, taking into account all of the terms and conditions of the Takeover Proposal, including any conditions to consummation) to be more favorable and provide greater value to Seller than the sale and purchase of the Acquired Stock under this Agreement.

     (c) Nothing contained in this Agreement shall prevent Seller or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or complying with Rule 14e-2(a) promulgated under the Exchange Act.

     (d) Neither Seller's Board of Directors nor any committee thereof shall withdraw, qualify or modify or propose to withdraw, qualify or modify, in a manner adverse to Purchaser, the approval or recommendation of this Agreement and the transactions contemplated hereby by Seller's Board of Directors unless the Board of Directors of Seller determines in good faith, after consultation with outside counsel, that a failure to withdraw, qualify or modify such approval or recommendation of this Agreement and the transactions contemplated hereby (or propose to do such) would be inconsistent with its fiduciary duties to Seller's stockholders under applicable law. Neither Seller's Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, a Takeover Proposal that is not a Superior Proposal or (ii) cause Seller or its Affiliates to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Takeover Proposal that is not a Superior Proposal unless (A) in the case of clause
  (i) and (ii), Seller's Board of Directors determines in good faith, after consultation with Seller's financial and legal advisors that such action is consistent with their fiduciary duties under applicable law and (B) in the case of clause (ii), Seller complies with the termination provisions of
  Section 9.

   5.8 Intercompany Accounts. Immediately prior to the Closing, Seller shall cause: (i) all intercompany accounts (including liabilities) that exist immediately prior to the Closing between any Acquired Company, on the one hand, and Seller or any of its subsidiaries on the other hand; and (ii) at the request of Purchaser, any intercompany accounts between the Acquired Companies that exist immediately prior to the Closing, to be canceled, contributed and/or liquidated on terms reasonably satisfactory to Purchaser without any post-Closing payment or obligation on the part of Seller or its Subsidiaries and without any cost, liability, expense or obligation to the Acquired Companies following the Closing Date.

Section 6. Pre-Closing Covenants of Purchaser

   6.1 Covenants of Purchaser. Purchaser agrees that, between the date of this Agreement and the Closing Date, Purchaser shall:

     (a) cooperate with Seller and use its reasonable best efforts to cause the conditions to Seller's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental filings, authorizations, approvals, consents, releases and terminations);

     (b) cooperate with Seller and use reasonable best efforts to obtain all Required Approvals necessary to consummate the transactions contemplated hereby (including, without limitation, all approvals under the HSR Act);

     (c) shall not interfere in any manner with the business or operations of the Acquired Companies or with the performance of any of the Acquired Companies' employees; and

     (d) furnish all information concerning itself or its involvement in the transactions contemplated by this Agreement as may be reasonably requested by Seller in connection with the preparation, filing and distribution of the Proxy Statement.

   6.2 Conditions. Purchaser shall use reasonable efforts to attempt to ensure that the conditions set forth in Section 7.3 and Section 8 are satisfied on a timely basis.

Section 7. Conditions to Obligation of Purchaser to Close

   The obligation of Purchaser to purchase the Acquired Stock and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Purchaser in whole or in part):

   7.1 Accuracy of Representations and Warranties. The representations and warranties set forth in Section 3 hereof shall be true and correct in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date of this Agreement, except (x) for changes permitted by the terms of this Agreement; (y) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some earlier date will be determined as of such specified date; and (z) where any such failure of the representations and warranties, in the aggregate, to be true and correct in all respects would not have a Material Adverse Effect.

   7.2 Performance. Seller shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Seller on or before the Closing Date.

   7.3 Stockholder Approval. The holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting shall have adopted and approved this Agreement and the transactions contemplated hereby.

   7.4 Required Approvals. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and any other governmental filings, authorizations and approvals that are required for the consummation of the Closing (the "Required Approvals") shall have been obtained, except where the failure to obtain such Required Approvals are not reasonably likely to have a Material Adverse Effect;

   7.5 No Injunction. There shall not be in effect, as of the Closing Date, any
(i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser.

   7.6 Closing Deliverables. On or prior to the Closing Date, Seller shall have delivered to Purchaser all of the following:

     (a) a certificate from Seller in a form reasonably satisfactory to Purchaser, dated the Closing Date, stating that the preconditions specified in Sections 7.1, 7.2 and 7.3 have been satisfied;

     (b) copies of resolutions, certified by the Secretary of Seller, of Seller's board of directors and stockholders approving this Agreement and the transactions contemplated by this Agreement;

     (c) certificates of the Secretary of State of the State of Delaware and all other states where any of the Acquired Companies are qualified to do business providing that such Acquired Company is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

     (d) a copy of the certificate of incorporation or equivalent governing document for each Acquired Company, certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

     (e) a copy of the bylaws or equivalent governing document for each Acquired Company, certified by an officer of such Acquired Company;

     (f) all stock certificates and other instruments evidencing ownership of each of the Acquired Companies;

     (g) all minutes books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of each Acquired Company;

     (h) a counterpart executed copy of an assignment agreement in substantially the form attached hereto as Exhibit B of Seller's indemnification rights related to the Acquired Companies under the Asset Purchase Agreement, dated as of December 19, 1999, by and among StaffMark, Inc., StaffMark Acquisition Corporation Seventeen, ClinForce, L.L.C. and Irene Eisgrau Associates, Inc.;

     (i) resignation letters delivered by members of the Board of Directors of each Acquired Company, effective as of the Closing;

     (j) a legal opinion (subject to certain qualifications and assumptions) of counsel to Seller that such counsel is of the opinion that the Transaction Documents have been duly authorized by Seller and are enforceable against Seller in accordance with applicable law; and

     (k) such other documents or instruments as Purchaser may reasonably request to effect the transactions contemplated hereby.

   7.7 New Jersey Properties. For each property owned, leased or operated by any of the Acquired Companies in New Jersey, Seller shall have secured from the New Jersey Department of Environmental Protection ("NJDEP") and provided to Purchaser either (i) a Letter of Non-Applicability under New Jersey's Industrial Site Recovery Act, N.J.S.A. 12:K-6 et seq. ("ISRA"), or (ii) if it is determined that the transactions contemplated at Closing do trigger ISRA, for each of those properties for which ISRA is triggered, a written approval by the NJDEP of a negative declaration affidavit, which affidavit had been submitted by Seller to the NJDEP. Seller shall provide Purchaser with copies of all submissions to, and any correspondence received from, NJDEP regarding ISRA.

   Any condition specified in this Section 7 may be waived by Purchaser in its sole discretion; provided that no such waiver shall be effective against Purchaser unless it is set forth in a writing executed by Purchaser.

Section 8. Conditions to Obligation of Seller to Close

   The obligation of Seller to sell the Acquired Stock to Purchaser and otherwise consummate the transactions that are to be consummated at the Closing is subject to the satisfaction, as of the Closing Date, of the following conditions (any of which may be waived by Seller in whole or in part):

   8.1 Accuracy of Representations and Warranties. The representations and warranties of Purchaser set forth in Section 4 shall be accurate in all material respects as of the Closing Date.

   8.2 Performance. Purchaser shall have performed and complied with, in all material respects, all obligations, covenants and agreements required by this Agreement to be performed by Purchaser on or before the Closing Date.

   8.3 Stockholder Approval. The holders of a majority of the shares of common stock of Seller outstanding on the record date and entitled to vote thereon at the Stockholders Meeting shall have adopted and approved this Agreement and the transactions contemplated hereby.

   8.4 Required Approvals. The Required Approvals shall have been obtained, except where the failure to obtain such Required Approvals are not reasonably likely to have a Material Adverse Effect;

   8.5 No Injunction. There shall not be in effect, at the Closing Date, any
(i) injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the sale of the Acquired Stock by Seller and there shall not be pending or threatened on the Closing Date any action, suit or proceeding by any governmental or regulatory authority which could reasonably be expected to result in the issuance of any such order, or (ii) or law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the sale of the Acquired Stock by Seller.

   8.6 Closing Deliverables. On or prior to the Closing Date, Purchaser shall have delivered to Seller all of the following:

     (a) a certificate from Purchaser in a form reasonably satisfactory to Seller, dated the Closing Date, stating that the preconditions specified in Sections 8.1 and 8.2 have been satisfied;

     (b) copies of resolutions, certified by the Secretary of Purchaser, of the stockholders of Purchaser and of Purchaser's board of directors approving this Agreement and the transactions contemplated by this Agreement;

     (c) certificates of the Secretary of State of the State of Delaware and all other states where Purchaser is qualified to do business providing that Purchaser is in good standing, except where any failure to be so qualified to do business, individually or in the aggregate, would not give rise to a Material Adverse Effect;

     (d) a copy of the certificate of incorporation and bylaws or equivalent governing documents of Purchaser certified by the appropriate authority in the jurisdiction in which such entity was incorporated or organized;

     (e) a legal opinion (subject to certain qualifications and assumptions) of counsel to Purchaser that such counsel is of the opinion that the Transaction Documents have been duly authorized by Purchaser and are enforceable against Purchaser in accordance with applicable law;

     (f) a counterpart executed copy of an assumption agreement in substantially the form attached hereto as Exhibit C whereby Purchaser and the Acquired Companies assume certain specified obligations of Seller related to the Acquired Companies; and

     (g) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

   Any condition specified in this Section 8 may be waived by Seller in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by Seller.

Section 9. Termination of Agreement

   9.1 Right to Terminate Agreement. This Agreement may be terminated at any time prior to the Closing:

     (a) by the mutual written agreement of Seller and Purchaser;

     (b) by Seller or Purchaser, if the Closing has not occurred on or prior to June 30, 2001; provided, however, that neither Purchaser nor Seller shall be entitled to terminate this Agreement pursuant to this Section 9.1(b) if such party's failure to fulfill any of its obligations in any material respect under this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

     (c) by Seller or Purchaser, if there shall be in effect any (i) final, non-appealable injunction or binding order of any court or other tribunal having jurisdiction over Seller or Purchaser that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser or (ii) law or regulation that is enacted or adopted in final form, that prohibits or makes illegal the purchase of the Acquired Stock by Purchaser.

     (d) by Seller (subject to Seller's compliance in certain circumstances with Section 9.2(b)) or Purchaser, if this Agreement and the transactions contemplated hereby shall not have been approved at the Stockholders' Meeting in accordance with the Stockholder Vote Condition;

     (e) by Purchaser, upon breach of any material representation, warranty or covenant on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied (a "Terminating Seller Breach"); provided, however, that, if such Terminating Seller Breach is curable by Seller through exercise of all reasonable efforts and for so long as Seller continues to exercise such reasonable efforts, Purchaser may not terminate this Agreement under this
  Section 9.1(e); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this
  Section 9.1;

     (f) by Seller, upon breach of any material representation, warranty or covenant on the part of Purchaser set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Section 8.1 or 8.2 would not be satisfied (a "Terminating Purchaser Breach"); provided, however, that, if such Terminating Purchaser Breach is curable by Purchaser through exercise of all reasonable efforts and for so long as Purchaser continues to exercise such reasonable efforts, Seller may not terminate this Agreement under this Section 9.1(f); and provided further that the preceding proviso shall not in any event be deemed to extend any date set forth in clause (b) of this Section 9.1;

     (g) by Purchaser under circumstances where (i) Seller's Board of Directors or any committee thereof withdraws, qualifies, or modifies, or proposes to withdraw, qualify or modify, in a manner adverse to Purchaser, the approval or recommendation of this Agreement and the transactions contemplated hereby by Seller's Board of Directors, (ii) Seller shall have failed to include in the Proxy Statement the recommendation of Seller's Board of Directors in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, or (iii) Seller's Board of Directors or any committee thereof shall have approved or recommended, or proposed to approve or recommend, a Takeover Proposal; or

     (h) by Seller (subject to having complied with Section 5.7(d) and its compliance with Section 9.2(b)) or Purchaser, if Seller or its Affiliates shall have entered into a letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Takeover Proposal (a "Definitive Competing Agreement").

   Such right of termination shall be exercised by written notice of termination given by the terminating party to the other party hereto in the manner hereinafter provided.

   9.2 Effect of Termination. (a) Subject to Sections 9.2(b) and 9.2(c) below, upon the termination of this Agreement pursuant to Section 9.1, each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 9.2(b), 9.2(c), 9.2(d) and Sections 12.5 and 12.12 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     (b) If Seller or Purchaser shall have terminated this Agreement:

       (i) pursuant to clause (d) of Section 9.1, Seller shall, within one business day after the Stockholders Meeting, pay to Purchaser a termination fee of $500,000, payable in same day funds, if on or before the date of the Stockholders Meeting a Takeover Proposal shall have been disclosed, announced, commenced, submitted or made and either (A) such Takeover Proposal shall not have been affirmatively rejected by the Board of Directors of Seller or (B) Seller's Board of Directors shall have failed to recommend to Seller's stockholders the approval of this Agreement and the transactions contemplated hereby or withdrew, adversely modified or qualified any such recommendation previously given;

       (ii) pursuant to clause (g) of Section 9.1, Seller shall, within one business day following termination after such action or inaction specified therein, as the case may be, pay to Purchaser a termination fee of $500,000, in same day funds; or

       (iii) pursuant to clause (h) of Section 9.1, then Seller shall, on the day of execution of a Definitive Competing Agreement or, if such day is not a business day, the following business day, pay to Purchaser a termination fee of $1,240,000 payable in same day funds.

     (c) Any payment made pursuant to clause (i), (ii) or (iii) of Section 9.2(b) shall obviate any obligation to make a payment under any other clause of Section 9.2(b). If, following the occurrence of any event described in Section 9.2(b)(i) or Section 9.2(b)(ii), Seller or its Affiliates shall execute a Definitive Competing Agreement concerning a Takeover Proposal on or before the one-year anniversary of the date of termination of this Agreement pursuant to Section 9.1(d) or Section 9.1(g), as the case may be, Seller shall within one business day of such execution date pay to Purchaser a fee of $740,000 payable in same day funds, in addition to the $500,000 fee previously paid under Section 9.2(b)(i) or 9.2(b)(ii), as the case may be. It is expressly agreed that the remedies of Purchaser set forth in Section 9.2(b) and this Section 9.2(c) shall be its exclusive remedies for any termination of this Agreement pursuant to Sections 9.1(d), (g) or (h) hereof (and there shall be no other remedy for any other basis for termination hereunder) and, after any payment called for by this Section 9.2, following such termination and payment, all other obligations of Seller under this Agreement shall terminate.

     (d) Notwithstanding the occurrence of any termination pursuant to
  Section 9.1 hereof, no such termination shall have any effect upon the Confidentiality Agreement, which shall remain in full force and effect following any such termination.

Section 10. Indemnification Related Matters; Taxes

   10.1 Expiration of Representations, Warranties and Covenants. Except as set forth in the proviso hereto and except for Sections 5.3, 10.2, 10.3 and 11 hereof and the terms of the Confidentiality Agreement, the terms of which shall survive the Closing in accordance with the terms hereof and thereof, all of the representations, warranties and covenants of Seller and Purchaser set forth in this Agreement shall terminate and expire, and shall cease to be of any force or effect, on the Closing Date, and all liability of Seller and

Purchaser with respect to such representations, warranties and covenants shall thereupon be extinguished; provided, however, that for the limited purposes of asserting an indemnification claim pursuant to Section 10.2, the provisions of introductory clause of Section 3 and (i) the representations and warranties in Sections 3.5, 3.18 and 3.19 hereof shall survive the Closing and shall expire on the eighteen (18) month anniversary of the Closing Date, (ii) the representations and warranties in Section 3.16 hereof shall survive the Closing and shall expire on the second anniversary of the Closing Date, and (iii) the representations and warranties in Sections 3.2 and 3.3 hereof shall survive the Closing and shall remain in full force and effect for an unlimited time.

   10.2 Indemnification by Seller.

     (a) Except for any claims for Damages under this Section 10.2 that properly constitute claims for Taxes under Section 10.3 (which claims shall be governed exclusively by Section 10.3 hereof and not by this Section 10.2), and subject to the provisions and limitations set forth in this
  Section 10.2, Seller shall indemnify Purchaser and the Acquired Companies and their respective directors and officers (each, an "Indemnified Party") against any Damages that an Indemnified Party incurs as a result of any misrepresentation or breach of any representation or warranty of Seller set forth in Sections 3.2, 3.3, 3.5, 3.16, 3.18 or 3.19 of this Agreement.

     (b) Without limiting the effect of any of the other limitations set forth herein, Seller shall not be required to make any indemnification payment under Section 10.2 hereof with respect to any breach of any of such representations and warranties referenced in this Section 10.2, except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Parties as a result of all such breaches of such representations and warranties actually exceeds the Deductible Amount (defined below); and Seller shall only be required to pay, and shall only be liable for, the amount by which the cumulative amount of the Damages actually incurred by the Indemnified Parties exceeds the Deductible Amount. The "Deductible Amount" shall be $250,000 and there shall be excluded from the Deductible Amount any and all Damages with respect to Taxes, which shall be governed exclusively by Section 10.3 hereof.

     (c) The total amount of the payments that Seller can be required to make under or in connection with Section 10.2 of this Agreement (including all indemnification payments required to be made to the Indemnified Parties and all amounts payable to any counsel retained by Seller in accordance with this Section 10.2) shall be limited in the aggregate to a maximum amount equal to the Purchase Price, and Seller's cumulative liability shall in no event exceed such amount.

     (d) For purposes of this Section 10.2 only, Seller shall not be deemed to have breached any representation or warranty if the Indemnified Party had, on or prior to the Closing Date, any Knowledge of the breach of such representation or warranty.

     (e) Purchaser acknowledges that, except as expressly provided in Section 3, Seller has not made or is not making any representations or warranties whatsoever, implied or otherwise.

     (f) All claims for indemnification by any Indemnified Party under
  Section 10.2 will be asserted and resolved as follows:

       (i) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 10.2(a) is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to Seller. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, Seller will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that Seller's ability to defend has been materially prejudiced by such failure of the Indemnified Party. Seller will notify the Indemnified Party as soon as practicable within the Dispute Period whether Seller disputes its liability to the Indemnified Party under Section 10.2, and whether Seller desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

         (A) If Seller notifies the Indemnified Party within the Dispute Period that Seller desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.2(f), then Seller will have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of Seller, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Seller to a final conclusion or will be settled at the discretion of Seller (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full (minus the Deductible Amount) pursuant to
      Section 10.2). Seller will have full control of such defense and proceedings; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to Seller's delivery of the notice referred to in the first sentence of this clause (A), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by Seller, the Indemnified Party will, at the sole cost and expense of Seller, provide reasonable cooperation to Seller in contesting any Third Party Claim that Seller elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by Seller pursuant to this clause (A), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 10.2, with respect to such Third Party Claim.

         (B) If Seller fails to notify the Indemnified Party within the Dispute Period that Seller desires to defend the Third Party Claim pursuant to Section 10.2 or if Seller gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if Seller fails to give any notice whatsoever within the Dispute Period in respect of the foregoing, then the Indemnified Party will have the right to defend, at the sole cost and expense of Seller, the Third Party Claim by all commercially reasonable proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of Seller, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, Seller will, at its sole cost and expense, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (B), if Seller has notified the Indemnified Party within the Dispute Period that Seller disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of Seller in the manner provided in clause (C) below, Seller will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (B) or of Seller's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse Seller in full for all reasonable costs and expenses incurred by it in connection with such litigation. Seller may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (B), and Seller will bear its own costs and expenses with respect to such participation.

         (C) If Seller notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 10.2, or fails to notify the Indemnified Party within the Dispute Period whether Seller disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Damages in the amount specified in the Claim Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this Section 10.2(f).

       (ii) In the event any Indemnified Party should have a claim under
    Section 10.2 against Seller that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to Seller. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that Seller demonstrates that it has been materially prejudiced thereby. If Seller notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period that Seller disputes the claim described in such Indemnity Notice, the Damages in the amount specified in the Indemnity Notice will be conclusively deemed a liability of Seller under Section 10.2, and Seller shall pay the amount of such Damages to the Indemnified Party on demand. If Seller has timely disputed its liability with respect to such claim, Seller and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved in accordance with paragraph (iii) of this Section 10.2.

       (iii) Any dispute pursuant to this Section 10.2 between the parties hereto and any Indemnified Party that is not a party hereto shall be finally and conclusively determined by the decision of a board of mediators consisting of three (3) members (hereinafter sometimes called the "Board of Mediators") selected as hereinafter provided. Each of the Indemnified Party and Seller shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within ten (10) days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by the Indemnified Party. Each of the Indemnified Party and Seller shall submit to the Board of Mediators the amount, if any, such party reasonably believes Seller is required to pay the Indemnified Party in respect of a claim filed by the Indemnified Party together with any supporting documentation necessary or appropriate to calculate such amount. The Board of Mediators shall meet in Boston, Massachusetts or such other place as a majority of the members of the Board of Mediators determines more appropriate, and shall reach and render a decision in writing (concurred by a majority of the members of the Board of Mediators) stating solely whether they agree with the amount submitted by Seller or the amount submitted by the Indemnified Party. The Board of Mediators' decision shall be limited to choosing between the two amounts presented and they shall not be permitted to disagree with both amounts submitted nor shall they be permitted to deviate from such amounts or propose an alternative resolution to the dispute. In connection with rendering its decisions, the Board of Mediators shall adopt and follow such rules and procedures as a majority of the members of the Board of Mediators deems necessary or appropriate. The decision of the Board of Mediators shall be rendered no more than thirty (30) calendar days following commencement of proceedings with respect thereto. The Board of Mediators shall cause its written decision to be delivered to the Indemnified Party and Seller. The decision of the Board of Mediators shall be final, binding and conclusive on the Indemnified Party and Seller and entitled to be enforced to the fullest extent permitted by law and entered in any court of competent jurisdiction. Each party to any mediation shall bear its own expense in relation thereto, including but not limited to such party's attorneys' fees, if any, and the expenses and fees of the member of the Board of Mediation appointed by such party, provided, however, that the expenses and fees of the third member of the Board of Mediation and any other expenses of the Board of Mediation not capable of being attributed to any one member shall be borne in equal parts by Seller and the Indemnified Party.

     (g) The right of the Indemnified Parties to assert indemnification claims and receive indemnification payments pursuant to this Section 10.2 shall be the sole and exclusive right and remedy exercisable with respect to the breach of any representation or warranty specifically referenced in (and not excluded from) this Section 10.2. The Indemnified Parties acknowledge that the remedies for a breach of a representation or warranty of Seller under this Agreement shall be exclusively limited to the remedies under the provisions of
  Section 10.2 of this Agreement.

   10.3 Tax Matters

     (a) From and after the Closing Date until 90 days after the expiration date of the applicable statute of limitations, Seller agrees to indemnify, without any gross-up for Taxes except as provided below, Purchaser and each Acquired Company against all Taxes: (i) relating to any Acquired Company (including Taxes arising out of the matters described in the Litigation Schedule) for (A) any taxable period that ends on or before the Closing Date or (B) the portion ending on the Closing Date of any taxable period ending after the Closing Date; (ii) imposed on any Acquired Company under Treasury Regulations section 1.1502-6 or any similar state, local or foreign provision; provided, however, that no indemnity shall be provided under this Agreement for any Taxes resulting from any transaction of any Acquired Company occurring after the Closing other than the deemed sales and liquidations resulting from the Section 338(h)(10) Elections as to which, subject to Section 10.3(j)(i), indemnity shall be provided; or (iii) relating to the failure of Seller to be the common parent of an affiliated group (as defined in Code section 338(h)(5)) of which the Acquired Companies, on and before the Closing Date, are members or the failure of such affiliated group to file consolidated federal income tax returns for all periods of the Acquired Companies ending on or before the Closing Date. Any indemnity payment made hereunder by Seller to Purchaser shall, in accordance with Section 10.3(n)(i), be treated as an adjustment to the Purchase Price for Tax purposes; provided, however, that to the extent all or any portion of any indemnification payment made pursuant to this Section
  10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Purchaser, then Seller shall also indemnify Purchaser for the amount of Taxes to be paid on such claim.

     (b) From and after the Closing Date until the expiration date of the applicable statute of limitations, Purchaser and the Acquired Companies shall indemnify, without any gross-up for Taxes except as provided below, Seller and its Affiliates against all Taxes resulting from any transaction of any such Acquired Company occurring after the Closing. Any indemnity payment made hereunder by Purchaser to Seller shall, in accordance with
  Section 10.3(n)(i), be treated as an adjustment to the Purchase Price for Tax purposes; provided, however, that to the extent all or any portion of any indemnification payment made pursuant to this Section 10.3 is finally determined by an applicable Tax authority to be treated other than as an adjustment to the Purchase Price and the payment of such claim is considered taxable income to Seller, then Purchaser shall also indemnify Seller for the amount of Taxes to be paid on such claim.

     (c) Payment by the Tax indemnitor of any amount due under this Section
  10.3 shall be made within ten days following written notice by the Tax indemnitee that payment of such amounts to the appropriate Tax authority is due; provided, that, the Tax indemnitor shall not be required to make any payment earlier than five days before it is due to the appropriate Tax authority. The provisions of the immediately preceding sentence shall apply with respect to a payment of Tax that is due despite the fact that the Tax is being contested; provided, however, that the Tax indemnitor may post a bond or take any other action (that does not have any cost to, or adverse effect on, the Tax indemnitee) that prevents the payment of the Tax from becoming due.

     (d) For purposes of this Agreement, in the case of any Tax that is imposed on a periodic basis and is payable for a period that begins before the Closing Date and ends after the Closing Date, the portion of such Taxes payable for the portion of the period ending on the Closing Date shall be
  (i) in the case of any Tax other than a Tax based upon or measured by income, the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Tax based upon or measured by income, the amount which would be payable if the taxable year ended on the Closing Date. Any credit that cannot be prorated pursuant to clause (ii) of the immediately preceding sentence shall be prorated based upon the fraction employed in clause (i) thereof.

     (e) Purchaser shall promptly pay to Seller any refund or credit (including any interest paid or credited with respect thereto) received by Purchaser or any Acquired Company of Taxes: (i) relating to taxable periods or portions thereof ending on or before the Closing Date; or (ii) attributable to an amount paid by Seller under Section 10.3(a) hereof, reduced in each case by the amount of any liability for Taxes incurred by Purchaser or the Acquired Companies as the result of the receipt of the refund or credit. Purchaser shall, if Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refund to which Seller is entitled under this Section 10.3(e). Purchaser shall permit Seller to control (at Seller's expense) the prosecution of any such refund claim, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as Seller shall designate (subject to Purchaser's approval, which shall not be unreasonably withheld) to represent such entity with respect to such refund claim.

     (f) Purchaser and each Acquired Company shall elect, whenever permitted, to relinquish the entire carryback period with respect to any net operating loss, capital loss or Tax credit attributable to Purchaser or such Acquired Company in any taxable period beginning after the Closing Date that could be carried back to a taxable year of an Acquired Company ending on or before the Closing Date; whenever such an election is not permitted, Purchaser or any such Acquired Company may carry back such net operating loss, capital loss or Tax credit, as the case may be, to such prior taxable year and Seller shall pay to Purchaser, any Acquired Company, or any of their Affiliates any refund or credit of Taxes that results from such carryback.

     (g) After the Closing Date, Purchaser shall promptly notify Seller in writing of the commencement of any Tax audit or administrative or judicial proceeding or of any written demand or claim on Purchaser or any Acquired Company which, if determined adversely to the taxpayer would be grounds for indemnification under Section 10.3(a) or (b). Such notice shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability. If Purchaser fails to give Seller prompt notice of an asserted Tax liability as required by this
  Section 10.3(g), then, if Seller is precluded by the failure to give prompt notice from contesting the asserted Tax liability in either the applicable administrative or the judicial forum, then Seller shall not have any obligation to indemnify for any loss arising out of such asserted Tax liability.

     (h) Seller may elect to direct, through Tax counsel of its own choosing (subject to Purchaser's approval, which shall not be unreasonably withheld) and at its own expense, the portion of any audit, claim for refund and administrative or judicial proceeding involving any asserted liability with respect to which indemnity may be sought under Section 10.3(a) (that portion of any such audit, claim for refund or proceeding relating to an asserted Tax liability is referred to herein as a "Contest"). If Seller elects to direct a Contest, it shall within 30 calendar days of receipt of the notice of asserted Tax liability, notify Purchaser in writing of its intent to do so and may not thereafter contest its obligation to indemnify Purchaser with respect to the subject matter of such Contest (but only with respect to such Taxes that are determined by the applicable Tax authority in such Contest to be Taxes that relate to any date, period, or portion of a period ending before the Closing Date), and Purchaser shall (i) cooperate and shall cause each Acquired Company or its respective successor or successors to cooperate, at Seller's expense, in each phase of such Contest and (ii) promptly empower and shall cause the Acquired Companies or their respective successors promptly to empower (by power of attorney and such other documentation as may be reasonably necessary and appropriate) such representatives of Seller as it may designate (subject to Purchaser's approval, which shall not be unreasonably withheld) to represent Purchaser or the Acquired Companies or their respective successors in the Contest insofar as the Contest involves an asserted Tax liability for which Seller would be liable under Section 10.3(a). If Seller elects not to direct the Contest, fails to notify Purchaser of its election as herein provided or contests its obligation to indemnify under Section 10.3(a), Purchaser or any Acquired Company may pay, compromise or contest such asserted Tax liability. In any event, Seller may participate, at Seller's expense, in the Contest.

     (i) Seller shall prepare and file any Tax Returns and schedules relating to the Acquired Companies for the period ending on or before the Closing Date. Such Tax Returns and schedules shall be prepared on a basis consistent with those prepared for prior Tax years unless a different treatment of any item is required by an intervening change in law. Purchaser shall prepare or cause each Acquired Company to prepare any Tax Return relating to such Acquired Company for any period ending after the Closing Date.

     (j) The parties agree as follows with respect to Section 338(h)(10) of the Code:

       (i) Seller and, if applicable, its subsidiaries other than the Acquired Companies (the "Non-acquired Subsidiaries") shall join with Purchaser in making a timely election under Section 338(h)(10) of the Code (and any corresponding election permitted under state or local tax law) with respect to the transactions contemplated hereby (the "Section 338(h)(10) Elections"); provided, however, that Purchaser shall indemnify Seller for the Taxes that are imposed by any state taxing jurisdiction with respect to any Acquired Company as a result of any such Section 338(h)(10) Election to the extent that those Taxes exceed the amount of Taxes that would be imposed by that state taxing jurisdiction on a sale of the assets of the applicable Acquired Company and the Tax-free liquidation of that Acquired Company. At the closing, Seller shall deliver to Purchaser Internal Revenue Service Form 8023 and any other state or local forms required for the Section 338(h)(10) Elections (collectively, the "Section 338 Forms"), each of the Section 338 Forms having been signed by Seller and any Non-acquired Subsidiaries requested by Purchaser. Each of the Section 338 Forms shall to the extent possible be completed at or prior to the Closing. To the extent that any item on a form has not been so completed, Purchaser's accountants shall complete the form in accordance with the purchase price allocation provided for in paragraph (ii) below. Seller shall at any time and from time to time after the Closing cooperate with Purchaser in connection with the Section 338 Elections, including the signing by Seller and the Non-acquired Subsidiaries of any forms that Purchaser may reasonably request in order to accomplish the
    Section 338 Elections. Purchaser and the Non-acquired Subsidiaries shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable federal, state or local law. Purchaser shall be responsible for the preparation and filing of the
    Section 338 Forms. At least 30 days prior to the filing of the Section 338 Forms by Purchaser, Purchaser shall furnish such forms to Seller for Seller's review and approval, which approval shall not be unreasonably withheld.

       (ii) The Purchase Price and the liabilities of the Acquired Companies (plus other relevant items) (the "Allocable Amount") shall be allocated to the categories of assets of the Acquired Companies for all purposes (including Tax and financial accounting) as shown on the "Allocation Schedule" attached hereto (which reflect the assets and liabilities of the Acquired Companies as of October 31, 2000), as adjusted to reflect: (i) changes in the amount of the Acquired Companies' liabilities from October 31, 2000 through the Closing Date and (ii) changes in the amounts of the Acquired Companies' assets from October 31, 2000 through the Closing Date; provided, however, that the Allocable Amount shall be allocated among classes or categories of assets as provided by the Code and the related Treasury regulations, provided, further, that Purchaser shall provide the final allocation to Seller and consult with Seller prior to filing. The relative fair market values of the assets within each category and the amount allocated to the particular assets within each category shall be determined by Purchaser in a manner consistent with any requirements of the Code. Seller, Seller's subsidiaries, Purchaser and the Acquired Companies shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

     (k) All tax sharing agreements or similar agreements with respect to or involving the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, the Acquired Companies shall not be bound thereby or have any liability thereunder.

     (l) Subject to the agreements in the other subsections of this Section 10.3, Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of

  Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each party will retain all Tax Returns, schedules and work papers and all material records or other documents relating to Tax matters of the Acquired Companies for the taxable period first ending after the Closing Date and for all prior taxable periods until the later of: (i) 90 days after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods; or (ii) eight years following the due date (without extension) for such Tax Returns. Any information obtained under this
  Section 10.3(l) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

     (m) Purchaser agrees to assume liability for and to pay all sales, use, transfer, stamp, stock transfer, real property transfer and similar Taxes incurred as a result of the Closing Transactions contemplated hereby.

     (n) The Parties agree as follows with respect to the following miscellaneous Tax matters:

       (i) The parties agree to treat all indemnification payments made under this Agreement as adjustments to the Purchase Price for Tax purposes;

       (ii) Section 10.3 shall be the sole provision governing Tax matters and indemnities therefor under this Agreement;

       (iii) For purposes of this Section 10.3 all references to Purchaser, Seller, and the Acquired Companies include successors; and

       (iv) The covenants and agreements of the parties hereto contained in this Section 10.3 shall survive the Closing and shall remain in full force and effect until 90 days after the expiration of all statutes of limitations with respect to any Taxes that would be indemnifiable by Seller under Section 10.3(a) of this Agreement or by Purchaser under
    Section 10.3(b) of this Agreement.

Section 11. Additional Covenants

   11.1 Covenant of Seller Not to Compete: Nonsolicitation. In consideration of the Purchase Price to be received under this Agreement, Seller agrees that, for a period of two (2) years after the Closing Date, it shall not directly or indirectly, do any of the following:

     (a) Own, manage, operate, control, act as consultant or advisor to, render any services for, have any financial interest in, or otherwise be connected in any manner with the ownership, management, operation or control of any person, firm, partnership, corporation, or other entity that is engaged in the permanent placement and temporary staffing of clinical trials support services personnel (the "Business") anywhere within North America; provided, however, that any one or more of the following items shall in no way breach, violate, or otherwise in any manner conflict with the noncompetition covenant in the preceding clause: (i) the operation by Seller directly or indirectly of all or a portion of its e-solutions, e-services, e-consulting, system hosting, web-hosting, custom software application development, custom system integration development and network configuration businesses (collectively, "E-Services") and any maintenance for any such software or system development, including the rendering of any E-Services for, any Internet-based system or service for the temporary or permanent placement and staffing of clinical trials support services personnel; and (ii) the ownership of not more than five percent (5%) of any class of securities of any Person that engages in the Business and has a class of securities registered pursuant to Section 12 of the Exchange Act; or

     (b) solicit the Business of any Person who to Seller's Knowledge is a customer of the Acquired Companies or any Business from any Person who was a customer or account of any of the Acquired

  Companies at the time of the Closing or within the preceding one year period; provided, however, that nothing in this Section 11.1 (b) shall restrict in any manner the ability of Seller or any of its Non-acquired Subsidiaries to solicit customers, suppliers, licensees, licensors or other business relations of the Acquired Companies in connection with operating the business of Seller and/or its Non-acquired Subsidiaries so long as such business does not violate Section 11.1(a).

   11.2 Confidentiality. Seller shall treat and hold as confidential for a period of two years following the Closing Date any information concerning the business and affairs of the Acquired Companies that is not available to the public as of the date of this Agreement or hereafter during such two-year period through no breach of this covenant by Seller (the "Confidential Information"), refrain from using any of the Confidential Information, except in connection with this Agreement, and deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are Seller's possession or under Seller's control. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Seller shall notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order at Purchaser's expense or waive compliance with the provisions of this Section 11.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller on the advice of counsel, is compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that such disclosing Person shall use his or its reasonable best efforts to obtain, at the expense and request of Purchaser, an order or other assurance that confidential treatment shall be accorded to such expense and portion of the Confidential Information required to be disclosed as Purchaser shall designate.

   11.3 Divisibility. Seller acknowledges that all of the foregoing provisions of Section 11 are reasonable and are necessary to protect and preserve the value of the Acquired Companies and to prevent any unfair advantage being conferred on Seller. If any of the covenants set forth in this Section are held to be unreasonable, arbitrary, or against public policy, the restrictive time period herein shall be deemed to be the longest period permissible by law under the circumstances and the restrictive geographical area herein shall be deemed to comprise the larger territory permissible by law under the circumstances.

   11.4 Tax-Qualified Plans. On the Closing Date or as soon as practicable thereafter, Purchaser shall permit any active employee of an Acquired Company who has an account balance under the Edgewater Technology 401(k) Savings Plan (a "Participant") to rollover (whether by direct or indirect rollover, as selected by such Participant) his or her "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code) from the Edgewater Technology 401(k) Savings Plan to a retirement plan maintained by Purchaser or its affiliates that contains a cash or deferred arrangement under Section 401(k) of the Code ("Purchaser 401(k) Plan"). Seller acknowledges that on and after the Closing Date the account balances of employees of the Acquired Companies shall be distributable from the Edgewater Technology 401(k) Savings Plan in accordance with Section 401(k)(10) of the Code. Seller and the Edgewater Technology 401(k) Savings Plan shall not place any Participant's plan loan into default or declare a default with respect to any plan loan during the six-month period following the Closing Date or such shorter period as requested by Purchaser, so long as such Participant continues to make payments where due and transfers his or her account balance under the Edgewater Technology 401(k) Savings Plan, together with the note evidencing the plan loan, to the Purchaser 401(k) Plan through a direct rollover on or as soon as administratively practicable following the Closing. Purchaser shall be responsible for forwarding all loan payments under the Edgewater Technology 401(k) Savings Plan to the trustee of the Edgewater Technology 401(k) Savings Plan. Purchaser shall amend the Purchaser 401(k) Plan and Seller shall amend the Edgewater Technology 401(k) Savings Plan to the extent necessary in order to effectuate the transactions contemplated under this Section 11.4. Seller and Purchaser shall cooperate with each other (and cause the trustees of the Edgewater Technology 401(k) Savings Plan and Purchaser 401(k) Plan to cooperate with each other) with respect to the rollover of the distributions to the Participants.

Section 12. Miscellaneous Provisions

   12.1 Time of Essence. Time is of the essence of this Agreement.

   12.2 Compliance with Laws. Purchaser and Seller shall execute such agreements and other documents, and shall take such other actions, as Seller and Purchaser, as the case may be, may reasonably request (prior to, at or after the Closing) for the purpose of ensuring that the transactions contemplated by this Agreement are carried out in full compliance with the provisions of all applicable laws and regulations.

   12.3 Publicity. No press release, publicity, disclosure or notice to any Person concerning any of the transactions contemplated by this Agreement shall be issued, given, made or otherwise disseminated by Purchaser or Seller or any of their respective Affiliates or Associates at any time (whether prior to, at or after the Closing) without the prior consent of Seller and Purchaser, which consent shall not be unreasonably withheld.

   12.4 Access of Seller to Books and Records. At all times after the Closing Date, Purchaser shall give Seller and Seller's agents reasonable access to the books and records of the Acquired Companies (to the extent such books and records relate to the period prior to the Closing Date).

   12.5 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated thereby; provided, however, that Purchaser shall deliver to Seller at Closing $22,500 in respect of HSR Act filing fees previously paid by Seller in connection with the transactions contemplated by this Agreement.

   12.6 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

   12.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given and duly delivered when received personally, by fax, mail or overnight delivery service by the intended recipient at the following address or fax number (or at such other address or fax number as the intended recipient shall have specified in a written notice given to the other party hereto):

  if to Purchaser:

    Cross Country TravCorps, Inc.
    6551 Park of Commerce Blvd., N.W.
    Suite 200
    Boca Raton, FL 33431
    Attn: President
    Fax: (561) 912-9068

  with a copy to:

    Proskauer Rose LLP
    1585 Broadway
    New York, N.Y. 10036
    Attn: Stephen Rubin, Esq.
    Fax: (212) 969-2900

  if to Seller:

    Edgewater Technology, Inc.
    234 East Millsap Rd.
    Fayetteville, Arkansas 72703
    Attn: Clete T. Brewer
    Gordon Y. Allison, Esq.
    Fax: (501) 973-7909
  with a copy to:

    Cooley Godward LLP
    One Freedom Square
    Reston Town Center
    11951 Freedom Drive
    Reston, VA 20190-5601
    Attn: Brian J. Lynch, Esq.
    Charles T. Haag, Esq.
    Fax: (703) 456-8100

   12.8 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

   12.9 Assignment. Neither party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other party hereto, which shall not be unreasonably withheld; provided, however, that Seller may, prior to the Closing, assign to any Person its right to receive all or any portion of the amount payable to Seller under Section 1.2.

   12.10 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Company) other than the parties hereto and the Persons (in addition to the parties hereto) that may be entitled to indemnification pursuant to Section 10 of this Agreement.

   12.11 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

   12.12 Entire Agreement. This Agreement, and the Confidentiality Agreement set forth the entire understanding of Purchaser and Seller and supersede all other agreements and understandings between Purchaser and Seller relating to the subject matter hereof and thereof. Regardless of any termination of this Agreement or any closing of the transactions contemplated by this Agreement, the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.

   12.13 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

   12.14 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of both Purchaser and Seller.

   12.15 Interpretation of Agreement.

     (a) Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

     (b) Whenever required by the context hereof, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words "without limitation."

     (d) References herein to "Sections," "Exhibits," and "Schedules" are intended to refer to Sections of and Exhibits and Schedules to this Agreement.

   Purchaser and Seller have caused this Stock Purchase Agreement to be executed as of the date first written above.

                                          Cross Country TravCorps, Inc.

                                          By /s/ Joseph A. Boshart
                                            -----------------------------------
                                                     Joseph A. Boshart
                                               President and Chief Executive
                                                          Officer

                                          Edgewater Technology, Inc.

                                          By /s/ Clete T. Brewer
                                            -----------------------------------
                                                      Clete T. Brewer
                                               Chairman and Chief Executive
                                                          Officer

                                  EXHIBIT A TO
                            STOCK PURCHASE AGREEMENT

                                 Defined Terms

   For purposes of this Agreement (including the Schedules thereto):

   "Acquired Companies" shall have the meaning specified in the recitals to this Agreement.

   "Acquired Stock" shall have the meaning specified in the recitals to this Agreement.

   "Adjusted Net Working Capital" means the Net Working Capital minus any amount of the accounts receivable line item listed on the Closing Date Balance Sheet that remains unpaid on the Realization Date.

   "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

   "Agreement" means this Stock Purchase Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

   "Allocable Amount" shall have the meaning specified in Section 10.3(j)(ii).

   "Associates" of a Person shall include:

     (a) such Person's Affiliates, directors, officers, employees, agents, attorneys, accountants and representatives; and

     (b) all directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

   "Business" shall have the meaning set forth in Section 11.1(a).

   "Benefit Plans" shall have the meaning set forth in Section 3.13(a).

   "Board of Mediators" shall have the meaning set forth in Section
10.2(f)(iii).

   "Capital Stock" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right to acquire any of the foregoing.

   "Claim Notice" means written notification pursuant to Section 10.2(f) of a Third Party Claim as to which indemnity under Section 10.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against Seller under Section 10.2, together with the amount or, if not then reasonably ascertainable, the estimated amount determined in good faith, of such Third Party Claim.

   "Closing" shall have the meaning set forth in Section 2.1.

   "Closing Date" shall mean the time and date as of which the Closing actually takes place.

   "Closing Date Balance Sheet" means an unaudited combined balance sheet for the Acquired Companies as of the close of business on the Closing Date (determined on a pro forma basis as though the parties had not

                                     A-A-1
consummated the transactions contemplated by this Agreement) prepared in accordance with and applied on a basis consistent with the Latest Balance Sheet (subject to the same types of adjustments, including cutoff adjustments, as reflected in the Latest Balance Sheet, as well as being subject to the same inclusions, exclusions and exceptions set forth on the Financial Statements Schedule); provided, however, that the allowance for doubtful accounts amount in the Closing Date Balance Sheet shall be the same amount as that set forth in the Latest Balance Sheet.

   "Closing Transactions" shall have the meaning set forth in Section 2.2.

   "COBRA" shall have the meaning set forth in Section 3.13(a).

   "Code" means the United States Internal Revenue Code of 1986, as amended.

   "Confidential Information" shall have the meaning set forth in Section 11.2.

   "Confidentiality Agreement" shall have the meaning set forth in Section
5.7(a).

   "Contest" shall have the meaning specified in Section 10.3(j).

   "Damages" shall mean out-of-pocket losses, out-of-pocket costs, including reasonable attorney fees for which an Indemnified Party shall have the right to receive reimbursement pursuant to Section 10 hereof, and out-of-pocket damages, excluding in each case lost profits, incidental, or special and consequential damages; provided, however, that for purposes of computing the amount of Damages incurred by any Person, there shall be deducted:

     (a) in the case of an Acquired Company, an amount equal to the amount of any Tax benefit actually realized by such Acquired Company in connection with such Damages or the circumstances giving rise thereto; and

     (b) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by such Person or any of such Person's Affiliates in connection with such Damages or the circumstances giving rise thereto.

   "Deductible Amount" shall have the meaning specified in Section 10.2(b).

   "Definitive Competing Agreement" shall have the meaning specified in Section 9.1(h).

   "Determination Date" has the meaning set forth in Section 1.4(b).

   "DGCL" shall mean the General Corporation Law of the State of Delaware, as amended.

   "Disclosure Schedule" shall have the meaning set forth in Section 3.

   "Dispute Notice" means written notification during the Dispute Period to an Indemnified Party stating that Seller disputes its liability under Section 10.2 to such Indemnified Party with respect to the Indemnified Party's Claim Notice or Indemnity Notice.

   "Dispute Period" means the period ending 30 calendar days following receipt by Seller of either a Claim Notice or an Indemnity Notice.

   "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, interference, proxy, option, right of first refusal, preemptive right, community property interest, impediment, limitation, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

                                     A-A-2

   "Environmental and Safety Requirements" means all federal, state, local and foreign statutes, regulations, rules, codes, judgments, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

   "ERISA" shall have the meaning set forth in Section 3.13(a).

   "ERISA Affiliate" shall have the meaning set forth in Section 3.13(a).

   "E-Services" shall have the meaning set forth in Section 11.1(a).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

   "Financial Statements" shall have the meaning set forth in Section 3.5.

   "GAAP" means, at any given time, generally accepted accounting principles of the United States, consistently applied.

   "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

   "Indemnity Notice" means written notification pursuant to Section 10.2 of a claim for indemnity under Section 10.2 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

   "Independent Accounting Firm" has the meaning set forth in Section 1.4(b).

   "Initial Net Working Capital" means $2,797,776, which is the amount equal to the difference of (x) the sum of the amounts from the Latest Balance Sheet of the following current asset accounts of the Acquired Companies: (A) cash accounts (which includes only payroll checks and accounts payable checks), (B) cash clearing (which includes only payments against accounts receivable), (C) restricted cash, (D) accounts receivable, (E) prepaid expenses, and (F) other current assets, minus (y) the sum of the amounts from the Latest Balance Sheet of the following current liability accounts of the Acquired Companies: (A) payroll and related liabilities, (B) accounts payable and (C) other accrued liabilities.

   "Insider" means, (i) any executive officer or director of Seller, any of the Acquired Companies, or any Affiliate of Seller (ii) any stockholder owning beneficially 5% or more of the Capital Stock of Seller (excluding any Person not otherwise referenced in clauses (i), (iii) or (iv) hereof that has filed, with respect to Seller, a beneficial ownership report on Schedule 13G under the Exchange Act), (iii) any partner of Seller or any of the Acquired Companies, or
(iv) any Affiliate of Seller or any of the Acquired Companies, any spouse or descendant (natural or adopted) of any such individual, or any entity in which any such Person owns a controlling interest.

   "ISRA" shall have the meaning set forth in Section 7.7.

   "Knowledge" and terms of similar import mean, with respect to a Person, the actual knowledge of such individual, or if the Person is a corporation, the actual knowledge of the executive officers and directors of such Person (and in the case of Seller the directors and executive officers of the Acquired Companies) with respect to the particular matter in question.

                                     A-A-3

   "Latest Balance Sheet" shall have the meaning set forth in Section 3.5.

   "Leases" has the meaning set forth in Section 3.20.

   "Licenses" means all permits, licenses, franchises, certificates, approvals and other authorizations of third parties or foreign, federal, state or local governments or other similar rights.

   "Liens" means, except with respect to any and all Permitted Encumbrances, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against Seller or any Affiliate, any filing or agreement to file a financing statement as debtor under the UCC or any similar statute other than to reflect ownership by a third party of property leased to any of the Acquired Companies under a lease which is not in the nature of a conditional sale or title retention agreement.

   "Material Adverse Change" or "Material Adverse Effect" means any material adverse effect on, or change in, the Business, financial condition or results of operations of the Acquired Companies, taken as a whole, other than any such effect directly arising out of or directly resulting from conditions affecting the permanent placement and temporary staffing of clinical trials support services personnel industry.

   "Matter" shall mean any claim, demand, dispute, action, suit, examination, audit, proceeding, investigation, inquiry or other similar matter.

   "Net Working Capital" means the amount equal to the difference of (x) the sum of the amounts from the Closing Date Balance Sheet of the following current asset accounts of the Acquired Companies: (A) cash accounts (which includes only payroll checks and accounts payable checks), (B) cash clearing (which includes only payments against accounts receivable), (C) restricted cash, (D) accounts receivable, (E) prepaid expenses, and (F) other current assets, minus
(y) the sum of the amounts from the Closing Date Balance Sheet of the following current liability accounts of the Acquired Companies: (A) payroll and related liabilities, (B) accounts payable and (C) other accrued liabilities.

   "Net Working Capital Adjustment" means the positive or negative difference of: (x) the Initial Net Working Capital minus (y) the Adjusted Net Working Capital.

   "Non-acquired Subsidiaries" shall have the meaning set forth in Section 10.3(j)(i).

   "Ordinary Course of Business" means the ordinary course of any of the Acquired Companies' businesses, in each case consistent with past practice.

   "Participant" shall have the meaning set forth in Section 11.4.

   "Permitted Encumbrances" shall mean: (A) statutory liens for current taxes or other governmental charges with respect to such property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which reserves are included in the Financial Statements;
(B) mechanics, carriers, workers, repairers and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over such property which are not violated by the current use and operation of such property; and (D) covenants, conditions, restrictions, easements and other matters of record affecting title to such property which do not unreasonably interfere with the current use, occupancy, or value, or the marketability of title, of such property; (E) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money; (F) pledges or deposits in connection with or to secure workmen's compensation, unemployment insurance pension or other employee benefits; (G) any Lien renewing, extending or refunding any Lien permitted hereunder; and (H) Liens and imperfections of title the existence of which would not

                                     A-A-4
materially affect the use of the property subject thereto, consistent with past practice and (I) encumbrances arising out of any restriction on the receipt of income derived from any asset or on the possession or use of any asset, in either case resulting from the failure to obtain the consent of a third party in respect of the assignment of or conveyance of rights under any contract, lease or agreement of the Acquired Companies in connection with the transaction contemplated by this Agreement.

   "Person" shall mean any individual, corporation, association, general partnership, limited partnership, venture, trust, association, firm, organization, company, business, entity, union, society, government (or political subdivision thereof) or governmental agency, authority or instrumentality.

   "Proprietary Rights" means the following matters solely related to the business of the Acquired Companies only: (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) Internet domain names and web sites, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), and (vii) license agreements related thereto.

   "Proxy Clearance" shall have the meaning set forth in Section 5.6(a).

   "Proxy Statement" shall have the meaning specified in Section 3.4.

   "Purchase Price" shall have the meaning specified in Section 1.2.

   "Purchaser" shall mean Cross Country TravCorps, Inc., a Delaware
Corporation.

   "Purchaser 401(k) Plan" shall have the meaning specified in Section 11.4.

   "Realization Date" shall have the meaning set forth in Section 1.4(a).

   "Required Approvals" shall have the meaning specified in Section 7.4.

   "Resolution Period" means the period ending thirty (30) calendar days following receipt by an Indemnified Party of a Dispute Notice.

   "Rights Agreement" means the Rights Agreement, dated as of July 21, 2000, between Seller and Equiserve Trust Company, N.A., as Rights Agent.

   "Seller" shall mean Edgewater Technology, Inc., a Delaware corporation.

   "SEC" means the Securities and Exchange Commission of the United States.

   "Section 338(h)(10) Elections" shall have the meaning specified in Section 10.3(j)(i).

   "Section 338 Forms" shall have the meaning specified in Section 10.3(j)(i).

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

   "Stockholder Vote Condition" shall have the meaning set forth in Section
3.2.

                                     A-A-5

   "Stockholders Meeting" shall mean the meeting (and any adjournments or postponements thereof) of the stockholders of Seller convened to consider and vote upon the subject matter necessary to satisfy the Stockholder Vote Condition in accordance with DGCL.

   "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

   "Superior Proposal" shall have the meaning set forth in Section 5.7(b).

   "Takeover Proposal" shall have the meaning set forth in Section 5.7(b).

   "Takeover Proposal Interest" shall have the meaning set forth in Section 5.7(a).

   "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

   "Taxes" means any federal, state, local, or foreign income, gross receipts, sales, use, employment, unemployment, franchise, profits, property or other taxes, stamp taxes and duties, assessments or charges of any kind whatsoever (whether direct or withholding taxes), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, and together with out-of-pocket expenses associated with the reasonable attorney fees for which Purchaser or the Acquired Companies shall have the right to receive reimbursement pursuant to
Section 10 hereof.

   "Terminated Employees" shall mean the employees identified in Section 5.3.

   "Terminating Purchaser Breach" shall have the meaning set forth in Section 9.1(f).

   "Terminating Seller Breach" shall have the meaning set forth in Section
9.1(e).

   "Third Party Claim" shall have the meaning set forth in Section 10.2(f)(i).

   "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

   "Treasury Regulations" means the United States Treasury Regulations promulgated pursuant to the Code.

   "UCC" means the Uniform Commercial Code.

   "WARN" shall have the meaning set forth in Section 3.12.

                                     A-A-6

                                                                      Appendix B

December 15, 2000

Board of Directors
Edgewater Technology, Inc.
302 East Milsap Road
Fayetteville, AR 72703

Dear Sirs:

   You have asked us to advise you with respect to the fairness to Edgewater Technology, Inc. (the "Company") from a financial point of view of the Consideration (as defined below) to be received by the Company pursuant to the terms of the Stock Purchase Agreement, dated as of December 15, 2000 (the "Acquisition Agreement") between the Company and Cross Country Travcorps, Inc. (the "Acquiror"). The Acquisition Agreement provides for the sale (the "Sale") of all the outstanding capital stock of ClinForce, Inc. and CFRC, Inc. (collectively the "ClinForce Companies") to the Acquiror in exchange for, subject to certain post-closing adjustments, $31,000,000 in cash (the "Consideration").

   In arriving at our opinion, we have reviewed certain business and financial information relating to the ClinForce Companies, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the managements of the Company and the ClinForce Companies and have met with the Company's and the ClinForce Companies' managements to discuss the business and prospects of the ClinForce Companies.

   We have also considered certain financial data of the ClinForce Companies and we have compared those data with similar data for publicly held companies in businesses similar to the ClinForce Companies and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

   In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and the ClinForce Companies' managements as to the future financial performance of the ClinForce Companies.

   You have informed us, and we have assumed, that the Acquiror will make valid
Section 338 Elections (as defined in the Acquisition Agreement) with respect to the Sale. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the ClinForce Companies, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of the ClinForce Companies and held discussions with parties that expressed an interest in acquiring the ClinForce Companies prior to the date hereof.

   We have acted as financial advisor to the Company in connection with the Sale and certain other transactions in connection with the related restructuring of the Company and have received, and expect to receive, fees in connection therewith, a portion of which will be payable upon consummation of the Sale. We will also receive a fee for rendering this opinion.

   In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

   It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Sale and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act on any matter relating to the Sale or any aspect of the related restructuring of the Company.

   Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the Company pursuant to the Sale is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          CREDIT SUISSE FIRST BOSTON
                                           CORPORATION

                                             /s/ Credit Suisse First Boston
                                                      Corporation
                                        By: ____________________________________

Proxy

                           EDGEWATER TECHNOLOGY, INC.

                                --------------

                   Proxy Solicited By The Board Of Directors
                    For the Special Meeting of Stockholders
                          To be held on March 14, 2001

  The undersigned hereby appoints Clete T. Brewer, Terry C. Bellora and Gordon
Y. Allison, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Edgewater Technology, Inc., which the undersigned may be entitled to vote at the Special Meeting of Stockholders of Edgewater Technology, Inc. to be held at The McLean Hilton, McLean Virginia on March 14, 2001 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

  The undersigned hereby directs and authorizes said proxies, and each of them, or their substitutes, to vote as specified below with respect to the proposal listed in the paragraph on the reverse side, or if no specification is made, to vote in favor thereof.

  Unless a contrary direction is indicated, this proxy will be voted for the Proposal, as more specifically described in the proxy statement. if specific instructions are indicated, this proxy will be voted in accordance therewith.

  The undersigned hereby acknowledges receipt of: (1) Notice of Special Meeting of Stockholders of the Company, and (2) accompanying proxy statement.

                          (continued on reverse side)

Please mark your votes as indicated in [X] this example

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.

                                              FOR   AGAINST   ABSTAIN
1. To approve the Stock Purchase              [_]      [_]      [_]
Agreement, dated as of
December 15, 2000 and the
transactions contemplated
thereunder, as described in
greater detail in the accompanying
proxy statement, involving the
sale by Edgewater Technology, Inc.
of ClinForce, Inc. and CFRC, Inc.
to Cross Country TravCorps, Inc.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY. Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

This Proxy, when properly executed, will be voted in accordance with the directions given by the undersigned stockholder(s). If no direction is made, it will be voted FOR the Proposal above. The proxies will vote as they deem advisable on such other matters as may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Dated:               ,2001
_____________________________________
_____________________________________
Signature(s)